UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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AMEDISYS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

(225) 292-2031 or (800) 467-2662

e-mail: investor@amedisys.com

April 30, 2015

Dear Fellow Stockholder:

You are cordially invited to our 2015 Annual Meeting of Stockholders on Thursday, June 4, 2015 at 12:00 p.m., Central Daylight Savings Time, at our corporate office, 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816. We look forward to updating you on new developments at Amedisys.

It is important that your shares be represented at the Annual Meeting. We hope you will come to the Annual Meeting in person, but whether you do, and regardless of the number of shares you own, please vote your shares by (i) accessing the Internet website specified on your proxy card; (ii) calling the toll-free number specified on your proxy card; or (iii) marking, signing and returning the enclosed proxy card in the envelope provided (which is postage prepaid if mailed in the United States) in order to ensure your representation at the meeting.

Matters to be covered at the meeting are explained in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Amedisys is a leading health care at home company delivering personalized home health and hospice care to more than 355,000 patients each year. More than 2,200 hospitals and 61,900 physicians nationwide have chosen Amedisys as a partner in post-acute care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based recovery and rehabilitation after an operation or injury, care focused on empowering them to manage a chronic disease, palliative care for those with a terminal illness, or hospice care at the end of life. Amedisys also has the industry’s first-ever nationwide Care Transitions program, designed to reduce unnecessary hospital readmissions through patient and caregiver health coaching and care coordination, which starts in the hospital and continues throughout completion of the patient’s home health plan of care.

I look forward to sharing our strategic plans for 2015 with you during our Annual Meeting. I, along with the entire Board of Directors, want to take this opportunity to thank Peter Ricchiuti, who is retiring from our Board of Directors effective as of the date of the Annual Meeting, for his years of service to Amedisys.

Sincerely,

Paul B. Kusserow
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 4, 2015: The Proxy Statement and 2014 Annual Report to Stockholders are available at www.proxyvote.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 4, 2015
Time:	12:00 p.m., Central Daylight Savings Time
Place:	Amedisys, Inc. Corporate Headquarters, 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816

Proposals:

1.	To elect the seven director nominees identified in the accompanying Proxy Statement to the Board of Directors of Amedisys, Inc. (the “Company”), each to serve a one-year term expiring at the latter of the 2016 Annual Meeting of the Company’s stockholders or upon his or her successor being elected and qualified.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015.

3.	To approve an amendment to the Company’s 2008 Omnibus Incentive Compensation Plan that would increase the number of shares of common stock authorized for issuance under the plan from 3,962,459 shares to 5,462,459 shares.

4.	To approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers (“say-on-pay” vote).

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who can vote:	Stockholders of record at the close of business on April 10, 2015 (the “Record Date”).

How you can vote:	You may vote your proxy by (i) accessing the Internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card; or (iii) marking, signing and returning the enclosed proxy card in the envelope provided. Stockholders who received their proxy card through an intermediary (such as a broker or bank) must deliver it in accordance with the instructions given by such intermediary.

Who may attend:	Any stockholder of record as of the Record Date may attend the meeting. Upon arrival to the meeting, you will be required to register and present government-issued photo identification, such as your driver’s license, state identification card or passport. If your shares are registered in the name of a bank, brokerage firm or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the Record Date.

BY ORDER OF THE BOARD OF DIRECTORS

Donald A. Washburn Non-Executive Chairman of the Board of Directors

April 30, 2015

YOUR VOTE IS IMPORTANT

Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated.

If you hold shares of common stock through a broker, bank or other nominee, your broker, bank or other nominee will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, your brokerage firm, bank or other nominee can only vote your shares on certain limited matters. It is important that you provide voting instructions because brokers, banks and other nominees no longer have the authority to vote your shares for the election of directors without instructions from you.

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT AND THE ANNUAL MEETING	1
EXECUTIVE OFFICERS	8
PROPOSAL 1—ELECTION OF DIRECTORS	9
CORPORATE GOVERNANCE	14
CODE OF ETHICAL BUSINESS CONDUCT	20
CORPORATE GOVERNANCE GUIDELINES AND REVIEW AND CONSIDERATION OF CORPORATE GOVERNANCE PRACTICES	20
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT	20
PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
REPORT OF THE AUDIT COMMITTEE	21
FEES PAID TO AUDITORS	24
STOCK OWNERSHIP	25
EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2014	30
PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2008 OMNIBUS INCENTIVE COMPENSATION PLAN INCREASING THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN	30
PROPOSAL 4—ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” VOTE)	41
COMPENSATION DISCUSSION AND ANALYSIS	46
REPORT OF THE COMPENSATION COMMITTEE	61
2014 SUMMARY COMPENSATION TABLE	62
2014 GRANTS OF PLAN-BASED AWARDS	64
OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR END	66
VESTING SCHEDULE—OUTSTANDING EQUITY AWARDS	67
2014 OPTION EXERCISES AND STOCK VESTED	68
2014 NONQUALIFIED DEFERRED COMPENSATION	69
NAMED EXECUTIVE OFFICER EMPLOYMENT AGREEMENT PROVISIONS: POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	70
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	78
DIRECTOR COMPENSATION	80
CERTAIN TRANSACTIONS	82
OTHER MATTERS	82

5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

PROXY STATEMENT

Annual Meeting of Stockholders of the Company to be held on June 4, 2015

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

AND THE ANNUAL MEETING

Q:	What is this document?

A:	This document is the Proxy Statement of Amedisys, Inc. that is being furnished to stockholders in connection with our Annual Meeting of stockholders to be held on Thursday, June 4, 2015 at 12:00 p.m. Central Daylight Savings Time (the “Meeting”). A proxy card is also being furnished with this document.

We have tried to make this document simple and easy to understand. The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English,” and we will always try to communicate with you clearly and effectively. We will refer to Amedisys, Inc. throughout as “we,” “us,” the “Company” or “Amedisys.”

Q:	Why am I receiving these materials?

A:	You are receiving this document because you were one of our stockholders on April 10, 2015, the record date for the Meeting. We are sending this Proxy Statement and a proxy card to you in order to solicit your proxy (i.e., your permission) to vote your shares of Amedisys stock upon certain matters at the Annual Meeting. We are required by law to convene an annual meeting of our stockholders at which directors are elected. Because our shares are widely held, it would be impractical, if not impossible, for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our stockholders. We began mailing this Proxy Statement and the accompanying proxy on or about April 30, 2015.

Q:	Who may vote at the Meeting?

A:	We have fixed the close of business on April 10, 2015, as the record date for determining who is entitled to vote at the Meeting. As of that date, there were 33,643,863 shares of our common stock outstanding and entitled to be voted at the Meeting. You may cast one vote for each share of common stock held by you on April 10, 2015 on all matters presented at the Meeting.

Q:	What proposals will be voted on at the Meeting?

A:	There are four proposals to be considered and voted on at the Meeting:

(1)	To elect the seven director nominees identified in this Proxy Statement to our Board of Directors, each to serve a one-year term expiring at the latter of the 2016 Annual Meeting of Stockholders or upon his or her successor being elected and qualified;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2015;

(3)	To approve an amendment to the Company’s 2008 Omnibus Incentive Compensation Plan that would increase the number of shares of common stock authorized for issuance under the plan from 3,962,459 shares to 5,462,459 shares.

(4)	To approve, on an advisory (non-binding) basis, the compensation paid to our Named Executive Officers (“say-on-pay” vote).

We will also consider other business that properly comes before the Meeting in accordance with Delaware law and our Bylaws.

Q:	What are my choices when voting on the election of the seven director nominees identified in this Proxy Statement, and what vote is needed to elect directors to the Board of Directors?

A:	In regards to the vote on the election of the seven director nominees identified in this Proxy Statement to serve until the 2016 Annual Meeting of Stockholders or upon his or her successor being elected and qualified, stockholders may:

•	vote in favor of all director nominees;

•	vote in favor of specific director nominees; or

•	vote against all director nominees.

Directors are elected by a plurality of the votes cast at the Meeting. As a result, the seven directors receiving the highest number of “FOR” votes will be elected as directors. For additional information, please see the discussion beginning on page 9 of this Proxy Statement.

Q:	What are my choices when voting on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015, and what vote is needed to ratify their appointment?

A:	In regards to the vote on the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2015. For additional information, please see the discussion beginning on page 21 of this Proxy Statement.

Q:	What are my choices when voting on the proposal to amend the Company’s 2008 Omnibus Incentive Compensation Plan to would increase the number of shares of common stock authorized for issuance under the plan from 3,962,459 shares to 5,462,459 shares, and what vote is needed to approve the amendment?

A:	In regards to the proposal to amend the Company’s 2008 Omnibus Incentive Compensation Plan that would increase the number of shares of common stock authorized for issuance under the plan from 3,962,459 shares to 5,462,459 shares, stockholders may:

•	vote in favor of the proposed amendment;

•	vote against the proposed amendment; or

•	abstain from voting on the proposed amendment.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve the proposal to amend the Company’s 2008 Omnibus Incentive Compensation Plan that would increase the number of shares of common stock authorized for issuance under the plan from 3,962,459 shares to 5,462,459 shares. For additional information, please see the discussion beginning on page 30 of this Proxy Statement.

Q:	What are my choices when voting on the advisory (non-binding) proposal regarding the compensation paid to the Company’s Named Executive Officers (“say-on-pay”), and what vote is needed to approve the advisory say-on-pay proposal?

A:	In regards to the advisory (non-binding) proposal on the compensation paid to our Named Executive Officers, stockholders may:

•	vote in favor of the advisory say-on-pay proposal;

•	vote against the advisory say-on-pay proposal; or

•	abstain from voting on the advisory say-on-pay proposal.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve, on an advisory basis, the say-on-pay vote. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions. For additional information, please see the discussion beginning on page 41 of this Proxy Statement.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	Please see the information included in this Proxy Statement relating to the proposals to be considered and voted on at the Meeting. Our Board of Directors unanimously recommends that you vote:

•	“FOR” each of the seven nominees to our Board of Directors identified in this Proxy Statement;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2015;

•

“FOR” the proposal to amend the Company’s 2008 Omnibus Incentive Compensation Plan that would increase the number of shares of common stock authorized for issuance under the plan from 3,962,459 shares to 5,462,459 shares; and

•	“FOR” the advisory (non-binding) proposal regarding the compensation paid to our Named Executive Officers (“say-on-pay”).

Q:	What information is available on the Internet?

A:	A copy of this Proxy Statement and our 2014 Annual Report to Stockholders is available for download free-of-charge at www.proxyvote.com.

Our Company website address is www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding our Company is routinely posted on and accessible on the Investor Relations subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We also use our website to expedite public access to time-critical information regarding our Company in advance of or in lieu of distributing a press release or a filing with the SEC disclosing the same information. Therefore, investors should look to the Investor Relations subpage of our website for important and time-critical information. Visitors to our website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations subpage of our website.

In addition, we make available on the Investor Relations subpage of our website (under the link “SEC Filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct, our Corporate Governance Guidelines and the charters for the Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees of our Board of Directors are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Q:	What constitutes a quorum?

A:	The presence in person or by proxy of holders of a majority of our common stock is needed for a quorum at the Meeting.

Q:	What are “broker votes” and “broker non-votes?”

A:	On certain “routine” matters, brokerage firms have discretionary authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions (referred to as a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the Meeting and in determining the number of shares voted “FOR” or “AGAINST” the routine matter. For purposes of the Meeting, the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2015 is considered a “routine” matter.

Under applicable stock exchange rules: (i) the election of directors; (ii) the proposal to amend our 2008 Omnibus Incentive Compensation Plan to increase the number of shares authorized for issuance under the plan from 3,962,459 shares to 5,462,459 shares; and (iii) the advisory (non-binding) vote on the compensation of our Named Executive Officers (“say-on-pay” vote) are considered “non-routine” matters for which brokerage firms do not have discretionary authority to vote their customers’ shares if their customers did not provide voting instructions. Therefore, for purposes of the Meeting, if you hold your stock through a brokerage account, your brokerage firm may not vote your shares on your behalf on (i) the election of directors; (ii) the proposal to amend our 2008 Omnibus Incentive Compensation Plan to increase the number of shares authorized for issuance under the plan from 3,962,459 shares to 5,462,459 shares; and (iii) on the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say-on-pay”) without receiving instructions from you. When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these situations are referred to as “broker non-votes.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

We encourage you to provide instructions to your brokerage firm, bank or other nominee by voting your proxy. This action ensures your shares will be voted at the Meeting on all matters up for consideration.

Q:	What if I abstain from voting?

A:

You have the option to “ABSTAIN” from voting with respect to (i) the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015; (ii) the proposal to amend our 2008 Omnibus Incentive Compensation Plan to increase the number of shares authorized for issuance under the plan from 3,962,459 shares to 5,462,459 shares; and

(iii) the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say-on-pay”). Abstentions with respect to these proposals are counted for purposes of establishing a quorum. If a quorum is present, abstentions will have the same effect as a vote against the proposal.

Q:	How will my shares be voted if I return my proxy card? What if I return my proxy card but do not provide voting instructions?

A:	Our Board of Directors has named Paul B. Kusserow, our President and Chief Executive Officer, and Ronald A. LaBorde, our Vice Chairman and Chief Financial Officer, as official proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the Meeting as you direct.

IF YOU SIGN AND RETURN YOUR PROXY CARD BUT GIVE NO DIRECTION, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE PERSONS NAMED HEREIN AS DIRECTORS; “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015; “FOR” THE PROPOSAL TO AMEND OUR 2008 OMNIBUS INCENTIVE COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN FROM 3,962,459 SHARES TO 5,462,459 SHARES; AND “FOR” THE PROPOSAL REGARDING AN ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”).

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares. If you are a record holder, this Proxy Statement and the accompanying proxy card are being sent to you directly by Broadridge Financial Solutions, Inc. (formerly ADP). Please carefully consider the information contained in this Proxy Statement and, whether or not you plan to attend the Meeting, please vote by (i) accessing the Internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card or (iii) marking, signing and returning your proxy card promptly so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide to attend the Meeting. If you are a stockholder of record, the method you use to vote will not limit your right to vote at the Meeting if you decide to attend in person. Written ballots will be passed out to any stockholder of record who wants to vote at the Meeting. Please follow the directions on your proxy card carefully.

If, like most of our stockholders, you hold your shares in street name through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and this Proxy Statement is being forwarded to you by your broker, bank or other nominee, together with a voting instruction card. To vote at the Meeting, beneficial owners will need to contact the broker, bank or other nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting.

If you hold shares in the name of a broker, bank or other nominee you may be able to vote those shares by Internet or telephone depending on the voting procedures used by your broker, bank or other nominee, as explained below under the question “How do I vote if my shares are held in “street name” by a broker, bank or other nominee?”

No cumulative voting rights are authorized, and dissenters’ rights and rights of appraisal are not applicable to the matters being voted upon.

Q:	How do I vote if my shares are held in “street name” by a broker, bank or other nominee?

A:

If your shares are held by a broker, bank or other nominee (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your broker, bank or other nominee will send you instructions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program provided through Broadridge Investor Communication Solutions that offers Internet and telephone voting options.

Q:	May I revoke my proxy after I have delivered my proxy?

A:	You may revoke your proxy at any time before the polls close by submitting a subsequent proxy with a later date by using the Internet, by telephone or by mail or by sending our Corporate Secretary a written revocation. Your proxy will also be considered revoked if you attend the Meeting and vote in person. If your shares are held in “street name” by a broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Meeting.

Q:	Who will bear the cost for soliciting votes for the Meeting?

A:	We will bear the cost of soliciting proxies. In addition to the use of mail, our directors, officers and non-officer employees may solicit proxies in person or by telephone or other means. These persons will not be compensated for the solicitation but may be reimbursed for out-of-pocket expenses. We have also made arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward this material to the beneficial owners of our common stock, and we will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who will count the votes?

A:	We have hired a third party, Broadridge Financial Solutions, Inc., to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy at the Meeting.

Q:	Where can I find voting results of the Meeting?

A:	We will announce preliminary voting results at the Meeting and publish final results on a current report on Form 8-K that we expect to file with the SEC within four business days after the Meeting (a copy of which will be available on the “Investors” subpage of our website, www.amedisys.com, under the link “SEC Filings”). If our final voting results are not available within four business days after the meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

Q:	May I propose actions for consideration at the next Annual Meeting of Stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Other Matters” for more details.

Q:	Whom should I contact with questions about the Meeting?

A:	If you have any questions about this Proxy Statement or the Meeting, please contact Celeste R. Peiffer, our Vice President of Legal and Corporate Secretary, at 5959 S. Sherwood Forest Blvd, Baton Rouge, Louisiana 70816 or by telephone at (225) 292-2031 or (800) 467-2662.

Q:	What does it mean if I get more than one proxy form?

A:	You will receive a proxy form for each account that you have. Please vote proxies for all accounts to ensure that all your shares are voted. You may consolidate multiple accounts through our transfer agent, American Stock Transfer & Trust Company, LLC, online at www.amstock.com or by calling (800) 937-5449.

Q:	Will a list of stockholders entitled to vote at the meeting be available?

A:	In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at our corporate headquarters on June 4, 2015, and will be accessible for ten days prior to the meeting between the hours of 9:00 a.m. and 5:00 p.m. at our corporate headquarters.

EXECUTIVE OFFICERS

The following table presents information with respect to our executive officers as of April 30, 2015:

Name	Age	Title
Paul B. Kusserow	53	President and Chief Executive Officer
Ronald A. LaBorde	58	Vice Chairman and Chief Financial Officer
Jeffrey D. Jeter	43	Chief Compliance Officer

Paul B. Kusserow is our President and Chief Executive Officer (since December 2014) and has been a member of our Board of Directors since joining our Company in December 2014. Additional information regarding Mr. Kusserow is provided below under “Proposal 1—Election of Directors—Nominees.”

Ronald A. LaBorde is our Vice Chairman (since December 2014) and Chief Financial Officer (since April 2015) and has been a member of our Board of Directors since 1997. He previously served as our President and Interim Chief Executive Officer from February 2014 until his appointment as Vice Chairman in December 2014. He was our President and Chief Financial Officer from January 2012 until his appointment as President and Interim Chief Executive Officer. He served as our Lead Director from February 2003 until his employment with the Company in November 2011. Additional information regarding Mr. LaBorde is provided below under “Proposal 1—Election of Directors—Nominees.”

Jeffrey D. Jeter has served as our Chief Compliance Officer since March 2004. From April 2001 to March 2004, he served as our Vice President of Compliance/Corporate Counsel. Prior to joining our Company, he served as an Assistant Attorney General for the Louisiana Department of Justice beginning in 1996, where he prosecuted health care fraud and nursing home abuse.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Our Bylaws provide that the number of directors will be determined by our Board of Directors. As set by our Board, the maximum number of directors is currently eight persons. Peter F. Ricchiuti is retiring from our Board effective as of June 4, 2015, the date of the Meeting. Effective as of the beginning of the meeting, our Board has approved reducing the number of directors on our Board to a maximum of seven persons. The Board has nominated the seven persons named below for election at the Meeting.

All of the nominees currently serve as directors. Each person elected will serve until the next Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Although our Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises before the Meeting, the persons named as official proxy holders in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by our Board of Directors.

Our Board of Directors maintains a Nominating and Corporate Governance Committee to recommend to our Board of Directors all director nominees. Stockholders who wish to recommend a person for consideration as a director nominee should follow the procedures described below under the heading “Stockholder Recommendation of Nominees.” Our Board of Directors selected the nominees for election at the Meeting upon the unanimous recommendation of the members of the Nominating and Corporate Governance Committee.

Board Member Qualifications; Diversity

Nominees for election to our Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to our stockholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance. Specifically, as set forth in our Corporate Governance Guidelines, nominees for election to our Board of Directors should possess the highest personal and professional ethics, integrity and values. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must develop an understanding of our Company’s business and have a willingness to devote adequate time to carrying out their duties. The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In identifying candidates for membership on our Board of Directors, the Nominating and Corporate Governance Committee takes into consideration a number of factors, including: (i) relevant career experience, relevant technical skills, industry knowledge and experience and financial expertise; (ii) individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and the ability to work collegially; and (iii) the extent to which the candidate would fulfill a present need on our Board of Directors. For each of the nominees to our Board of Directors, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee in concluding that the nominee should serve as a director.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise and regularly monitors the mix of skills, experience and background of our directors to assure that the Board has the necessary composition to effectively perform its oversight function. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates who may come to the attention of the Committee through current Board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the Nominating and Corporate Governance Committee, regardless of who recommended such candidate and regardless of whether such candidate is recommended by a stockholder, is considered on the basis of the criteria set forth above. The Nominating and Corporate Governance Committee typically evaluates each prospective candidate’s background and qualifications. In addition, one or more of the Committee members or the other Board members interviews each prospective candidate. After completing the evaluation, prospective candidates are recommended to the full Board by the Nominating and Corporate Governance Committee, with the full Board selecting the candidates to be nominated for election by the stockholders or to be appointed by the Board to fill a vacancy.

Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Corporate Governance Committee and the Board in determining that the nominee should serve as a director appear below.

Director Nominees—Biographical Information

Name	Age	Served as a Director Since
Linda J. Hall	66	2013
Paul B. Kusserow	53	2014
Ronald A. LaBorde	58	1997
Jake L. Netterville	77	1997
Bruce D. Perkins	61	2015
Donald A. Washburn	70	2004
Nathaniel M. Zilkha	39	2014

Linda J. Hall. Ms. Hall is the Entrepreneur-in-Residence at the Carlson School of Business at the University of Minnesota. Previously, Ms. Hall served as the Chief Executive Officer of MinuteClinic (which was sold to CVS Pharmacy in 2006), the Chief Executive Officer of Accurate Home Care (a home healthcare company serving chronically ill pediatric patients) and as an interim executive at UnitedHealth Group, leading their corporate social responsibility initiative for AARP. In addition, Ms. Hall’s past management experience includes serving as President of Ceridian Performance Partners and Vice President of Honeywell’s Worldwide Consumer Business Group. Ms. Hall’s past public sector board experience includes membership on the board of the 9th District Federal Reserve Bank, serving as its Chair for the last two years of her term. Ms. Hall has substantial public company board experience. She currently serves on the board of directors of Investors Real Estate Trust, a diversified real estate investment trust which includes healthcare investments. Previously, she served on the boards of Health Fitness Corporation, August Technology and MTS Systems Corporation. She is also a member of the boards of directors of Ascension Health Ventures (strategic healthcare venture fund), BodyMedia (fitness/health telemonitoring), Laastari/R Clinic. Ltd. (telemedicine and retail health clinics—Sweden and Finland) and PreciouStatus (interface monitoring technology for daycare and hospitals). Ms. Hall is Chair of the Compliance and Ethics Committee of our Board of Directors.

Director Qualifications:

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Extensive Knowledge of the Healthcare Industry—Ms. Hall has over 20 years of experience in the healthcare industry, and has served in executive capacities for multiple healthcare services and benefits companies.

•	Relevant Executive/Management Experience—Ms. Hall has extensive senior management and executive experience both inside and outside of the healthcare industry.

•	Public Company Board Experience—Ms. Hall has outside board experience for over 20 years on multiple public company boards of directors.

Paul B. Kusserow is our President and Chief Executive Officer (since December 2014) and has been a member of our Board of Directors since joining our Company in December 2014. Previously, he was Vice Chairman and President, Development of Alignment Healthcare, Inc., an integrated clinical care company, from June 2014 until December 2014. From December 2013 until June 2014, Mr. Kusserow provided executive advisory services to companies and investors in the healthcare industry. Before that, he served as Senior Vice President, Chief Strategy, Innovations and Corporate Development Officer of Humana, Inc., a healthcare services and benefits company, from February 2009 through August 2013 and remained with Humana, Inc. through December 2013. Prior to joining Humana, Inc., he was Managing Director and Chief Investment Officer of the Ziegler HealthVest Fund, a venture capital fund focused on early to mid-stage investments in healthcare services, healthcare technology and wellness; a co-founder and Managing Director of San Ysidro Capital Partners, L.L.C., an investment advisory and management firm specializing in healthcare services and technology; and Managing Partner of Roaring Mountain, L.L.C., a strategy consulting firm with large clients in healthcare services and technology. Mr. Kusserow began his healthcare career with Tenet Healthcare Corporation, one of the nation’s largest investor-owned healthcare service companies, where he spent seven years, the last four as Senior Vice President, Strategy and Tenet Ventures. He has served on many corporate and advisory boards, and currently serves on the Boards of Directors of Connecture, Inc., New Century Health, Inc., AxelaCare Health Solutions, Inc. and Picwell, Inc. He previously served as the Chairman of the Board of Directors of Availity Inc.

•	Extensive Knowledge of our Company’s Business—Mr. Kusserow has served as our President and Chief Executive Officer since December 2014.

•

Extensive Knowledge of the Healthcare Industry—Mr. Kusserow has over 17 years of experience in the healthcare and healthcare technology industries, and has served in executive capacities for multiple healthcare services and benefits companies.

•	Relevant Executive/Management Experience—Prior to joining our Company, Mr. Kusserow had extensive senior management and executive experience in the healthcare industry.

Ronald A. LaBorde. Mr. LaBorde is our Vice Chairman (since December 2014) and Chief Financial Officer (since April 2015) and has been a member of our Board of Directors since 1997. He previously served as our President and Interim Chief Executive Officer from February 2014 until his appointment as Vice Chairman in December 2014. He was our President and Chief Financial Officer from January 2012 until his appointment as Interim Chief Executive Officer. He served as our Lead Director from February 2003 until his employment with the Company in November 2011. Previously, from July 2008 to November 2011, Mr. LaBorde was the principal executive officer of HR Solutions, LLC, a private company that provides outsourced administration associated with human resources, most recently as its Chief Executive Officer (from September 2010 until November 2011) and as its President (from July 2008 to August 2010). Prior to July 2008, Mr. LaBorde managed personal investments, which included non-public operating companies, and provided management consulting services to various privately-held companies, including HR Solutions, LLC. From 1995 to May 2003, Mr. LaBorde was President and Chief Executive Officer of Piccadilly Cafeterias, Inc., a publicly traded retail restaurant business.

Director Qualifications:

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Extensive Knowledge of the Company’s Business—Mr. LaBorde has been employed by our Company since November 2011 and currently serves as our Vice Chairman and Chief Financial Officer. He has been a member of our Board of Directors for over 17 years and was previously our Lead Director.

•

Relevant Public Company Executive Experience—Mr. LaBorde is a current Executive Officer of our Company and has previously served as President and Chief Executive Officer and Chief Financial Officer of another publicly-traded company.

•

High Level of Financial Literacy—Mr. LaBorde has served as our Chief Financial Officer for over two and one-half years. Prior to his employment with the Company, Mr. LaBorde was designated as one of our “Audit Committee Financial Experts.”

Jake L. Netterville. Mr. Netterville was the Managing Partner of Postlethwaite & Netterville, a professional accounting corporation, from 1977 to 1998 and is currently the Chairman, Emeritus, of its Board of Directors. Mr. Netterville is a certified public accountant, has served as Chairman of the Board of Directors of the American Institute of Certified Public Accountants, Inc. (“AICPA”) and is a permanent member of the AICPA’s Governing Council. Mr. Netterville was appointed Chairman of the Audit Committee of our Board of Directors in February 2003.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Netterville has been a member of our Board of Directors for over 17 years.

•

High Level of Financial Literacy—Mr. Netterville has been a certified public accountant for over 50 years and has been designated as one of our “Audit Committee Financial Experts” on our Audit Committee.

•	Relevant Governance Experience—Mr. Netterville served as Managing Partner of an accounting firm and currently serves as its Chairman, Emeritus.

Bruce D. Perkins. Mr. Perkins, 61 is the Strategic Executive for MCCI Group Holdings, L.L.C., a physician services company based in Miami, Florida (“MCCI Group”). Immediately prior to his January 1, 2015, employment with MCCI Group, Mr. Perkins retired from Humana, Inc. (“Humana”) after a thirty-eight year career, most recently as President of Humana’s Healthcare Services Segment. Once Humana spun off its hospital business, Mr. Perkins served as regional vice president and divisional president for Humana health plans across multiple markets. Mr. Perkins was a member of Humana’s Management Team. In addition to his MCCI Group responsibilities, Mr. Perkins serves as a strategic advisor and executive coach for ChenMed, a Florida based MSO (and is the parent company of JennCare). He also serves on the Advisory Board of the University of Louisville College of Business and previously served as: chairman of the board of MCCI Group Holdings; a board member of Humana Health Plan of Puerto Rico; treasurer of the American Association of PPOs (AAPPO).

Director Qualifications:

•	Extensive Knowledge of the Healthcare Industry—Mr. Perkins has over 38 years of experience in the healthcare industry.

•

Relevant Executive/Leadership Experience—Mr. Perkins worked in multiple financial and operational leadership positions at Humana, including as the Chief Financial Officer, Chief Operating Officer and Chief Executive Officer of Humana’s flagship hospital. In these positions, he had management responsibility over all financial operations and activities of the hospital.

•	Relevant Governance Experience—While employed at Humana, Mr. Perkins was a member of Humana’s Management Team, which develops the company’s strategy and oversees its tactical execution.

Donald A. Washburn. Mr. Washburn, a private investor for over five years, currently serves as a director on the boards of the following publicly traded companies: (i) LaSalle Hotel Properties, a real estate investment trust; (ii) The Greenbrier Companies, Inc., a manufacturer and lessor of rail cars and barges; and (iii) Key Technology, Inc., which designs and manufactures process automation systems for the food processing and industrial markets. He also serves on multiple private company boards. He also is a retired Executive Vice President of Northwest Airlines, Inc. and was the Chairman and President-Northwest Cargo, Inc. Prior to joining Northwest Airlines, Inc., Mr. Washburn was a corporate Senior Vice President of Marriott Corporation, most recently Executive Vice President and general manager of its Courtyard Hotel division. Mr. Washburn was appointed Non-Executive Co-Chairman of our Board of Directors in February 2014. He is also Chairman of the Nominating and Corporate Governance Committee of our Board of Directors. From November 2011 until his appointment as Non-Executive Co-Chairman of our Board of Directors, he served as our independent Lead Director.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Washburn has been a member of our Board of Directors for over 11 years.

•	Public Company Board Experience—Mr. Washburn has outside board experience for over ten years on multiple public company boards of directors.

•	Relevant Executive/Leadership Experience—Mr. Washburn has extensive senior executive experience where he was responsible for developing and managing complex, worldwide business enterprises.

•

Financial Literacy and Extensive Governance Experience—Mr. Washburn is an investor and retired top executive with experience (i) developing and monitoring corporate financial strategies, (ii) analyzing investment proposals and strategies and (iii) evaluating, planning and overseeing financial transactions and establishing and monitoring financial controls. His financial experience spans 30 years as a senior executive, investor and member of the boards of directors of large and small public and private corporations.

Nathaniel M. Zilkha. Mr. Zilkha is a Member of the general partner of KKR & Co. L.P. (together with its affiliates, “KKR”) and serves as Head of KKR’s credit platform and as its Global Co-Head of Special Situations. Mr. Zilkha joined KKR in 2007. As Head of Credit, he works closely with the credit portfolio teams to help drive investment performance, strategy, business development and coordination across the platform. He is a member of the Leveraged Credit, Private Credit and Special Situations Investment Committees as well as the KKR Asset Management Portfolio Management Committee. He also spent time as a member of the Healthcare Private Equity Team in KKR’s Menlo Park office. Prior to joining KKR, Mr. Zilkha was a member of the Principal Investment Area of Goldman, Sachs & Co., where he invested in private equity and principal debt transactions. He is currently on the Boards of Directors of Amedisys, Inc., the Winoa Group and QMH Limited. He was formerly on the Boards of Directors of Harden Healthcare, Oriental Brewery and Jazz Pharmaceuticals. Mr. Zilkha graduated cum laude from Princeton University.

Director Qualifications

•	Public Company Board Experience—Mr. Zilkha has outside board experience for over six years on multiple public company boards of directors.

•

Extensive Knowledge of the Healthcare Industry—As a board member of other healthcare companies and through his employment experience analyzing investments in the healthcare sector, Mr. Zilkha has gained expertise regarding the healthcare industry.

•

Financial Literacy and Finance Experience—As a Member of KKR and as a board member of KKR portfolio companies, Mr. Zilkha brings to the Board significant financial literacy and experience in financing matters, including expertise in structuring complex financial transactions.

Board of Directors Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE PERSONS NAMED ABOVE.

Vote Required

Directors are elected by a plurality of the votes cast at the Meeting.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Board of Directors is currently comprised of Mr. Kusserow (our President and Chief Executive Officer), Mr. LaBorde (our Vice Chairman and Chief Financial Officer) and six independent directors. Peter F. Ricchiuti is retiring from our Board effective as of June 4, 2015, the date of the Meeting, at which time the number of seats and the number of directors on our Board will be reduced to seven. Each director serves a one-year term and is subject to annual election. Donald A. Washburn has served as the non-executive Chairman of our Board since August 31, 2014. Previously, Mr. Washburn, along with David R. Pitts, served as non-executive Co-Chairmen of our Board from February 20, 2014 to August 31, 2014. Mr. Pitts retired from our Board on August 31, 2014 after 17 years of service. Prior to February 20, 2014, Mr. Washburn served as our independent Lead Director, and the Chairman of our Board of Directors was our former Chief Executive Officer, William F. Borne.

Our Board believes it is appropriate to continue to separate the positions of Chairman and Chief Executive Officer because this leadership structure enhances our Board’s ability to ensure that the appropriate level of independent oversight is applied to all management decisions. It also permits our President and Chief Executive Officer, who has served on our Board for less than one year, to focus on Company operations.

It is unknown at this time whether the Chairman and Chief Executive Officer positions will once again be combined. If the roles are combined, our Board will once again identify an independent Lead Director, as required by our Bylaws and Corporate Governance Guidelines. Specifically, whenever there is no independent Chairman of the Board, our Board members are required to appoint one of the independent directors as Lead Director “to lead the Board in fulfilling its duties effectively, efficiently and independent of management.”

As non-executive Chairman of the Board, Mr. Washburn fulfills the responsibilities of an independent Lead Director, as outlined in our Bylaws and Corporate Governance Guidelines, specifically: enhancing Board effectiveness, in particular by ensuring the Board works as a cohesive team; ensuring that the Board has adequate resources and is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board; and by assessing the effectiveness of the overall Board, its committees and individual directors on a regular basis. Our Chairman of the Board is directly responsible for Board management, in particular by chairing Board meetings, providing input on the agendas for Board and committee meetings; evaluating the membership and chairs for Board committees and the effectiveness of the committees; and ensuring that the independent directors meet regularly without management present to discuss the effectiveness of our President and Chief Executive Officer, the effectiveness of the Board and the committees of the Board, and matters relating to succession planning and strategic planning. Finally, our non-executive Chairman of the Board also serves as a key liaison between management and the independent directors.

We believe the Chairs of our five independent Board committees (Ms. Hall: Quality and Ethics Committee; Mr. Zilkha: Compensation Committee; Mr. Netterville: Audit Committee; Mr. Ricchiuti: Quality of Care Committee; and Mr. Washburn: Nominating and Corporate Governance Committee) have made valuable contributions to our Company in these roles, which are vital to our Board leadership structure. Each Committee Chair meets regularly with members of Company management, as appropriate, to discuss matters relevant to their respective Committee functions, both with and without the presence of our Chief Executive Officer. Ms. Hall and Messrs. Netterville, Ricchiuti and Zilkha also regularly communicate with Mr. Washburn, in his role as non-executive Chairman of the Board, regarding Board and Committee functions.

Risk Oversight

The Board’s Role in Risk Oversight

Risk management is primarily the responsibility of our Company’s senior management team, while our Board of Directors is responsible for the overall supervision and oversight of our Company’s risk management activities.

The Board’s oversight of the material risks faced by the Company occurs at both the full Board level and at the committee level. The Audit Committee has oversight responsibility not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. Specifically, as stated in its charter, one of the responsibilities of the Audit Committee is “to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.” In connection with its risk oversight role, at each of its quarterly, in-person meetings, the Audit Committee also meets privately in separate executive sessions with representatives from the Company’s independent registered public accounting firm (without any members of Company management present) and the Company’s Senior Vice President—Audit (without other members of Company management present). The Company’s Senior Vice President—Audit manages the Company’s Internal Audit and Enterprise Risk Management functions and has been employed by the Company since April 2002. The Internal Audit Department, according to its charter, is charged with taking “a systematic and disciplined approach to evaluate and improve the effectiveness of the organization’s risk management, control, and governance processes.” Finally, the Audit Committee also receives quarterly reports regarding the Company’s testing and controls implemented in compliance with the requirements of the Sarbanes-Oxley Act of 2002.

In addition, the Compliance and Ethics Committee of the Board receives presentations at its quarterly in-person meetings from the Company’s Chief Compliance Officer, who has been employed by the Company since April 2001. The Chief Compliance Officer, who heads the Company’s Compliance Department, is responsible for monitoring the Company’s compliance with Federal and state laws governing the provision of healthcare services and patient privacy, as well as conditions of participation in the Medicare and Medicaid programs for the home health and hospice services provided by the Company. During these meetings, the Chief Compliance Officer provides a detailed report on compliance activities, relevant regulatory developments impacting the compliance function and our risk mitigation practices. As part of its risk oversight duties, the members of the Compliance and Ethics Committee meet regularly with the Chief Compliance Officer privately in executive session (without other members of Company management present), and it is expected that the Chief Compliance Officer maintains an open line of communication with both the Compliance and Ethics Committee and the full Board.

Further, the Company’s Chief Medical Officer and/or Chief Clinical Officer, as appropriate, reports in person to the Board’s Quality of Care Committee on a quarterly basis on matters relating to the quality of the Company’s clinical outcomes and the care provided to its patients. The Company’s clinical protocols are designed to minimize patient risk and improve patient health outcomes.

In addition, the Company’s General Counsel reports in person to the Board on at least a quarterly basis to keep the directors informed concerning legal risks and other legal matters involving the Company and the Company’s legal risk mitigation efforts.

Additionally, at each Board meeting, our Chief Executive Officer meets with the other directors in executive session to address operational and strategic matters, including areas of risk and opportunity that require Board attention. Further, in dedicated sessions each July focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short- and long-term strategies, including consideration of risks facing the Company.

The oversight of risk within the organization is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to review and improve its methods of assessing and mitigating risk.

Compensation Risk Assessment

Our management believes that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of our Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

For the annual long-term (equity-based) compensation programs in place in 2014 for our (i) executive officers and (ii) corporate and field (non-executive) management, our management based this conclusion on the fact that all of the awards were subject only to time-based vesting conditions. For the annual short-term (cash bonus) compensation programs in place for our (i) executive officers and (ii) corporate and field senior (non-executive) management in place in 2014, our management based this decision on the fact that the performance targets were linked to overall corporate performance (specified earnings per share targets). For the annual short-term (cash bonus) compensation programs in place for our care center-level employees, our management based this conclusion on the facts that risks are mitigated by designing incentive programs with reasonable caps, a balance of multiple performance measures and appropriate controls to establish targets and validate actual performance against the targets before payouts are made.

Further, our Chief Human Resources Officer and/or company internal counsel, as appropriate, report to the full Board on at least a quarterly basis on matters relating to employee compensation.

Board Committees

Audit Committee

The Audit Committee’s responsibilities are covered by its charter, a copy of which appears on the “Investors” subpage of our website, (www.amedisys.com) under the link “Corporate Governance.” The Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), and its responsibilities include hiring and supervising the work of our registered independent public accountants and our Senior Vice President—Audit (who manages our Internal Audit Department), overseeing our financial reporting process, internal controls and legal and regulatory compliance and pre-approving all audit and non-audit services to be provided by independent auditors.

The Audit Committee is currently comprised of Jake L. Netterville (Chairman) and each of our other independent directors (Messrs. Perkins, Ricchiuti, Washburn and Zilkha and Ms. Hall). Our Board of Directors has determined that each member of the Audit Committee also meets the definition of an “independent director” as defined by Rule 10A-3 under the Exchange Act and that Mr. Netterville qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5) of SEC Regulation S-K, and as a “financially sophisticated audit committee member” under NASDAQ Listing Rule 5605(c)(2)(A). This determination is based on the fact that Mr. Netterville is a certified public accountant. In addition, our Board of Directors has determined that Messrs. Perkins, Ricchiuti, Washburn and Zilkha and Ms. Hall are each financially literate.

Compensation Committee

The Compensation Committee reviews and acts on compensation levels and benefit plans for our executive officers, approves director compensation, approves and evaluates the Company’s equity compensation plans, approves the issuance of stock options, nonvested stock, restricted stock, restricted stock units and other equity-based awards under our equity compensation plans and has the sole authority to retain, and has retained, compensation consultants. It also provides assistance to our Board of Directors in the annual evaluation of our Chief Executive Officer. The Compensation Committee is currently comprised of Nathaniel M. Zilkha (Chairman) and each of our other independent directors (Messrs. Netterville, Perkins, Ricchiuti and Washburn

and Ms. Hall). Our Board of Directors has determined that each member of the Compensation Committee meets the definition of an “outside director” as defined by regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code and is a “non-employee director” as defined in the SEC’s Rule 16b-3. The Compensation Committee may not delegate any of its authority with respect to approving the compensation (including equity-based compensation) of our directors and executive officers. The Committee may delegate its authority to approve awards of equity-based compensation to persons other than our directors and executive officers to our Chief Executive Officer. A copy of the Compensation Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of the Board of Directors and recommends to our Board of Directors all nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also provides assistance to our Board of Directors in the annual evaluations of our Board of Directors and its Committees, the review and consideration of corporate governance practices and ongoing board governance education. The Nominating and Corporate Governance Committee also prepares the slate of chairs and members for each of the Board’s standing committees. The Nominating and Corporate Governance Committee is comprised of Donald A. Washburn (Chairman) and each of our other independent directors (Messrs. Netterville, Perkins, Ricchiuti and Zilkha and Ms. Hall). A copy of the Nominating and Corporate Governance Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Corporate Governance.”

Quality of Care Committee

The Quality of Care Committee is comprised of Peter Ricchiuti (Chairman) and each of our other independent directors (Messrs. Netterville, Perkins, Washburn and Zilkha and Ms. Hall). It is intended that Mr. Perkins will replace Mr. Ricchiuti as Chairman of the Quality of Care Committee upon Mr. Ricchiuti’s retirement from the Board effective as of the date of the 2015 Annual Meeting. The dual purposes of the Quality of Care Committee are to (i) assist our Board of Directors in fulfilling its oversight responsibilities relating to the review of our policies and procedures in connection with the delivery of quality medical care to patients and patient safety and (ii) to assist our Board of Directors and our management in promoting a “culture of quality” throughout our Company. A copy of the Quality of Care Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Corporate Governance.”

Compliance and Ethics Committee

The Compliance and Ethics Committee was formed on October 2013 and is comprised of Linda J. Hall (Chair) and each of our other independent directors (Messrs. Netterville, Perkins, Ricchiuti, Washburn and Zilkha). Mr. Perkins has been deemed to have significant familiarity and experience with Medicare compliance due to his over thirty-eight years of executive and senior management-level employment experience in the healthcare industry. The dual purposes of the Compliance and Ethics Committee are (i) to assist the Board in fulfilling its oversight responsibilities relating to (a) the compliance by the Company with all legal requirements to which it is subject, including specifically all federal and state health care laws and regulations to which it is subject, all fraud and abuse laws and all applicable Medicare program requirements, (b) the design, implementation and execution of the Company’s Compliance and Ethics Program, (c) the activities of the Chief Compliance Officer and the operation of the Company’s Compliance Department, and (d) matters relating to the Company’s Corporate Compliance Plan and Code of Ethical Business Conduct; and (ii) assist the Board and Company management in establishing an appropriate “tone at the top” and promoting a strong “culture of compliance” throughout the Company, while also recognizing that other Board committees assist the Board in fulfilling its oversight responsibilities relating to various areas of legal and regulatory compliance. A copy of the Compliance and Ethics Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Corporate Governance.”

Board and Committee Meetings—2014

Our Board of Directors held thirteen in-person and nine telephonic meetings in 2014. Our Board of Directors maintains Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees that are each comprised solely of independent directors. Each Board committee generally meets on or around the date of each regularly-scheduled quarterly in-person Board meeting. During 2014, the Audit Committee held seven in-person meetings; the Compensation Committee held eight in-person meetings and four telephonic meetings; the Nominating and Corporate Governance Committee held seven in-person meetings and four telephonic meetings; the Quality of Care Committee held four in-person meetings; and the Compliance and Ethics Committee held five in-person meetings. Each director attended at least 75% of the total number of Board meetings and meetings of the Committees on which he or she served during 2014 (with the exception of Mr. Kusserow, who was not appointed to the Board until December 2014). Generally, during every month in which there is not a regularly-scheduled in-person Board meeting, the Board members meet telephonically with selected members of Company management.

Independent Directors—Meetings in Executive Session

The independent directors, as a group, meet in-person in executive session on a regular basis (and at least once, quarterly) in connection with each in-person Board meeting without any members of our management or non-independent directors present. Mr. Washburn currently presides over these executive sessions as non-executive Chairman of the Board.

Stockholder Recommendation of Nominees

Per our Corporate Governance Guidelines (a copy of which appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance”), stockholders may recommend a nominee for consideration by the Nominating and Corporate Governance Committee of our Board by sending the following information to our Corporate Secretary, at 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816, who will forward the information to the Chairman of the Committee:

•	Name, mailing address and telephone number of the stockholder;

•	The proposed nominee’s name, mailing address and telephone number;

•	A statement whether the proposed nominee knows that his or her name is being suggested by the stockholder, and whether he or she has consented to being suggested and is willing to serve;

•	The proposed nominee’s resume or other description of his or her background and experience;

•	The proposed nominee’s relationship to the stockholder; and

•	The stockholder’s reasons for proposing that the individual be considered.

The Nominating and Corporate Governance Committee will solicit and receive recommendations for candidates to fill any Board vacancies and will review the qualifications of potential director candidates. The Nominating and Corporate Governance Committee will present any recommended candidates to the full Board for consideration. Stockholders may also nominate directors for election to our Board of Directors. For additional important information regarding stockholder nominations of directors and stockholder proposals, please see the “Other Matters” section of this Proxy Statement.

Board Independence, Stockholder Communications and Board Attendance at the Annual Stockholders Meeting

Our Board of Directors has reviewed and analyzed the independence of each director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships.

Following this review, our Board of Directors determined that all directors other than Messrs. Kusserow and LaBorde are “independent” under the director independence requirements and listing standards of The NASDAQ Global Select Market. Messrs. Kusserow and LaBorde are not considered independent because they are executive officers of the Company.

Stockholders who wish to communicate with our Board of Directors, our non-executive Chairman of the Board (or, if applicable, our Lead Director) or our Audit Committee should address their communications to such party, in care of our Corporate Secretary, who is responsible for promptly disseminating such communications to our Board of Directors, our non-executive Chairman of the Board (or, if applicable, Lead Director) or Audit Committee Chairman, as appropriate. Per our Corporate Governance Guidelines (described below), all communications with the Board, our non-executive Chairman of the Board (or, if applicable, our Lead Director) or the Audit Committee are treated confidentially, and stockholders and other interested parties can remain anonymous when communicating their concerns. Stockholders who would like to submit the name of a person for consideration as a director nominee should address any communication to our Corporate Secretary in accordance with the procedures described under the heading “Corporate Governance—Stockholder Recommendation of Nominees,” above.

We do not have a formal policy regarding attendance by Board members at our Annual Stockholders Meeting because management is available at the meeting to answer questions from stockholders in attendance. Directors William Borne, Ronald LaBorde and Peter Ricchiuti attended our 2014 Annual Meeting in person, and directors Linda Hall, Jake Netterville and David Pitts attended our 2014 Annual Meeting via teleconference. Historically, we have had low in-person stockholder attendance at our Annual Stockholders Meetings.

Compensation Consultant Independence and Conflicts of Interest Assessment

The Compensation Committee engaged the services of Pearl Meyer & Company (“Pearl Meyer”) as its independent advisor on matters of executive compensation (the “Engagement”) in respect of and during fiscal 2014. Pearl Meyer reports directly to the Committee and provides no other remunerated services to the Company or any of its affiliates. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Company has affirmatively determined that no conflicts of interest exist between the Company and Pearl Meyer (or any individuals working on the Company’s account on Pearl Meyer’s behalf). In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by Pearl Meyer:

(1) During fiscal 2014, Pearl Meyer provided no services to and received no fees from the Company other than in connection with the Engagement;

(2) The amount of fees paid or payable by the Company to Pearl Meyer in respect of the Engagement represented (or are reasonably certain to represent) less than 1% of Pearl Meyer’s total revenue for the 12 month period ended December 1, 2014;

(3) Pearl Meyer has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

(4) There are no business or personal relationships between Pearl Meyer and any member of the Compensation Committee other than in respect of (i) the Engagement, or (ii) work performed by Pearl Meyer for any other company, board of directors or compensation committee for whom such Committee member also serves as an independent director;

(5) Neither Pearl Meyer, nor any of the consultants working on the Amedisys engagement owns any stock of the Company; and

(6) There is no business or personal relationships between Pearl Meyer and any executive officer of the Company other than in respect of the Engagement.

CODE OF ETHICAL BUSINESS CONDUCT

Our Board of Directors has adopted a Code of Ethical Business Conduct that is applicable to all our directors, executive officers and employees. The Code is available on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.” The purpose of the Code is to, among other things, deter wrongdoing and promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our filings with the SEC and in public communications; compliance with applicable laws, rules and regulations; the prompt internal reporting of violations; and accountability.

CORPORATE GOVERNANCE GUIDELINES AND REVIEW AND CONSIDERATION OF CORPORATE GOVERNANCE PRACTICES

Our Board of Directors has adopted Corporate Governance Guidelines. The purpose of the Guidelines is to assist the Board in the exercise of its responsibilities and to serve the best interests of the Company and its stockholders. A copy of the Corporate Governance Guidelines appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.”

The members of our Nominating and Corporate Governance Committee are responsible for the review and consideration of corporate governance practices.

Members of Nominating and Corporate Governance Committee

Donald A. Washburn (Chairman)

Linda J. Hall

Jake L. Netterville

Bruce D. Perkins

Peter Ricchiuti (retiring as of June 4, 2015)

Nathaniel M. Zilkha

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our common stock to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2014, as well as written representations by our directors and executive officers, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2014.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit our Company’s consolidated financial statements for the fiscal year ending December 31, 2015. The submission of this matter for ratification by stockholders is not legally required; however, our Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Audit Committee and the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm as our Company’s external auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm to be our Company’s external auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

KPMG Representative—Attendance at the Meeting

A representative of KPMG will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

REPORT OF THE AUDIT COMMITTEE

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

What is the Audit Committee and what does it do?

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight and review of Amedisys’ accounting functions and internal controls. The committee recommends to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K and approves all fees paid to our independent registered public accounting firm. The committee also receives quarterly reports from our Internal Audit Department and approves the annual Internal Audit Work Plan and the compensation of the Senior Vice President—Audit, who leads our Internal Audit Department.

Are the members of the Audit Committee “independent”?

Yes. The Audit Committee is currently comprised of seven directors, all of whom are independent as determined in accordance with the listing standards of The NASDAQ Global Select Market and within the meaning of Rule 10A-3 under the Exchange Act.

Do the members of the Audit Committee meet regularly in executive session without members of Company management present? Do the members of the Audit Committee meet separately with representatives of the Company’s independent registered public accounting firm and the Company’s Internal Audit Department?

Yes. The Audit Committee meets at least once quarterly in executive session without members of Company management present. During these executive sessions, the Audit Committee will also meet separately with representatives of the Company’s independent registered public accounting firm (generally, the Lead Audit Partner) and the Senior Vice President—Audit, on behalf of the Company’s Internal Audit Department. The Audit Committee also meets separately with other senior members of Company management as it deems necessary.

What steps did the Audit Committee take in recommending that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 (our “2014 Annual Report”)?

In connection with recommending that our audited financial statements be included in our 2014 Annual Report, the members of the Audit Committee took the following steps:

•

The members of the Audit Committee discussed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•

Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, on a consistent basis, and the Audit Committee reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement of Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

•

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the PCAOB regarding their independence, and the members of the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. The members of the Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence. This discussion and disclosure informed the Audit Committee of the independent registered public accounting firm’s independence, and assisted the Audit Committee in evaluating that independence. The members of the Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management.

•

The members of the Audit Committee reviewed and discussed, with our management and independent registered public accounting firm, our audited consolidated balance sheet as of December 31, 2014 and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, including associated footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•

The members of the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority) reviewed and pre-approved all permissible non-audit services by our independent registered public accounting firm.

•	The members of the Audit Committee reviewed the Principal Executive Officer and Principal Financial Officer Certifications concerning the Company’s 2014 Annual Report.

Based on the discussions with our independent registered public accounting firm concerning the audit, the independence discussions, the financial statement quarterly review, and additional matters deemed relevant and appropriate by the Audit Committee, including internal audit activities, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our 2014 Annual Report.

Who has furnished this report?

This report has been furnished by the members of the Audit Committee:

Jake L. Netterville (Chairman)

Linda J. Hall

Bruce D. Perkins

Peter Ricchiuti (retiring as of June 4, 2015)

Donald A. Washburn

Nathaniel M. Zilkha

FEES PAID TO AUDITORS

The following summarizes the fees billed to us and our subsidiaries by KPMG for professional services rendered in 2014 and 2013.

AUDIT FEES

	Year Ended December 31,
	2014		2013
Fee Category	Amount($)	Percent	Amount($)	Percent
Audit fees	1,175,378	71.5%	1,053,300	79.3%
Tax fees	435,400	26.5%	243,220	18.3%
All other fees	34,400	2.1%	32,098	2.4%

Total fees	1,645,178	100.0%	1,328,618	100.0%

Fees for audit services include fees associated with the annual audit, our annual report on Form 10-K and the reviews of our quarterly reports on Form 10-Q, services that are normally provided by our registered independent public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only our registered independent public accounting firm can provide. All other fees relate primarily to the 401k audit. Tax fees include tax compliance and limited consulting services. All of the services described above were pre-approved by the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority).

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors; Delegation of Pre-Approval Authority in Specified Instances

All audit and permissible non-audit services provided by the independent auditors are pre-approved by the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority). These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated authority to Mr. Netterville, the Chairman of the Audit Committee, to address requests for pre-approval of specified types of transactions not included in the annual budget prepared by the independent auditors, provided that any such pre-approvals are presented to the full Audit Committee at its next meeting.

STOCK OWNERSHIP

The following table shows beneficial ownership of our common stock as of April 10, 2015, unless otherwise indicated, by (i) each person known by us to beneficially own more than five percent of our common stock in accordance with Rule 13d-3 under the Exchange Act, (ii) each of our directors and director nominees, (iii) each of our current executive officers (as identified under the heading “Executive Officers” above), (iii) each Named Executive Officer during 2014 (as such term is defined under the heading “Compensation Discussion and Analysis” below), and (iv) all of our directors and current Executive Officers as a group. Except as noted below, the persons named have sole voting and investment power with respect to all shares of common stock.

Name	Shares Beneficially Owned	Percent of Class
5% Stockholders
KKR Asset Management LLC and Affiliated Entities(1)	4,836,608	14.4%
North Tide Capital, LLC and Affiliates(2)	4,000,000	11.9%
FMR LLC and Affiliated Entities(3)	3,618,800	10.8%
BlackRock, Inc.(4)	2,887,632	8.6%
The Vanguard Group, Inc.(5)	2,018,153	6.0%
Dimensional Fund Advisors LP(6)	2,005,084	6.0%

Non-Employee Directors (Including 2015 Director Nominees)(7)
Linda J. Hall (2015 Director Nominee)	20,691	*
Jake L. Netterville (2015 Director Nominee)	81,182	*
Bruce D. Perkins (2015 Director Nominee)	2,514	*
Peter Ricchiuti	77,500	*
Donald A. Washburn (2015 Director Nominee)	83,080	*
Nathaniel M. Zilkha (2015 Director Nominee)	7,779	*

Executive Officers (Including 2014 Named Executive Officers and 2015 Director Nominees)
Paul B. Kusserow(8) (2014 Named Executive Officer and 2015 Director Nominee)	93,750	*
Ronald A. LaBorde(9) (2014 Named Executive Officer and 2015 Director Nominee)	154,347	*
Dale E. Redman	—	*
Jeffrey D. Jeter(10) (2014 Named Executive Officer)	52,409	*
David R. Bucey(11) (2014 Named Executive Officer)	30,744	*
All Executive Officers and Directors as a Group (11 Persons)	603,996	1.80%

Former Executive Officers (2014 Named Executive Officers)
Michael O. Fleming(12)	22,404	*
William F. Borne(13)	—	*

(*)	Less than one percent
(1)

This disclosure is based on a Schedule 13D filed with the SEC on March 27, 2014 reporting beneficial ownership as of March 26, 2014 by the KKR Reporting Persons (as defined below). This filing amends the previously-filed Schedule 13D made by the KKR Reporting Persons with respect to the Company’s securities. The “KKR Reporting Persons” consist of: (i) Spruce Investors Limited, a Cayman Islands limited company (“Spruce Investors”); (ii) Spruce Holdings Limited, a Cayman Islands limited company (“Spruce Holdings”); (iii) KKR Special Situations (Offshore) Fund L.P., a Cayman Islands limited partnership (“Offshore LP”); (iv) KKR Special Situations (Domestic) Fund L.P., a Cayman Islands limited partnership (“Domestic LP”); (v) KKR Special Situations (Domestic) Limited, a Cayman Islands limited company

(“Domestic Limited”); (vi) KKR Special Situations (Offshore) Limited, a Cayman Islands limited company (“Offshore Limited”); (vii) KKR Fund Holdings L.P., a Cayman Islands limited partnership (“KKR Fund Holdings”); (viii) KKR Fund Holdings GP Limited, a Cayman Islands limited company (“KKR Fund Holdings GP”); (ix) KAM Fund Advisors LLC, a Delaware limited liability company (“KAM Fund Advisors”); (x) KKR Asset Management LLC, a Delaware limited liability company (“KAM”); (xi) Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“Kohlberg Kravis Roberts & Co.”); (xii) KKR Management Holdings L.P., a Delaware limited partnership (“KKR Management Holdings”); (xiii) KKR Management Holdings Corp., a Delaware corporation (“KKR Management Holdings Corp.”); (xiv) KKR Group Holdings L.P., a Cayman Islands limited partnership (“KKR Group Holdings”); (xv) KKR Group Limited, a Cayman Islands limited company (“KKR Group”); (xvi) KKR & Co. L.P., a Delaware limited partnership (“KKR & Co.”); (xvii) KKR Management LLC, a Delaware limited liability company (“KKR Management”); (xviii) Henry R. Kravis, a United States citizen; and (xix) George R. Roberts, a United States citizen.

It was reported that as investment advisor to a number of client accounts, KAM may be deemed to have the power to vote or direct the vote of (and the power to dispose or direct the disposition of) 4,836,608 shares of Company common stock (the “Total Reported Shares”). It was also reported that Spruce Investors has directly acquired, and may be deemed to have the power to vote or direct the vote of (and the power to dispose or direct the disposition of) 2,896,046 shares of Company common stock (which, for the avoidance of doubt, are included in the Total Reported Shares). It was also reported that as an investment advisor to Spruce Investors and one other client, KAM Fund Advisors, a direct wholly-owned subsidiary of KAM, may be deemed to have the power to vote or direct the vote of (and the power to dispose or direct the disposition of) a total of 2,899,055 shares of Company common stock (which, for the avoidance of doubt, are included in the Total Reported Shares).

Each of Kohlberg Kravis Roberts & Co. (as the holder of all of the outstanding equity interests in KAM), Spruce Holdings and Domestic LP (as the holders of all of the outstanding equity interests of Spruce Investors), Offshore LP (as the holder of all of the outstanding equity interests of Spruce Holdings), Domestic Limited (as the general partner of Domestic LP), Offshore Limited (as the general partner of Offshore LP), KKR Fund Holdings (as the holder of all of the outstanding equity interests of Offshore Limited), KKR Fund Holdings GP (as a general partner of KKR Fund Holdings), KKR Management Holdings (as the holder of all of the outstanding equity interests of Domestic Limited and the general partner of Kohlberg Kravis Roberts & Co.), KKR Management Holdings Corp. (as the general partner of KKR Management Holdings), KKR Group Holdings (as the holder of all of the outstanding equity interests in KKR Fund Holdings GP, a general partner of KKR Fund Holdings, and the sole shareholder of KKR Management Holdings Corp.), KKR Group (as the general partner of KKR Group Holdings), KKR & Co. (as the sole shareholder of KKR Group), KKR Management (as the general partner of KKR & Co.) and Messrs. Kravis and Roberts (as the designated members of KKR Management) may also be deemed to beneficially own some or all of the shares of Company common stock owned by the client accounts and reported on the Schedule 13D, as amended. It was noted that the filing of the Schedule 13D, as amended, shall not be construed as an admission that any of the KKR Reporting Persons is the beneficial owner of any of the Total Reported Shares.

The address of the principal business office of Offshore Limited, Domestic Limited, Kohlberg Kravis Roberts & Co., KKR Management Holdings, KKR Management Holdings Corp., KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co., and KKR Management is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019. The address of the principal business office of KAM, Spruce Investors, Spruce Holdings, Offshore LP, Domestic LP and KAM Fund Advisors is: c/o KKR Asset Management LLC 555 California Street, 50th Floor, San Francisco, California 94104. The address of the principal business office of Mr. Roberts is: c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(2)

This disclosure is based on a Schedule 13D filed with the SEC on December 2, 2014 by North Tide Capital, LLC, North Tide Capital Master, LP and Conan Laughlin reporting beneficial ownership as of December 1,

2014. The Reporting Persons previously filed on Schedule 13G with respect to the Company’s securities, and this filing converts their most recent Schedule 13G filing to a Schedule 13D. The address for North Tide Capital, LLC, North Tide Capital Master, LP and Conan Laughlin is c/o North Tide Capital, LLC, 500 Boylston Street, Suite 310, Boston, Massachusetts 02116. It was reported that North Tide Capital Master, LP has shared power to vote or direct the vote and shared power to dispose or direct the disposition of the 3,650,000 shares, and that each of North Tide Capital, LLC and Mr. Laughlin have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 4,000,000 shares. The filing provided that shares reported therein for North Tide Capital, LLC represent 3,650,000 shares which are beneficially owned by North Tide Capital Master, LP, as reported therein, and 350,000 shares which are owned by a managed account entity (the “Account”). It was reported that North Tide Capital, LLC serves as investment manager to both North Tide Capital Master, LP and the Account. The filing provided that shares reported therein for Mr. Laughlin represent the above-referenced shares beneficially owned by North Tide Capital Master, LP and the Account. Mr. Laughlin serves as the Manager of both North Tide Capital, LLC and North Tide Capital Master, LP. Each of the reporting persons named above disclaims beneficial ownership of the shares reported in the filing except to the extent of its or his pecuniary interest therein.

(3)

This disclosure is based on a Schedule 13G filed with the SEC on February 13, 2015 by FMR LLC reporting beneficial ownership as of December 31, 2014. This filing amends the most recent Schedule 13G filing made by FMR LLC with respect to the Company’s securities. The holder reported that FMR LLC, a parent holding company, has sole voting power over 24,700 of the shares and sole dispositive power over 3,618,800 of the shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. The holder also reported that: (1) Fidelity Series Intrinsic Opportunities Fund, an investment company under the Investment Company Act of 1940, is the beneficial owner of and has sole voting power over 2,900,000 of the shares; (2) each of Edward C. Johnson 3d and Abagail P. Johnson though their control of FMR LLC, has sole power to dispose of all of the shares; (3) members of the family of Edward C. Johnson 3d, a Director and the Chairman of FMR LLC, including Abigail P. Johnson, a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC; and (4) through their ownership of voting common shares and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. The holder reported that neither FMR LLC nor Edward C. Johnson 3d nor Abagail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment funds (the “Funds”) advised by Fidelity Management and Research Company (“FMR Co.”), a wholly owned subsidiary of FMR LLC, which power resides with the Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(4)

This disclosure is based on a Schedule 13G filed with the SEC by BlackRock, Inc., a parent holding company, on January 12, 2015, reporting beneficial ownership as of December 31, 2014. This filing amends the most recent Schedule 13G filing made by BlackRock, Inc. with respect to the Company’s securities. BlackRock, Inc. reported it has sole voting power over 2,812,610 of the shares, sole dispositive power over 2,886,760 of the shares and shared dispositive power over 872 of the shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(5)

This disclosure is based on a Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 9, 2015, reporting beneficial ownership as of December 31, 2014. This filing amends the most recent Schedule 13G filing made by The Vanguard Group, Inc. with respect to the Company’s securities. The Vanguard Group, Inc. an investment adviser registered under the Investment Company Act of 1940, reported that it has sole voting power over 40,395 of the shares, sole dispositive power over 1,980,058 of the shares, and shared dispositive power over 38,095 of the shares. The principal business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The filing reports that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 38,095 shares as a result of its serving as investment manager of collective trust accounts, and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,300 shares as a result of its serving as investment manager of Australian investment offerings.

(6)

This disclosure is based on a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 5, 2015, reporting beneficial ownership as of December 31, 2014. Dimensional Fund Advisors LP, an investment adviser registered under the Investment Company Act of 1940, reported that it has sole voting power over 1,895,328 of the shares and sole dispositive power over all of the shares. The principal business address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP disclaims beneficial ownership of the shares reported in the filing.

(7)

Included in the “Shares Beneficially Owned” column for each of our non-employee directors (with the exception of Mr. Zilkha) are 11,191 shares of nonvested stock, 100% of which will vest on July 1, 2014, provided the director remains a non-employee member of the Board through such date.

(8)

Includes 75,000 shares of restricted stock over which Mr. Kusserow has voting but not investment power (which shares will vest in equal, 25% installments on each of December 16, 2015, December 16, 2016, December 16, 2017 and December 16, 2018, assuming Mr. Kusserow remains continuously employed by the Company through each such date), (ii) 75,000 shares of performance-based restricted stock over which Mr. Kusserow has voting but not investment power (which shares will vest, if at all, upon the Committee’s certification of the achievement of annual performance goals for each of fiscal years 2015, 2016, 2017 and 2018. If the performance goals for each of fiscal years 2015, 2016, 2017 and 2018 are met, the shares will vest in equal, 25% installments. The award agreement for the performance-based restricted shares also includes provisions that permit Mr. Kusserow, if the fiscal year 2015 and/or fiscal year 2016 performance conditions are met, to earn 50% to 100% of the unvested shares originally slated to vest upon the satisfaction of the fiscal year 2015 and/or fiscal year 2016 performance conditions, if the fiscal year 2017 and/or fiscal year 2018 performance conditions are subsequently satisfied.

(9)

Includes (i) 9,045 shares of restricted stock over which Mr. LaBorde has voting but not investment power (100% of which shares will vest on November 1, 2015, assuming Mr. LaBorde remains continuously employed by the Company through such date), (ii) 10,835 shares of restricted stock over which Mr. LaBorde has voting but not investment power (100% of which shares will vest on April 1, 2016, assuming Mr. LaBorde remains continuously employed by the Company through each such date) and (iv) 20,161 shares of restricted stock over which Mr. LaBorde has voting but not investment power (which shares will vest in equal, one-half installments on April 1, 2016 and April 1, 2017, assuming Mr. LaBorde remains continuously employed by the Company through each such date).

(10)

Includes (i) 1,901 shares of restricted stock over which Mr. Jeter has voting but not investment power (100% of which shares will vest on April 1, 2016, assuming Mr. Jeter remains continuously employed by the Company through such date) and (ii) 2,688 shares of restricted stock over which Mr. Jeter has voting but not investment power (which shares will vest in equal, one-half installments on April 1, 2016 and April 1, 2017, assuming Mr. Jeter remains continuously employed by the Company through each such date), (iii) 20,000 shares of restricted stock over which Mr. Jeter has voting of not investment power, 25% of which shares will vest on May 2, 2015, 25% of which shares will vest on May 2, 2016 and the remaining 50% of which shares will vest on May 2, 2017, assuming Mr. Jeter remains continuously employed by the Company through each such date and (iv) 2,277 shares of restricted stock over which Mr. Jeter has voting but not investment power, which shall vest in equal, one-third installments on each of April 1, 2016, April 1, 2017 and April 1, 2018, assuming Mr. Jeter remains continuously employed by the Company on each such date.

(11)

Includes (i) 1,977 shares of restricted stock over which Mr. Bucey has voting but not investment power (100% of which shares will vest on April 1, 2016, assuming Mr. Bucey remains continuously employed by the Company through such date), (ii) 2,796 shares of restricted stock over which Mr. Bucey has voting but not investment power (which shares will vest in equal, one-half installments on April 1, 2016 and April 1, 2017, assuming Mr. Bucey remains continuously employed by the Company through each such date), (iii) 10,000 shares of restricted stock over which Mr. Bucey has voting of not investment power, 25% of which shares will vest on May 2, 2015, 25% of which shares will vest on May 2, 2016 and the remaining 50% of which shares will vest on May 2, 2017, assuming Mr. Bucey remains continuously employed by the Company through each such date and (iv) 500 shares of restricted stock over which Mr. Bucey has voting but not investment power, which shall vest in equal, one-third installments on each of April 1, 2016, April 1, 2017 and April 1, 2018, assuming Mr. Bucey remains continuously employed by the Company on each such date.

(12)

Includes (i) 2,167 shares of restricted stock over which Dr. Fleming has voting but not investment power (100% of which shares will vest on April 1, 2016, assuming Dr. Fleming remains continuously employed by the Company through each such date) and (ii) 3,064 shares of restricted stock over which Dr. Fleming has voting but not investment power (which shares will vest in equal, one-half installments on April 1, 2016 and April 1, 2017, assuming Dr. Fleming remains continuously employed by the Company through each such date) and (iii) 500 shares of restricted stock over which Dr. Fleming has voting but not investment power, which shall vest in equal, one-third installments on each of April 1, 2016, April 1, 2017 and April 1, 2018, assuming Dr. Fleming remains continuously employed by the Company on each such date.

(13)	The Company was unable to confirm whether Mr. Borne owned any shares of Company common stock as of April 10, the record date for the Meeting.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2014

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security Holders	507,112	$26.77	823,248
Equity compensation plans not approved by security Holders	–	–	–

Total	507,112	$26.77	823,248

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2008 OMNIBUS INCENTIVE COMPENSATION PLAN INCREASING THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN

On April 23, 2015, our Board of Directors and the Compensation Committee of our Board of Directors (the “Compensation Committee”) approved an amendment, subject to stockholder approval, to the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan, as amended (the “Plan”), and recommends that stockholders approve the amendment to the Plan (the “Plan Amendment”). The amendment increases the number of shares of common stock authorized for issuance under the Plan by 1,500,000 shares to a total of 5,462,459 shares.

Concurrently with the approval described above, and effective with respect to awards granted on or after April 23, 2015, our Board of Directors and the Compensation Committee also approved amendments to the Plan to further enhance the governance aspects of the Plan. These amendments, which are not subject to stockholder approval, are as follows:

•	elimination of “single-trigger” vesting upon a “change in control;”

•	reduction of the percentage of shares that can be issued under the Plan with a vesting period of less than one year; and

•	other non-substantive, conforming amendments.

Stockholders originally approved the Plan at our 2008 Annual Meeting of Stockholders. A composite version of the Plan, including amendments adopted on June 7, 2012, October 25, 2012 and April 23, 2015, is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. The only material difference between the existing Plan and the proposed amended Plan (as approved by our Board of Directors on April 23, 2015), assuming it is approved by our stockholders at the Meeting, is the number of shares authorized for issuance under the Plan.

Stockholder approval of the Plan Amendment is required under the terms of the Plan and in accordance with NASDAQ Global Select Market listing standards.

Highlights of Key Corporate Governance Practices and Provisions under the Plan

We believe that the Plan promotes the interests of our stockholders and is consistent with principles of good corporate governance. The Plan includes the following practices and provisions effective as of April 23, 2015:

•

Administered by an Independent Committee. The Plan is administered by the Compensation Committee, which is composed entirely of independent directors who meet the SEC and NASDAQ Global Select Market standards for independence.

•

Double-Trigger Vesting on Change in Control. Awards granted under the Plan will not automatically vest and pay out solely as a result of a change in control of our company if such awards are assumed by the successor in connection with such change in control.

•	No Liberal Share Counting. The Plan prohibits the reuse of shares that are withheld or delivered to satisfy the exercise price of a stock option or to satisfy tax withholding requirements.

•

Granting of Performance Awards. Under the Plan, the Compensation Committee may grant performance-based awards intended to qualify as exempt performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, as well as other performance-based awards.

•

No Discounted Stock Options or Stock Appreciation Rights. All stock option and stock appreciation rights awarded under the Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.

•	No Repricing of Stock Options or Stock Appreciation Rights. The Plan prohibits any repricing of stock options or stock appreciation rights for shares or cash without stockowner approval.

•

Minimum One-Year Vesting. The Plan limits the number of awards with less than one-year vesting periods to no more than 5% of the total shares authorized for issuance under the Plan (assuming the Plan Amendment is approved by our stockholders at the 2015 Annual Meeting).

•	No Tax Gross Ups. The Plan does not include any tax gross up provisions.

•	No Reloads. The Plan does not permit the grant of stock option reloads.

Purposes of the Plan

We believe that equity ownership provides an important link between the interests of long-term stockholders and management-level employees by rewarding the creation of long-term stockholder value. To meet this objective, equity awards are a key component of our compensation program. As of April 10, 2015, the record date for the Meeting, 823,248 shares authorized for issuance under the Plan remained available for future grants. If the number of shares available for future equity-based awards is not increased, our ability to continue to use equity-based awards as a key component of executive compensation will be severely restricted.

The Plan Amendment would further the compensation objectives outlined above by allowing us to continue to grant awards under the Plan. In today’s compensation environment, our ability to attract and retain high-quality employees and high-quality independent directors (whom we refer to throughout this section as “non-employee directors”) is critical to our success. In furtherance of this objective, it is essential that we are able to provide equity incentives, such as restricted stock awards, as a part of our total compensation packages. We believe that incentive compensation grants have been an important part of our successful employee and non-employee director recruiting and retention efforts to date and we expect such grants will remain a key part of this process going into the future.

The Plan is also structured so that the compensation attributable to grants and other payments made under the Plan may qualify for exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code (see discussion of Section 162(m) under the heading “Federal Income Tax Consequences,” below), and in order for incentive stock options granted under the Plan to meet the requirements of the Internal Revenue Code. At the 2013 Annual Meeting, our stockholders re-approved the material terms of the performance goals under the Plan.

Equity Compensation Plan Information

As of April 10, 2015 (the record date for the Meeting), we had:

•	507,112 options outstanding with an average exercise price of $26.77 and an average remaining term to expiration of 9.7 years;

•	1,005,978 unvested restricted shares and restricted stock units outstanding; and

•	823,248 shares remaining available for grant under the Plan.

Determination of the Proposed Increase in the Number of Shares Authorized for Issuance under the Plan

The Board of Directors and the Compensation Committee considered various factors, including potential burn rate and historical grant practices, in the determining the proposed increase in the number of shares (1,500,000 shares) authorized for issuance under the Plan.

Historical Grant Practices

We estimate, based on historical grant information, that the availability of an additional 1,500,000 shares authorized for issuance under the Plan would provide a sufficient number of shares to enable us to continue to make awards at historical average annual rates for approximately three years.

Description of the Plan

Following below is a description of the material terms of the Plan, in question-and-answer format. The only material difference between the existing Plan and the proposed amended Plan (as approved by our Board of Directors on April 23, 2015), assuming it is approved by our stockholders at the Meeting, is the number of shares authorized for issuance under the Plan. This description is qualified in its entirety by the terms of the Plan, a copy of which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

What is the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan?

The Plan is a comprehensive incentive compensation plan that provides for various stock and option awards and also provides for limited cash awards. The Plan also sets forth a list of general performance criteria that may be utilized when structuring awards that are intended to be tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.

What is the purpose of the Plan?

The primary purpose of the Plan is to promote the interests of the Company and its stockholders by

•	attracting and retaining key officers, employees, consultants and directors;

•	motivating such individuals by means of performance-related incentives to achieve long-range performance goals;

•	enabling such individuals to participate in the long-term growth and financial success of the Company;

•	encouraging ownership of stock in the Company by such individuals; and

•	linking their compensation to the long-term interests of the Company and its stockholders.

How many shares are available under the Plan for equity grants?

As of April 10, 2015, 823,248 shares of common stock are available for future issuance under the Plan. If the Plan Amendment is approved by our stockholders, an additional 1,500,000 shares of common stock would be available for future issuance under the Plan.

The number of shares available for issuance under the Plan will be proportionately adjusted for changes in our capital structure, including any stock dividend, stock split, share combination or recapitalization. In addition, the following categories of shares will be available again for grant under the Plan:

•

awards issued under the Plan that (i) are settled in cash in lieu of common stock, (ii) terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares and (iii) are exchanged with the Committee’s permission for awards not involving shares; and

•

awards issued under the Company’s previously-effective equity compensation plans (the 1998 Stock Option Plan and the Directors’ Stock Option Plan) that (i) are settled in cash in lieu of common stock, or (ii) terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares.

When will the Plan terminate?

The Plan does not specify a certain termination date. Rather, it will terminate on the date determined by our Board or by the committee of our Board that administers the Plan.

Who administers the Plan?

The Compensation Committee of our Board, or another committee if designated by our Board, will administer the Plan. Compensation Committee members must meet the director independence standards set forth in the listing requirements of the NASDAQ Global Select Market, be “non-employee directors,” as that term is defined in the rules promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), and be “outside directors,” as that term is defined in the regulations promulgated under Section 162(m) of the Code. With respect to awards under the Plan that are issued to non-employee directors, the Plan is administered by the independent members of the Board.

The Compensation Committee may, in its discretion, delegate some or all of its authority and duties under the Plan to our Chief Executive Officer or to our other senior officers, except that only the Compensation Committee may select, grant, and establish the terms of awards to any of our officers who are subject to the reporting requirements of Section 16 of the 1934 Act, or to officers who are or may become subject to the restrictions of Section 162(m) of the Code if the Compensation Committee decides to designate the award as a “qualified performance-based award” for purposes of Section 162(m) of the Code. We refer to our officers who are subject to the restrictions of Section 162(m) of the Code as “covered employees” throughout this description of the Plan.

Who can participate in the Plan?

The following persons are eligible to participate in the Plan:

•	all of our employees and all employees of our 50% or more owned subsidiaries;

•	all employees of any 20% or more owned affiliates that our Board designates as a “participating employer;”

•	our non-employee directors; and

•	certain consultants to the Company and its subsidiaries and affiliates.

The selection of the participants who will receive awards (other than our non-employee directors), is entirely within the discretion of the Compensation Committee. With respect to awards under the Plan that are issued to non-employee directors, the selection of participants is entirely within the discretion of the independent members of the Board, acting as a group.

What types of awards does the Plan allow?

The Plan authorizes the grant of the following types of awards to all eligible participants:

Stock Options. Each option granted under the Plan entitles the participant to purchase the number of shares of common stock specified at grant at a specified exercise price. Options may be either nonqualified stock options (“NQSOs”) or incentive stock options (“ISOs”), which are intended to qualify for special tax treatment under Section 422 of the Code. ISOs may be granted only to eligible employees of the Company or its 50% or more owned subsidiaries. The exercise price of any option must be equal to or greater than the fair market value of a share of common stock on the date the option is granted. In addition, if the option is an ISO that is granted to a ten percent stockholder of the Company, the exercise price may be no less than 110% of the fair market value of a share of common stock on the date such ISO is granted. The term of an option cannot exceed 10 years (or 5 years in the case of an ISO granted to a ten percent stockholder of the Company). A “ten percent stockholder” is a person who owns or is considered to own more than ten percent of the voting power of all classes of stock of the Company or any of its subsidiaries.

An option’s terms and conditions, including the number of shares of common stock to which the option pertains, exercise price, vesting and expiration of the option, are determined by the Compensation Committee and set forth in an award document. These provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all options, and may reflect distinctions based on the reasons for termination.

Payment for shares of common stock purchased upon exercise of an option must be made in full at the time of the exercise. The Compensation Committee will determine the methods by which the exercise price of an option may be paid, including without limitation, (a) in cash, (b) with shares of common stock or other property (including “cashless exercise” arrangements, so long as they do not in any way conflict with the requirements of law) as allowed by the Compensation Committee, or (c) by a combination of allowable methods. However, if shares of common stock are used to pay the option exercise price, those shares must have been held by the participant for the Participant for at least 6 months (or any shorter or longer period necessary to avoid a charge to the Company’s earnings for financial reporting purposes).

Stock Appreciation Rights. A stock appreciation right (“SAR”) is a right to receive the difference between (a) the grant price of the SAR, which will be at least equal to the fair market value of a share of common stock on the date of grant, and (b) the fair market value of a share of common stock on the date of exercise. Upon exercise of an SAR, a participant will be entitled to receive payment in an amount determined by multiplying (i) the difference described in the preceding sentence by (ii) the number of shares of common stock with respect to which the SAR is exercised. At the discretion of the Compensation Committee, payment of the exercised SAR may be in cash, in shares of common stock, or in some combination of cash and shares of common stock.

Freestanding and tandem SARs, or any combination, may be granted to participants. A freestanding SAR is an SAR that is granted independently of any option. A tandem SAR is an SAR that is granted in connection with an option, and the exercise of the SAR results in cancellation of the right to purchase a corresponding number of shares of common stock under the related option (and when a share of common stock is purchased under the option, a similar cancellation results under the tandem SAR). Each SAR grant will be set forth in an award document that will specify the exercise price, the term of the SAR and such other provisions as the Compensation Committee determines. The term of an SAR cannot exceed 10 years. The exercise price of a freestanding SAR will equal the fair market value of a share of common stock on the date of grant. The exercise price of a tandem SAR will equal the exercise price of the related stock option.

Stock Awards, Restricted Stock and Restricted Share Units. Stock awards may be granted in the form of shares of our common stock, restricted shares of our common stock (“Restricted Stock”), or restricted units based on the value of our common stock (“RSUs”). Restricted Stock is a share of common stock granted to a participant that does not become freely transferable until any applicable conditions have been satisfied and any period of restriction has expired. An RSU is a bookkeeping unit, the value of which corresponds to one share of common stock. An RSU does not become payable until any applicable conditions have been satisfied and any period of restriction has expired.

Each grant of Restricted Stock or RSUs will be evidenced by an award document that will specify the period of restriction and other conditions that must be satisfied before the Restricted Stock becomes transferable or the RSUs are paid, the number of shares of common stock (or units tied to the value of a share of common stock) granted, and such other provisions as the Compensation Committee will determine. Restrictions and conditions may include restrictions based upon the achievement of specific performance goals and time-based restrictions on vesting following the attainment of the performance goals.

Except as otherwise provided in the award document, shares of Restricted Stock will become freely transferable by the participant after the applicable conditions have been satisfied and the applicable period of restriction has expired. RSUs will be paid following the close of the period of restriction provided the applicable conditions are satisfied in the form of cash or in shares of common stock (or in a combination of cash and shares of common stock) as determined by the Compensation Committee. Restricted Stock or RSUs will be forfeited to the extent that the applicable conditions or restrictions are not satisfied during the period of restriction. Neither Restricted Stock nor RSUs may be transferred for value, encumbered or disposed of (other than pursuant to will or the laws of descent) until the applicable conditions have been satisfied and the applicable period of restriction has expired.

Participants generally will have the right to vote shares of Restricted Stock during the period of restriction and will be entitled to regular cash dividends paid with respect to the underlying shares of common stock, but any stock dividends or other property (other than cash dividends) distributed with respect to the underlying common stock will be subject to the same restrictions as the shares of Restricted Stock. The Compensation Committee may apply additional restrictions on dividends and dividend equivalents that the Compensation Committee deems appropriate. Participants awarded RSUs will not have any right to vote, but will be entitled to receive dividend payments with respect to any vested RSUs, unless otherwise provided in the award document,

Cash Bonuses. While cash bonuses may, and will, be paid outside the Plan, the Compensation Committee will determine the persons eligible to receive cash bonuses under the Plan and the amount, terms and conditions of those cash bonuses. No covered employee will be eligible to receive a cash bonus under the Plan in excess of $5 million in any calendar year. Also, no covered employee may receive a cash bonus under the Plan unless the cash bonus constitutes a “qualified performance-based award” as described below.

Qualified Performance-Based Awards. A “qualified performance-based award” is any stock option or SAR granted under the Plan, or any other award granted under the Plan that the Compensation Committee designates as a qualified performance-based award and that is contingent on the achievement of certain pre-established performance goals. At the beginning of the performance period, in addition to the determinations to be made by the Compensation Committee as described above for any particular type of award, the Compensation Committee will determine the size of the award to be granted to the participant, the performance period, and the performance goals. At the end of the performance period, the Compensation Committee will determine the degree of achievement of the performance goals, which will determine the payout. No qualified performance-based award will be earned, vested or paid until the Compensation Committee certifies the attainment of the pre-established performance goals. The Compensation Committee may set performance goals using any combination of the criteria described below in the section titled “What are the performance goals under the Plan?” The performance goals may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of a subsidiary or a division, region, department or function within the Company or any of its subsidiaries.

Other Awards. The Compensation Committee may grant any other type of award that is consistent with the Plan’s purpose.

What types of awards does the Plan allow for non-employee directors?

The Board may provide that all or a portion of a non-employee director’s annual retainer and/or retainer fees or other awards or compensation be payable (either automatically or at the option of the non-employee directors) in the form of NQSOs, Restricted Shares, RSUs, and other stock-based awards. The Board will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee director’s service as a member of the Board. Other than with respect to their retainer and other fees, the Board may also grant to our non-employee directors the same types of awards (other than ISOs) under the Plan that are granted to other participants, upon such terms as the Board may determine.

What are the performance goals under the Plan?

Under the Plan, any award may, but need not, be subject to the satisfaction of one or more performance goals. Performance-based compensation will be awarded if the Compensation Committee determines that such awards are in the best interest of the Company and its stockholders. Performance goals for awards will be determined by the Compensation Committee and will be designed to support our business strategy and align executives’ interests with stockholder interests.

Awards (other than stock options and stock appreciation rights) intended to qualify as performance-based compensation under Section 162(m) of the Code will be subject to performance goals based on one or more of the following business criteria as applied, in the Compensation Committee’s discretion:

•	return on capital, equity, or assets (including economic value created);

•	productivity or operating efficiencies;

•	cost improvements;

•	cash flow;

•	sales revenue growth;

•	net income, earnings per share, or earnings from operations;

•	quality;

•	customer satisfaction;

•	comparable store sales;

•	stock price or total stockholder return;

•	EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) or EBITDAR (Earnings Before Interest, Taxes, Depreciation, Amortization and Rent);

•	after tax operating income;

•	book value per share;

•	debt reduction;

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or

•	any combination of the foregoing.

Performance goals may be expressed on an absolute or relative basis, and based on comparisons to internal targets, the past performance of the Company (or a segment thereof), or the past or current performance of other companies. The Compensation Committee may appropriately adjust any evaluation of performance to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) “extraordinary items” described in Accounting Principles Board Opinion No. 30, (and with respect to fiscal years beginning after December 15, 2015, events of an “unusual nature” and/or of a type that indicate “infrequency of occurrence,” as defined in FASB Accounting Standards Update 2015 – 01).

Are there any limits on the amount or terms of awards that can be granted under the Plan?

Yes. Subject to adjustment for changes in our capital structure, no participant may receive options, SARs, stock awards, Restricted Stock or RSUs under the Plan during any one calendar year that, taken together, relate to more than 500,000 shares.

“Qualified performance-based awards” are subject to a minimum one-year vesting period. The vesting period for other awards must exceed one year, with no more than one-third of the shares vesting at the end of each of the twelve-month periods following the grant date; provided that up to 5% of the total shares authorized for delivery under the Plan may be granted as awards that vest within one year after the date of grant (effective for awards issued on or after April 23, 2015),

The maximum amount of any cash bonus that may be granted under the Plan in any calendar year to any participant who is a covered employee is $5 million.

Who can amend the Plan?

The Compensation Committee may amend the Plan at any time for any reason or no reason, except that the Compensation Committee must obtain stockholder approval to adopt any amendment:

•	affecting plan provisions that otherwise require the vote of our stockholders under Section 162(m) of the Code;

•	resulting in repricing stock options or otherwise increasing the benefits accruing to participants or to our non-employee directors;

•	increasing the number of shares of our common stock issuable under the Plan;

•	modifying the requirements for eligibility; or

•	adversely affect any award previously granted under the Plan, without the written consent of the affected participant.

The Compensation Committee also must obtain stockholder approval if the Compensation Committee believes stockholder approval is necessary or advisable to:

•	permit awards to be exempt from liability under Section 16(b) of the 1934 Act;

•	comply with the listing or other requirements of an automated quotation system or stock exchange; or

•	satisfy any other tax, securities or other applicable laws, policies or regulations.

Can the Compensation Committee amend outstanding award agreements?

The Committee may generally amend, modify or terminate any outstanding award, provided that no amendment can:

•	reduce or diminish the value of the award without the participant’s consent;

•	extend the original term of an option or SAR without stockholder approval; or

•

reduce the exercise price of an option or SAR, or cancel an option or SAR in exchange for cash or other awards or stock options or SARs with an exercise price that is less than the exercise price of the cancelled options or SARs, without the prior stockholder approval.

What happens to awards under the Plan if there is a change in control of the Company?

With respect to awards granted under the Plan on or after April 23, 2015, in the event of a change in control of the Company (as defined in the Plan), to the extent (i) the successor entity does not assume the awards or substitute an “alternative award”, or (ii) the participant’s employment with the successor entity is terminated without cause within one year following such change in control:

•	all stock options, SARS and any awards to our non-employee directors will fully vest;

•	all restrictions applicable to any awards will lapse and the awards subject to those restrictions will fully vest; and

•

unless otherwise determined by the Board or the Compensation Committee in its sole discretion prior to the change in control, the value of all vested awards will be cashed out at the “change in control price” as defined in the Plan.

This is generally referred to as “double trigger” vesting. Notwithstanding the foregoing, the Board or the Committee may impose additional conditions in an individual’s award notice regarding the acceleration of awards upon a change of control.

To qualify as an “alternative award”, the new rights to be substituted by the successor entity must (i) be based on shares of common stock traded on an established public securities market, (ii) provide rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the replaced award, (iii) have substantially equivalent economic value, (iv) provide that in the event that the participant’s employment is terminated for death or disability or is terminated without cause within one year following a change of control, all restrictions applicable to any awards will lapse and the awards will fully vest, and (v) not result in adverse tax consequences to the participant under Section 409A of the Code.

A “change in control” will occur if:

•	any person becomes the beneficial owner of 50% or more of our voting securities;

•

after a merger or other business combination, sale of assets, tender or exchange offer, or other similar transaction, the majority of our stockholders prior to the transaction are no longer a majority of our stockholders after the transaction; or

•

during any given two year period, our directors at the beginning of the period cease to constitute a majority of the Board unless at least 2/3 of the directors in office at the beginning of that period approved the nomination of each new director.

What happens to awards of participants whose employment is terminated?

Unless the award notice provides otherwise, a participant whose employment is terminated for “cause” (as defined in the Plan), or for a reason other than death, disability (as defined in the Plan), retirement or any other approved reason, will forfeit (to the greatest extent allowed by law) all awards under the Plan that, at the time of termination, are unexercised, unvested, unearned, or unpaid. Otherwise, the Compensation Committee will determine the terms and conditions that apply to any award upon the termination of employment with the Company, its subsidiaries and affiliates, and provide such terms in the applicable award notice or in its rules or regulations.

Are shares received from awards granted under the Plan subject to the Amedisys Insider Trading Policy?

Yes. Shares received from awards granted under the Plan are subject to the Amedisys, Inc. Insider Trading Policy. Prior to selling any shares acquired pursuant to awards granted under the Plan, participants should ensure that such transactions are permissible under the Insider Trading Policy and, in particular, that he or she does not possess material, nonpublic information at such time.

What are the federal income tax consequences of the awards granted under the Plan?

The rules concerning the federal income tax consequences with respect to awards made pursuant to the Plan are technical, and reasonable persons may differ on the proper interpretation of the rules. Moreover, the applicable statutory and regulatory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. The following discussion is designed to provide only a brief, general summary description of the U.S. federal income tax consequences associated with the awards, based on a good faith interpretation of the current U.S. federal income tax laws, regulations (including applicable proposed regulations) and judicial and administrative interpretations. The following discussion does not set forth any U.S. federal tax consequences other than income tax consequences and also does not discuss any state, local or non-U.S. tax consequences that may apply. We recommend that Plan participants consult their own tax advisors as to the tax consequences of their particular situation.

Stock Options. An optionee does not recognize taxable income upon the grant or upon the exercise of an ISO (although the exercise of an ISO may in some cases trigger liability for the alternative minimum tax). Upon the sale of ISO shares, the optionee recognizes income in an amount equal to the excess, if any, of the fair market value of those shares on the date of the sale over the exercise price of the ISO shares. The income is taxed at the long-term capital gains rate if the optionee has not disposed of the stock within 2 years after the date of the grant of the ISO and has held the shares for more than 1 year after the date of exercise (the 2-year and 1-year periods are referred to as “holding periods”). The Company is not entitled to a federal income tax deduction. ISO holding period requirements are waived when an optionee dies.

If an optionee sells ISO shares before completion of the holding periods, the optionee recognizes ordinary income to the extent of the lesser of: (a) the gain realized upon the sale; or (b) the excess of the fair market value of the shares on the date of exercise over the exercise price of the ISO shares. Any additional gain is treated as long-term or short-term capital gain depending upon how long the optionee has held the ISO shares prior to disposition. In the year of any such disposition, the Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income that the optionee recognizes, if any, as a result of the disposition.

An optionee does not recognize taxable income upon the grant of an NQSO. Upon the exercise of an NQSO, the optionee recognizes ordinary income to the extent that the fair market value of the shares of common stock received upon exercise of the NQSO on the date of exercise exceeds the exercise price. The Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income that the optionee recognizes upon the exercise of the NQSO.

SARs. A participant who exercises an SAR will recognize ordinary income upon the exercise equal to the amount of cash and the fair market value of any shares of common stock received as a result of the exercise. The Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income that the participant recognizes upon the exercise of the SAR.

Stock Awards. A participant who receives an award of shares that is not subject to any restriction (vested) at time of grant will recognize taxable income in the year in which the award is granted equal to the fair market value of the shares received. A participant who receives an award of Restricted Stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income to the extent and in the first taxable year in which his or her interest in the shares subject to the award becomes either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. The amount of U.S. federal income is equal to the fair market value of the shares less the value of the consideration, if any, paid for the shares. A participant may elect to recognize U.S. federal income at the time of grant of restricted stock in an amount equal to the fair market value of the shares subject to the award (less the value of the consideration paid for the shares) on the date the award is granted by filing an election under Code Section 83(b) within thirty days of the date of the award. The Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which the shares become either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture (or in the taxable year of the award if, at that time, the participant had filed a timely election under Section 83(b) of the Code to accelerate recognition of income). Any gain or loss realized by the participant from a later sale of shares of common stock will be reportable by the participant as a long-term or short-term capital gain or loss.

RSUs. In the case of an award of RSUs, the participant will generally recognize ordinary income in an amount equal to any cash and the fair market value of any shares of common stock received on the date of payment. In that taxable year, the Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income recognized by the participant.

Cash Bonus. A participant who receives a cash bonus award will recognize ordinary income in the year in which the award is paid to the participant equal to the amount of the cash bonus. The Company will be entitled to a tax deduction equal to the amount of the cash paid to the participant in the year the award is paid to the participant.

Officers and Directors. In the case of an officer or director of the Company who is subject to the provisions of Section 16(b) of the Exchange Act, the recognition of income in connection with the receipt of shares of common stock under an award, the sale of which would be restricted by the Exchange Act, will be deferred until the date that the restriction lapses or 6 months from the date the award is granted, whichever is earlier. In addition, the amount of such income will be measured for U.S. federal income tax purposes by the value of the shares of common stock on the earlier of the date the restriction under the Exchange Act lapses or 6 months from the date the award is granted, rather than on the date of receipt. However, such an officer or director may elect to recognize U.S. federal income on the date the shares of common stock are received and to measure the U.S. federal income by the value of the shares on that date by filing an election under Section 83(b) of the Code within thirty days of the date the shares are received.

Section 409A. Section 409A of the Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of U.S. federal income along with an additional tax equal to 20% of the amount included in U.S. federal income, and interest on deemed underpayments in certain circumstances. While certain awards under the Plan could be subject to Section 409A (for example, RSUs), the Plan and awards have been drafted to comply with the requirements of Section 409A, where applicable.

Section 162(m) and Performance Measures. Pursuant to Section 162(m) of the Code, the Company ordinarily may not deduct compensation of more than $1 million that is paid to certain “covered employees” (i.e., any individual who, on the last day of the taxable year, is either the Company’s principal executive officer or an employee whose total compensation for the tax year is required to be reported to the Company’s stockholders because he or she is among the three highest compensated officers for the tax year, other than the principal executive officer or principal financial officer). The limitation on deductions does not apply, however, to “qualified performance-based compensation.” Certain awards under the Plan may constitute qualified performance-based compensation and, as such, would be exempt from the $1 million limitation on deductible compensation.

Are there restrictions on resale of shares purchased under the Plan?

Yes. Each person who controls, or who is a member of a group that controls, or who is under common control with us and who distributes any common stock obtained through awards granted under the Plan, and any broker or dealer who participates in any such distribution, may, in connection with such distribution, be deemed to be an “underwriter” within the meaning of the securities laws. You may not use this document in connection with any resale of the stock. In addition, the filing requirements of the securities laws and the short-swing profit rules may apply to purchases and sales of common stock under the Plan, and subsequent resales of such shares, by any person who is an executive officer, director or beneficial owner of 10% or more of our outstanding common stock.

Plan Benefits

The actual number and terms of awards that will be granted under the Plan during the remainder of 2015 and in future periods is not presently determinable, as the Compensation Committee determines whether to grant awards and the terms of the awards.

Board of Directors Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO OUR 2008 OMNIBUS INCENTIVE COMPENSATION PLAN INCREASING THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

PROPOSAL 4—ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” VOTE)

General Information

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our “Named Executive Officers” as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s rules.

Executive Summary

By way of background, 2014 was a year of significant change for our Company, which had a direct impact on the decisions made by the Compensation Committee (the “Committee”) of our Board with regard to 2014 executive compensation.

•	In February 2014, our founder and former Chief Executive Officer and Chairman, William F. Borne, departed our Company after 32 years of service.

•

In December 2014, after an extensive nine-month search, our Board appointed Paul B. Kusserow, a seasoned healthcare executive with over 17 years’ experience in the healthcare and healthcare technology industries, as our President and Chief Executive Officer.

•

While our Company was searching for a permanent replacement for Mr. Borne, effective as of the date of Mr. Borne’s departure from our Company, Ronald A. LaBorde (our then-current President and Chief Financial Officer) was appointed our President and Interim Chief Executive Officer. In March 2014, Dale E. Redman, our former Chief Financial Officer (February 2007 to December 2011) was appointed our Interim Chief Financial Officer and served in this role throughout the remainder of 2014.

Due to these unique circumstances, compensation decisions made by the Committee during 2014 generally differ from our historical compensation practices. While searching for a permanent replacement for Mr. Borne, the Committee was tasked with designing (i) an annual (cash bonus) incentive plan for our remaining eligible executive officers that ensured their focus on improved operations, (ii) an annual long-term (equity-based) incentive plan that encouraged the retention of our remaining eligible executive officers throughout the search process and (iii) a compensation package for Mr. Kusserow that would not only ensure his recruitment during a time of uncertainty, but would also limit guaranteed compensation and provide strong pay-for-performance incentives. Mr. Kusserow’s compensation package was structured such that the majority of his total targeted annual compensation is heavily weighted towards performance-based incentives. 88% of the equity awards granted to Mr. Kusserow under the terms of his employment agreement relate to performance based compensation in the form of stock options and performance-based restricted stock vesting over four years. It is the intention of Mr. Kusserow and our Company that these will be the only equity awards issued over the initial four-year term of his employment. If annual performance targets are not met or if our Company’s stock price does not appreciate over the initial four-year term of his employment, Mr. Kusserow will not earn his total targeted annual compensation. Put differently, Mr. Kusserow’s ability to earn his total targeted annual compensation is directly aligned with increases in stockholder value.

The Committee believes that our 2014 executive compensation program was instrumental in helping our Company achieve its main business objective of improving fiscal year 2014 operational and financial performance by motivating our executive officers to focus on the long-term best interests of our Company and its stockholders while also addressing the shorter-term operational challenges resulting from the executive management team changes described above.

By way of example, cash bonuses under our 2014 short-term incentive plan, which depended on the Company achieving specified 2014 earnings per share targets set in the first quarter of 2014, were paid out at “target.” The last time cash bonuses were awarded as part of a short-term incentive plan program established by the Committee was in connection with our Company’s fiscal year 2009 performance.

By way of further example, after adjusting for the 2014 period, our results from continuing operations include the following:**

•	Net income from continuing operations attributable to Amedisys, Inc. of $23.9 million compared to net income from continuing operations of $5.2 million in 2013.

•

Net income from continuing operations attributable to Amedisys, Inc. per diluted share of $0.73 compared to net income from continuing operations attributable to Amedisys, Inc. of $0.16 per diluted share in 2013.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $74.3 million compared to $48.9 million in 2013.

**	See Appendix B hereto for explanation of how we calculate these measures and reconciliations of non-GAAP financial measures.

The operational challenges relating to the changes in our executive management in 2014 no longer face our Company as of the filing date of this Proxy Statement. As such, the compensation decisions described below should be considered in context. In fiscal year 2015 and beyond, the Committee remains committed to design an executive compensation program that: (i) rewards pay for performance, (ii) is competitive and reasonable as compared to compensation programs adopted by the Company’s peer group and based on a review of broader public company and industry survey data and (iii) is cost-effective with limited perquisites and other personal benefits.

Say-on-Pay Vote Mechanics

We are asking our stockholders to provide advisory approval of the compensation paid to our “Named Executive Officers,” as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement (beginning on page 46) and the compensation tables and narrative disclosures following the CD&A.

This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies and practices, as described in this Proxy Statement.

Key Components of 2014 Compensation Program

As discussed further in the CD&A:

Recruitment

•

Mr. Kusserow’s appointment as President and Chief Executive Officer was the result of an extensive nine-month search. The Committee was able to approve a compensation package for Mr. Kusserow that it believes not only ensured his recruitment during a time of uncertainty, but also was structured to limit guaranteed compensation and provide strong pay-for-performance incentives through the issuance of “front-loaded” equity grants with vesting and performance periods over four years.

•

The Compensation Committee was able to approve a compensation package for Mr. Redman, who served as our Interim Chief Financial officer from March 2014 until April 2015, that not only convinced him to come out of retirement to once again serve as our principal financial officer, but also ensured that he would serve in this position as long as the Company needed him to, providing experience and stability during a time of transition.

Pay-for-Performance

•

Kusserow Employment Agreement—It is the intention of the Company and Mr. Kusserow that the “front-loaded” equity grants under the terms of his employment agreement (awarded in two tranches: the first upon Mr. Kusserow’s employment on December 16, 2014 and the second on March 31, 2015) shall be the sole equity awards granted to Mr. Kusserow during the initial four-year term of his employment agreement.

•

88% of the total awards granted to Mr. Kusserow under his employment agreement relate to performance-based compensation in the form of stock options and performance-based restricted stock. 50% of the total awards granted to Mr. Kusserow have performance-based vesting conditions over four years.

•

2014 Short-Term Incentive Plan—Payouts under our 2014 annual (cash bonus) incentive plan depended on the Company achieving specified 2014 earnings per share (“EPS”) targets set by the Compensation Committee in the first quarter of 2014. Our adjusted 2014 EPS from continuing operations was $0.73, which exceeded the target ($0.68) performance level under the plan.**

•

Taking this into account, and factoring in the quarter-over-quarter improvements in the Company’s financial performance since the date the Committee approved the performance targets, as well as the nature of the adjustments to EPS, the Committee approved paying out cash bonuses to eligible Named Executive Officers (Messrs. LaBorde, Fleming, Jeter and Bucey) at “target,” which is expressed as a percentage of base salary.

•	The last time cash bonuses were awarded as part of a short-term incentive plan program established by the Committee was in connection with our Company’s fiscal year 2009 performance.

**	See Appendix B hereto for an explanation for these certain items and the reconciliations of non-GAAP financial measures.

•

2014 Long-Term Incentive Plan—It has been our Company’s historical practice to tie a portion of the vesting requirements associated with the equity grants under our annual long-term incentive plans to identified multi-year performance targets set during the first quarter of the subject fiscal year.

•	In the first quarter of 2014, however, the Committee and the Board, in consultation with management, determined that identifying appropriate multi-year performance metrics for performance-based long-

term equity grants that were fair and reasonable for eligible participants was not feasible, given the changes in our executive management during the first quarter, as described above, as well as other operational challenges that faced our Company at the time, including the anticipated settlement of our Department of Justice investigation and Stark Law self-referral matter.

•

In order to both encourage retention and reward Company and individual performance at a later date, the Committee and the Board approved a grant of nonvested restricted stock effective April 1, 2014 to eligible Named Executive Officers (Dr. Fleming and Messrs. LaBorde, Jeter and Bucey).

•

The grant date value of the award was equal to 50% of the targeted grant date value of the eligible Named Executive Officers’ 2014 long-term incentive grants (expressed as a percentage of base salary), with the intention that nonvested shares valued at up to the remaining 50% of the targeted grant date value could be granted at the discretion of the Committee in early 2015 based on a combination of fiscal year 2014 Company and individual performance, assuming the minimum EPS performance goal under our 2014 short-term incentive compensation plan was achieved. Additional information on this topic appears under the heading “2014 Long Term Incentive Plan—Discretionary Grants,” in the CD&A.

•

All shares awarded under the 2014 long-term incentive plan are subject to time-based vesting conditions and vest ratably on the first, second and third anniversaries of the date of grant, provided that the awardee remains continuously employed by the Company through each such vesting date.

•

For fiscal year 2015 and beyond, it is the Committee’s intention to resume the practice of tying a portion of the vesting requirements associated with the equity grants under our annual long-term incentive plans to identified multi-year performance targets set during the first quarter of the subject fiscal year.

Recognition—Changes in Responsibility and Superior Company and Individual Performance

•

In recognition of Mr. LaBorde’s increased responsibilities as President and Interim Chief Executive Officer effective February 20, 2014, the Committee approved adjusting Mr. LaBorde’s base salary from $475,000 to $625,000. None of our other executive officers received a salary increase during the 2014 fiscal year.

•

In recognition of Mr. LaBorde’s contributions towards the improvements in our Company’s financial performance over the second and third quarters of 2014 versus the first quarter of 2014, the Committee approved an equity bonus award of 25,000 fully-vested shares of common stock to Mr. LaBorde effective October 28, 2014. The Committee’s decision also took into account the fact that the grant date value of Mr. LaBorde’s 2014 long-term incentive plan equity award was equal to 50% of the targeted grant date value of this award.

Encouraging Retention During a Time of Significant Change

•

Also in encouragement of their retention, effective May 2, 2014, the Committee and the Board awarded shares of restricted stock subject to time-based vesting conditions to each of Dr. Fleming and Messrs. Jeter and Bucey. 25% of the shares awarded vest on the first anniversary of the date of grant, 25% of the shares awarded vest on the second anniversary of the date of grant and the remaining 50% of the shares awarded vest on the third anniversary of the date of grant, provided that the awardee remains continuously employed by the Company through each such vesting date.

Consideration of the 2014 Advisory Vote on Executive Compensation and 2014 Annual Meeting Voting Results, Generally

As discussed further in the CD&A, at our 2014 Annual Meeting of stockholders, 90.52% of the shares present in person or by proxy and entitled to vote on the matter voted to approve, in an advisory vote, the compensation paid to our Named Executive Officers, as described in our 2014 Proxy Statement.

The Compensation Committee values the feedback of our stockholders and takes into account the outcome of Say-on-Pay votes when considering future executive compensation arrangements and potential changes to our executive compensation program.

Highlights of our Executive Compensation Program

We believe that our executive compensation program:

•	Aligns executive compensation to business objectives and overall Company performance;

•	Attracts, retains, and motivates highly-qualified executives by offering market-competitive total compensation packages;

•	Balances the focus on short- vs. longer-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years;

•

Has features designed to further align executive compensation with stockholder interests and mitigate risks, including: (i) cash bonus and equity award “claw-back” and forfeiture provisions for violating certain employment agreement covenants, (ii) a prohibition on “short sales” of and “hedging” Company securities (applicable to all employees), (iii) no minimum guaranteed cash bonus payments, equity grants (with the exception of equity grants upon hire) or base salary increases and (iv) limited perquisites; and

•

Has certain features that are widely considered “best practices,” including employment agreement change-in-control provisions that only provide cash severance upon a change-in-control termination (i.e., a “double-trigger”) and do not provide for the payment of any excise tax gross-up amounts.

Consistent with these goals, and as further discussed in the CD&A, we believe the Compensation Committee of our Board of Directors has designed an executive compensation program that: (i) rewards pay for performance, (ii) is competitive and reasonable as compared to compensation programs adopted by the Company’s peer group and based on a review of broader public company and industry survey data and (iii) is cost-effective with limited perquisites and other personal benefits.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SAY-ON-PAY PROPOSAL, AS STATED BY THE FOLLOWING RESOLUTION:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table, and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, our Board of Directors or our Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) outlines our executive compensation philosophy, objectives and processes. It explains the decision making process used by the Compensation Committee of our Board of Directors (the “Committee”), the reasoning behind our executive compensation program, and, more specifically, the actions the Committee took related to the compensation of our “Named Executive Officers,” which under the SEC’s executive compensation disclosure rules consist of all persons who served as our principal executive officer and our principal financial officer during our last fiscal year and our next three highest-paid executive officers as of the end of our last fiscal year.

In 2014, our Named Executive Officers were as follows:

•	Paul B. Kusserow—President and Chief Executive Officer as of December 16, 2014

•

Ronald A. LaBorde—During 2014, Mr. LaBorde served as our (i) President and Chief Financial Officer, then (ii) President and Interim Chief Executive Officer, then (iii) Vice Chairman. He is currently our Vice Chairman and Chief Financial Officer.

•	Dale E. Redman—Interim Chief Financial Officer as of March 24, 2014

•	Michael O. Fleming—Chief Medical Officer

•	Jeffrey D. Jeter—Chief Compliance Officer

•	David R. Bucey—General Counsel and Secretary (effective April 6, 2015, Mr. Bucey was appointed our Senior Vice President of Legal and continued to serve as our Secretary until April 23, 2015)

•	William F. Borne—Former Chief Executive Officer and Chairman of the Board

Mr. Borne departed our Company on February 20, 2014. Mr. Redman departed our Company as an employee on April 6, 2015. Dr. Fleming departed our Company as an employee on April 15, 2015. Mr. Bucey will be departing our Company as an employee on May 11, 2015.

Background—Executive Leadership Transition

2014 was a year of significant change for our Company:

•

Effective December 16, 2014, after an extensive nine-month search, our Board appointed Paul B. Kusserow as our President and Chief Executive Officer and, upon the recommendation of the Nominating and Corporate Governance Committee of our Board, as a director.

•	Our former Chief Executive Officer and founder, William F. Borne, departed our Company in February 2014 after 32 years of service.

•

During our search for a new Chief Executive Officer, Ronald A. LaBorde, previously our President and Chief Financial Officer, served as our President and Interim Chief Executive Officer. Contemporaneously with Mr. Kusserow’s Employment, Mr. LaBorde transitioned to the role of Vice Chairman.

•

In March 2014, Dale E. Redman was appointed as our Interim Chief Financial Officer and served in this role throughout the remainder of 2014. Mr. Redman previously served as our Chief Financial Officer from February 2007 until December 2011, and then as our Executive Vice President of Finance until his retirement in February 2012.

2014 compensation decisions for (i) Mr. Kusserow, as our onboarding Chief Executive Officer, (ii) Mr. LaBorde, upon assuming the role of President and Interim Chief Executive Officer, and (iii) Mr. Redman, as our Interim Chief Financial Officer, are discussed separately throughout the CD&A and, due to the unique circumstances surrounding their appointment and continued service, generally differ from our historical compensation practices.

2014 Compensation Strategy—Targeted Decisions During a Time of Transition

The executive leadership changes described above compelled the Committee to narrowly tailor portions of our 2014 compensation program based on identified recruitment and retention goals while continuing to emphasize the objective of linking executive compensation to the Company’s financial and operating performance and changes in stockholder value.

Key 2014 Compensation Developments and Pay for Performance Highlights in 2014

•

With the exception of Mr. LaBorde, whose salary was adjusted upon his appointment as President and Interim Chief Executive Officer in February 2014, none of our Named Executive Officers received a salary increase (additional information regarding the base salaries of all of our Named Executive Officers appears under the heading “Base Salaries,” below).

•

Effective March 24, 2014, the Committee and the Board, upon the recommendation of the Committee, approved the employment agreement for Mr. Redman, who joined our company as Interim Chief Financial Officer. Additional information regarding the employment agreements for all of our Named Executive Officers appears under the heading “Employment Agreements,” below.

•

Effective May 2, 2014, in encouragement of their retention, we awarded shares of restricted stock subject to time-based vesting conditions to each of Dr. Fleming and Messrs. Jeter and Bucey (additional information on this topic appears under the heading “May 2014 Retention Awards,” below).

•

Effective October 28, 2014, in recognition of Mr. LaBorde’s contributions towards the improvements in our Company’s financial performance over the second and third quarters of 2014 versus the first quarter of 2014, the Committee approved an equity bonus award of 25,000 fully-vested shares of common stock to Mr. LaBorde (additional information on this topic appears under the heading “Ronald A. LaBorde—October 2014 Equity Bonus”).

•

Effective December 16, 2014, the Committee and the Board, upon the recommendation of the Committee, approved the employment agreement for Mr. Kusserow, who joined our Company as President and Chief Executive Officer.

2014 Pay-for-Performance Highlights

•

The “target” annual bonus opportunity and grant date value at “target” of the long-term incentive award for each Named Executive Officer is generally expressed as a percentage of base salary. For 2014, with the exception of Mr. LaBorde, the percentages for our “legacy” executive officers (Dr. Fleming and Messrs. Jeter and Bucey) were the same percentages used in our 2013 executive compensation program. As a temporary employee, Mr. Redman was not eligible to participate in our 2014 incentive compensation programs. Mr. Kusserow’s eligibility to participate in our annual incentive compensation programs did not begin until the start of our 2015 fiscal year.

Overview of our Executive Compensation Program

Our executive compensation consists of:

•	Base salary;

•	Annual performance-based incentives (cash bonuses);

•	Long-term incentives; and

•	Retirement, health and welfare benefits.

Generally during the first fiscal quarter of each year, the Compensation Committee (i) determines whether there are going to be any base salary adjustments for or grants of long-term incentive equity awards to our executive officers effective as of April 1 of the current fiscal year, (ii) establishes the performance measures under our current year cash bonus and long-term (equity-based) incentive compensation plans, as applicable, and (iii) determines whether the performance conditions for recently-completed performance periods have been satisfied.

As mentioned above, 2014 was a year of significant change for our Company. It has been our Company’s historical practice to tie a portion of the vesting requirements associated with the equity grants under our annual long-term incentive plans to identified multi-year performance targets set during the first quarter of the subject fiscal year. In the first quarter of 2014, however, the Compensation Committee and the Board, in consultation with management, determined that identifying appropriate multi-year performance metrics for performance-based long-term equity grants that were fair and reasonable for eligible participants was not feasible, given the changes in our executive management during the first quarter, as described above, as well as other operational challenges that faced our Company at the time (additional information on this topic appears under the heading “2014 Equity-Based Incentive Compensation,” below).

Consideration of the 2014 Advisory Vote on Executive Compensation and 2014 Annual Meeting Voting Results, Generally

At our 2014 Annual Meeting of stockholders, 90.52% of the shares present in person or by proxy and entitled to vote on the matter voted to approve, in an advisory vote, the compensation paid to our Named Executive Officers, as described in our 2014 Proxy Statement. We believe these results demonstrate strong stockholder support for our overall executive compensation objectives.

The Compensation Committee values the feedback of our stockholders and takes into account the outcome of Say-on-Pay votes when considering future executive compensation arrangements and potential changes to our executive compensation program.

Governance Standards Applicable to our Executive Compensation Program

Our Board and the Committee maintain governance standards applicable to our executive compensation program, including the following key practices:

•	A Compensation Committee comprised solely of independent directors;

•	An independent compensation consultant that reports to and is directed by the Committee, and that provides no other services to the Company;

•

An Insider Trading Policy that prohibits our executive officers (and independent Board members) from pledging Company securities as collateral for loans or keeping any Company securities in a margin account and that bars ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning Company stock;

•	Change in control cash severance payments that are contingent upon a qualifying transaction and a qualifying termination of employment (commonly referred to as a “double trigger”); and

•	No tax gross-ups of any kind including for any excise taxes in conjunction with payments that are contingent upon a change in control.

Compensation Philosophy and Objectives

Our compensation philosophy, which extends to all employees including our Named Executive Officers, is designed to align employee and stockholder interests. Our objective is to pay fairly based upon the employee’s position, experience and performance. Employees may be rewarded through additional compensation, for example, in the form of a cash bonus or an equity grant, when we meet or exceed targeted business objectives. Certain employees are also eligible to receive incentive compensation based on both individual and/or Company performance.

The objectives of our compensation philosophy are described below:

•

Stockholder-aligned. Management-level employees generally have some portion of their incentive compensation aligned with our Company’s overall financial performance through cash bonus programs or equity grants, the value of which is directly tied to change in share value.

•

Performance-based. Management-level employees generally have some portion of their incentive compensation linked to a combination of Company, operating unit, and/or individual performance. The application of performance measures as well as the form of the award may vary depending on the employee’s position and responsibilities.

•	Market-driven. We structure our compensation programs to be competitive in the total compensation that they offer.

•	Focused on the individual. We design our incentive compensation programs to attract, motivate and retain key management, including our Named Executive Officers.

Compensation Administration

Role of the Compensation Committee

Pursuant to the terms of its charter, the Committee is responsible for the review and approval of all aspects of our executive compensation program and makes all decisions regarding the compensation of our executive officers. Per its charter, the Committee’s primary responsibilities with respect to executive compensation are as follows:

•	Review and approval of corporate long-term and short-term incentive goals and objectives relevant to executive compensation;

•	Evaluation of the performance of our Chief Executive Officer and review of our Chief Executive Officer’s evaluation of the performance of our other executive officers;

•	Evaluation of the competitiveness of the total compensation package for our executive officers;

•	Evaluation and approval of executive officer employment, severance and change-in-control agreements, including any amendments thereto, and any title change for any executive officer; and

•

Approval of any changes to the total compensation package for our executive officers, including but not limited to changes to benefits, base salary, annual cash incentive and long-term equity incentive award opportunities and retention programs.

Additional information regarding the Committee’s responsibilities is set forth in its charter, a copy of which appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.”

Role of the Independent Compensation Consultant

The Compensation Committee’s charter grants the Committee the authority to retain experts in the field of executive compensation to assist the Committee in fulfilling its duties. In 2014, the Compensation Committee engaged Pearl Meyer & Partners (the “Consultant”) as its compensation consultant. In 2014, the Consultant provided the following consulting services to the Committee:

•

Executive compensation review and related advice for the current fiscal year, including advice relating to the negotiation of the employment agreements for Mr. Kusserow, our new President and Chief Executive Officer as of December 2014, and Mr. Redman, our Interim Chief Financial Officer as of March 2014.

•	The Consultant assisted the Committee in determining the performance metrics under our 2014 annual (cash bonus) incentive compensation plans and the design of our 2014 long-term incentive grant.

•

The Committee does not ask the Consultant to perform a full compensation benchmarking every year. Based on the review of published public company and industry survey data, the Consultant provided information regarding the competitiveness and reasonableness of the 2014 Named Executive Officer short-term (cash bonus) and long-term (equity-based) incentive opportunities at “target.”

•

An evaluation of the Company’s pay-for-performance relationship and how that relationship compares to public companies in the healthcare services and facilities sectors and similarly-sized public companies across multiple industries.

•	Compensation review and related advice for the current fiscal year for selected members of our non-executive officer senior management.

•	Non-employee director compensation review and related advice.

•	Assistance with the preparation of the compensation-related portions of our 2014 Proxy Statement.

•	Updates regarding compensation-related issues, trends and regulatory changes.

Compensation Consultant Independence

Because the Consultant does not provide any non-compensation related services to our Company, we believe that the Consultant is independent of management and provides the Committee with objective advice. As part of its engagement, the Consultant participated in meetings with both the Committee and senior management to learn more about our business strategy and executive compensation objectives. The Committee retains the Consultant directly, although in carrying out assignments, the Consultant also interacts in certain capacities with our management-level employees. All such assignments are approved by the Chairman of the Committee, Nathaniel M. Zilkha.

In the fourth quarter of 2014, the Committee engaged Sidley Austin LLP (“Sidley”) as outside counsel to assist with negotiating and drafting the terms of Mr. Kusserow’s employment agreement dated as of December 11, 2014 (Mr. Kusserow was separately represented by legal counsel). The Committee also determined that Sidley was also independent of management and provided the Committee with objective advice. Although Sidley does provide non-compensation related legal services to our Company, the Committee determined that Sidley has policies and procedures in place that are designed to prevent conflicts of interest regarding the provision of compensation-related advice to Compensation Committees. Further, the amount of fees paid or payable by our Company to Sidley in respect of both compensation-related and non-compensation-related legal advice represents less than .01% of Sidley’s total revenue for the 12-month period ended December 1, 2014.

For additional information, please refer to the discussion on page 19 under the heading “Compensation Consultant Independence and Conflicts of Interest Assessment.”

Role of the President and Interim Chief Executive Officer

In the course of deliberating certain 2014 compensation decisions for our Named Executive Officers, the Committee took into account the recommendations of Mr. LaBorde regarding the compensation of our other executive officers, specifically: (i) the May 2, 2014 retention grant to Dr. Fleming and Messrs. Jeter and Bucey (additional information on this topic appears under the heading “May 2014 Retention Awards,” below) and (ii) the awards granted under the discretionary portion of our 2014 long-term (equity-based) incentive compensation plan (additional information on this topic appears under the heading “Long-Term Incentives,” below). Mr. LaBorde’s recommendations were based upon his assessment of each executive officer’s individual performance, the performance of their respective business units or functions, retention considerations and market factors. The Committee reviewed these recommendations before making its decision. While the Committee requested Mr. LaBorde to be present at certain Committee meetings when executive compensation was discussed, Mr. LaBorde did not play any role in the Committee’s deliberation of matters impacting his own compensation, and only Committee members are permitted to vote on matters related to executive officer compensation. Further, Mr. Borne, as our former Chief Executive Officer and Chairman, and Mr. Kusserow, as our onboarding President and Chief Executive Officer in December 2014, did not have any input on matters relating to 2014 executive compensation.

Review of Peer Group, Industry and Survey Data

For decisions regarding the design of our fiscal year 2014 short-term and long-term incentive compensation plans and for decisions regarding the compensation of (i) Mr. LaBorde, upon his appointment as President and Interim Chief Executive Officer, (ii) Mr. Redman, as our Interim Chief Financial Officer, and (iii) Mr. Kusserow, as our President and Chief Executive Officer, the Consultant provided information to the Committee regarding the executive compensation practices of (a) similarly-sized public companies across multiple industries and (b) companies in the healthcare services and facilities sectors, in order to both provide context for the Committee’s decisions and to help ensure that the various components of their respective compensation packages were within a reasonably competitive range. The information was based on the Consultant’s review of published survey data.

Evaluating the Overall Competitiveness and Reasonableness of our 2014 Incentive Compensation Program

Based on its review of the information described above, the Committee determined that the components of our 2014 Named Executive Officer compensation program were reasonable. Given the Company’s current business environment, the Committee determined that it would not recommend salary raises (with the exception of Mr. LaBorde), changes to the “target” bonus opportunity (expressed as a percentage of base salary) and grant date value at “target” of the long-term incentive award (expressed as a percentage of base salary) for any of our Named Executive Officers in 2014.

While the Committee generally considers available peer group, industry and survey data to be helpful in understanding how our compensation levels compare to other companies, peer group, industry and survey data are only one factor that the Committee may consider in making its decisions regarding executive compensation. For example, the Committee also considers the alignment of our then-current compensation practices with our compensation philosophy, program structure, retention goals and other factors (such as the integration of large acquisitions) before making compensation decisions

Components of Compensation

We compensate our executive officers, including our Named Executive Officers, through the following components:

•	Base salary;

•	Annual performance-based incentive compensation (cash bonus awards);

•	Long-term incentives (equity-based awards); and

•	Retirement, health and welfare benefits and, if deemed appropriate, perquisites.

In determining how each executive officer’s total compensation package is allocated among these components, the Committee emphasizes the components that reward the accomplishment of business objectives and create stockholder value. Concurrently, the Committee believes it is appropriate to provide our executive officers with a reasonable level of guaranteed compensation through base salary and benefits, together with significant opportunity for additional compensation through annual and long-term incentives. Generally, if targeted performance levels are not achieved, our executive officers’ total compensation is likely to be at or below the median of comparable positions at our peer group companies. Alternatively, if the targeted performance levels are exceeded, our executive officers’ total compensation is likely to be above the median of comparable positions at our peer group companies.

Mix of Pay

Our executive officers have a higher percentage of variable compensation relative to our other employees. The Committee believes this is appropriate because of the direct influence that these officers have on our financial performance. Generally, the majority of the total targeted annual compensation for our executive officers, including our Named Executive Officers, is “at risk,” i.e., variable based on Company performance, to assure alignment with stockholder interests.

Base Salaries

We target our executive officers’ base salaries to be competitive when compared to the salary levels of persons holding similar positions at similarly-sized public companies in the healthcare services and facilities sectors. The Committee also considers each executive officer’s respective responsibilities, experience, expertise and individual performance when setting base salaries.

2014 Base Salary Determinations

•

Kusserow—Effective as of the date of his employment on December 16, 2014, Mr. Kusserow’s base salary was set at $875,000. His base salary was set based on negotiations with the Committee during the hiring process and was reviewed by the Consultant for the purposes of determining reasonableness before approval by the Committee.

•

LaBorde—Effective as of the date of his appointment as President and Interim Chief Executive Officer, Mr. LaBorde’s base salary was adjusted from $475,000 to $625,000. This salary adjustment was reviewed by the Consultant for the purposes of determining reasonableness before approval by the Committee.

•

Redman—Effective as of the date of his employment on March 24, 2014, Mr. Redman’s base salary was set at $400,000. His base salary was set based on negotiations with the executive management during the hiring process and was reviewed by the Consultant for the purposes of determining reasonableness before approval by the Committee.

•

Jeter, Fleming and Bucey—As noted above, base salary determinations are generally made during the first quarter of each fiscal year. For fiscal year 2014, no base salary adjustments were considered for Dr. Fleming and Messrs. Jeter and Bucey based on their position relative to market (near the market median) and the challenging market conditions expected for 2014, including the fourth consecutive year of decreased Medicare reimbursement rates, the anticipated cost of complying with regulatory changes affecting our industry and the anticipated settlement of our U.S. Department of Justice investigation and Stark Law self-referral matter. Dr. Fleming’s base salary remained fixed at the level first established effective January 1, 2011, Mr. Jeter’s base salary remained fixed at the level first established effective April 4, 2010 and Mr. Bucey’s base salary remained fixed at the level first established effective January 1, 2012.

•	Borne—Prior to his departure from the Company on February 20, 2014, Mr. Borne’s base salary was $750,000, which was the level first established effective April 1, 2008.

Annual Performance-Based Incentive Compensation (Cash Bonuses)

As part of our executive compensation program, the Committee establishes annual incentive compensation performance measures for our executive officers, which performance measures are premised on our Company’s achievement of pre-determined financial or operational goals. The Committee reserves the ability to reduce (but not increase) the amounts earned as a result of a subjective annual review of the individual performance of each executive officer. As a temporary employee, Mr. Redman was not eligible to participate in our incentive compensation programs. In addition, neither Mr. Kusserow nor Mr. Borne participated in our 2014 annual compensation program; Mr. Kusserow’s eligibility to participate in our annual incentive compensation programs did not begin until the start of our 2015 fiscal year.

2014 Annual Incentive Compensation (Cash Bonus) Opportunities

The “target” bonus opportunity for each executive officer is expressed as a percentage of base salary. For our eligible Named Executive Officers: Mr. LaBorde—100% of base salary (as adjusted on February 20, 2014); and Dr. Fleming and Messrs. Jeter and Bucey—50% of their respective base salaries. These percentages were the same percentages used in our 2013 annual incentive compensation program.

For 2014, assuming the threshold performance conditions for the award opportunity were met, each of the executive officers listed above could earn between 50% and 150% of his target opportunity based on the achievement of a pre-defined corporate performance measure. The Committee, in its discretion, reserved the ability to reduce (but not increase) the amounts earned as a result of a subjective review of the performance of each executive officer. Threshold, target and maximum incentive opportunities were set based on our Company’s historical practices and the Committee’s desire to provide a meaningful award for achieving outstanding performance.

For 2014, the annual incentive compensation opportunity was based on the overall corporate performance measure of earnings per share (“EPS”), as follows:

	Threshold	Target	Maximum
2014 EPS Performance Levels	$0.46	$0.68	$0.89
Incentive Earned as % of Target	50%	100%	150%

In establishing the performance levels, the Committee took into consideration challenges facing the home health and hospice industries and the challenging market conditions expected for 2014, including the fourth consecutive year of decreased Medicare reimbursement rates, the anticipated cost of complying with regulatory changes affecting our industry and the anticipated settlement of our U.S. Department of Justice investigation and Stark Law self-referral matter. At the time the target EPS level was set, the Committee considered the target level of performance reasonable and achievable, but not without management’s significant effort. The Committee felt it was appropriate to set EPS as the sole performance measure because it believes that EPS growth encourages our executive officers to focus on improving earnings and profitable growth. It also believes that this measure is aligned with our overall objective of creating long-term value for our stockholders.

Our adjusted 2014 EPS from continuing operations was $0.73, which exceeded the target ($0.68) performance level under the plan.**

Taking this into account, and factoring in the quarter-over-quarter improvements in the Company’s financial performance since the date the Committee approved the performance targets, as well as the nature of the adjustments to EPS, on February 26, 2015, the Committee approved paying out cash bonuses at the “target” bonus opportunity to the eligible Named Executive Officers (Messrs. LaBorde, Fleming, Jeter and Bucey) as follows: Mr. LaBorde—$625,000; Dr. Fleming—$142,500; Mr. Jeter—$125,000; Mr. Bucey—$130,000. In each case, such bonus payments, less applicable taxes, withholdings and deductions, were payable in connection with the Company’s next regularly-scheduled payroll period in accordance with the Company’s normal payroll practices.

**	See Appendix B hereto for an explanation for these certain items and the reconciliations of non-GAAP financial measures.

Long-Term Incentives

Long-term incentives, in the form of equity-based compensation, are used to balance the short-term focus of our annual cash incentive compensation program with performance incentives over multi-year periods. The Committee believes that providing long-term incentive opportunities supports our compensation philosophy by aligning the interests of our Named Executive Officers, and other long-term incentive compensation plan participants, with those of our stockholders.

Currently, all equity-based compensation is granted in accordance with the terms of our 2008 Omnibus Incentive Compensation Plan, which is a comprehensive incentive compensation plan that provides for various equity-based awards and also provides for limited cash awards.

We believe that grants of equity-based compensation:

•	Motivate participants to focus on the creation of stockholder value in both the short- and long-term;

•	Reinforce the link between the creation of stockholder value and compensation;

•	Enable us to provide competitive levels of total compensation; and

•	Aid in the retention of Named Executive Officers and other long-term incentive plan participants.

2014 Equity-Based Incentive Compensation—Plan Design Considerations

It has been our Company’s historical practice to tie a portion of the vesting requirements associated with the equity grants under our annual long-term incentive plans to identified multi-year performance targets set during the first quarter of the subject fiscal year. In the first quarter of 2014, however, the Committee and the Board, in consultation with management and the Consultant, determined that identifying appropriate multi-year performance metrics for performance-based long-term equity grants that were fair and reasonable for eligible participants was not feasible, given the changes in our executive management during the first quarter, as described above, as well as other operational challenges that faced our Company at the time. For fiscal year 2015 and beyond, it is the Committee’s intention to resume the practice of tying a portion of the vesting requirements associated with the equity grants under our annual long-term incentive plans to identified multi-year performance targets set during the first quarter of the subject fiscal year.

2014 Long-Term Incentive Plan—Shares Granted April 1, 2014

On March 26, 2014, effective April 1, 2014, in order to both encourage retention and reward Company and individual performance at a later date, the Committee and the Board approved a grant of nonvested shares effective April 1, 2014 to eligible Named Executive Officers (Dr. Fleming and Messrs. LaBorde, Jeter and Bucey). The grant date value of the award was equal to 50% of the total targeted grant date value of their 2014 long-term incentive plan grant (expressed as a percentage of base salary, as follows: Mr. LaBorde—150% of base salary; and Dr. Fleming and Messrs. Jeter and Bucey—50% of base salary), with the intention that nonvested shares valued at up to the remaining 50% of the total targeted grant date value could be granted at the discretion of the Committee in early 2015 based on a combination of fiscal year 2014 Company and individual performance, assuming the minimum EPS performance goal under our 2014 short-term incentive compensation plan was achieved.

•	As calculated, the grant date value of the award for each eligible Named Executive Officer was as follows: Mr. LaBorde—$468,750; Dr. Fleming—$71,250; Mr. Jeter—$62,500 and Mr. Bucey—$65,000.

•

The number of nonvested shares awarded was calculated by dividing the grant date value by the closing price per share of the Company’s common stock on the date of grant, April 1, 2014 ($15.50), and resulted in a grant of 30,242 shares to Mr. LaBorde; 4,597 shares to Dr. Fleming; 4,033 shares to Mr. Jeter and; 4,194 shares to Mr. Bucey.

The nonvested shares vest ratably in one-third installments on April 1, 2015, April 1, 2016 and April 1, 2017, provided that the recipient has been continuously employed by the Company as of each vesting date.

2014 Long-Term Incentive Plan—Discretionary Grants

As described above, when designing our 2014 Long-Term Incentive Plan, the Committee reserved the discretion to issue nonvested shares in early 2015 to eligible Named Executive Officers valued at up to 50% of the total targeted grant date value of their 2014 long-term incentive plan award based on a combination of fiscal year 2014 Company and individual performance, assuming the minimum EPS performance goal under our 2014 short-term incentive compensation plan was achieved. Using this discretion, effective April 1, 2015, our Board, upon the recommendation of the Committee, approved awards of 2,277 nonvested shares to Mr. Jeter, 500 nonvested shares to Dr. Fleming and 500 nonvested shares to Mr. Bucey. The nonvested shares vest ratably in one-third installments on April 1, 2016, April 1, 2017 and April 1, 2018, provided that the recipient has been continuously employed by the Company as of each vesting date.

The grant date value of Mr. Jeter’s nonvested shares equaled the grant date value of the shares awarded to him on April 1, 2014 ($62,500), and the number of shares awarded was determined by dividing the grant date value by $27.45 (which was the closing price of the Company’s common stock on the grant date). The Committee chose not to award a discretionary grant under the 2014 Long-Term Incentive Plan to Mr. LaBorde because he received a discretionary equity bonus award in October 2014, which is described further below. The number of nonvested shares granted to Dr. Fleming and Mr. Bucey, respectively, were determined in consideration of anticipated future changes to our executive and senior management teams.

May 2014 Retention Awards

Effective May 2, 2014, in recognition of their contributions to our Company during the period following the departure of our former Chief Executive Officer and Chairman and in encouragement of their continued service to our Company, upon the recommendation of Mr. LaBorde and the Committee, our Board of Directors approved an award of 20,000 nonvested shares to Mr. Jeter and 10,000 nonvested shares to Mr. Bucey as part of a larger May 2014 “Retention Grant” authorized by the Committee and our Board to certain members of our executive and senior leadership teams. The shares granted are subject to service-based vesting conditions (25% on the first anniversary of the date of grant; 25% on the second anniversary of the date of grant and the remaining 50% on the third anniversary of the date of grant).

Ronald A. LaBorde—October 2014 Equity Bonus

Throughout Mr. LaBorde’s tenure as President and Interim Chief Executive Officer, our Company significantly improved its financial and operational performance. Effective October 28, 2014, upon the recommendation of the Committee and in recognition of his individual contributions towards this improved financial and operational performance, the Board approved a one-time grant of 25,000 shares of common stock to Mr. LaBorde. The Committee’s recommendation also took into account the fact that the grant date value of Mr. LaBorde’s 2014 long-term incentive plan equity award was equal to 50% of the targeted grant date value of this award.

Benefits

Our executive officers also participate in the retirement, health and welfare benefit programs generally available to our other employees, including paid vacation and paid Company holidays. In a few limited circumstances, the Company provides other benefits to our executive officers, as detailed in the tables following this CD&A.

All of our executive officers were eligible to participate in our Executive Deferred Compensation Plan in 2014. The purpose of the plan is to provide each participant with an opportunity to defer receipt of a portion of his or her salary, bonus and other specified types of cash compensation in accordance with his or her individual personal tax planning goals. Only certain highly-compensated upper-management level employees, including our Named Executive Officers, were eligible to participate in the plan (approximately 100 employees, based on job title). At the discretion of the Committee, we had the ability to make contributions to the plan on behalf of executive officer participants. No such discretionary contributions were made in 2014. On June 26, 2014, our Board approved freezing the Executive Deferred Compensation Plan effective December 31, 2014 due to low employee interest and participation.

Certain of our executive officers participate in our Employee Stock Purchase Plan (“ESPP”). Under the terms of the ESPP, eligible employees may elect to contribute on an after-tax basis between 1% and 15% of their annual pay through regular payroll deductions to purchase our common stock; provided, however, that an employee may not contribute more than $25,000 to the plan on an annual basis pursuant to Internal Revenue Service restrictions. Shares are purchased at a 15% discount of the market value of our common stock at the close of business on the last day of each fiscal quarter.

2014 Employment Agreements

December 2014 Employment Agreement with Paul B. Kusserow

Mr. Kusserow’s appointment as President and Chief Executive Officer was the result of an extensive nine-month search. After initially identifying a number of candidates through both professional contacts and by utilizing the assistance of an executive recruiting consultant, the Committee became confident that Mr. Kusserow was the ideal candidate based on his years of executive and senior management experience in the healthcare industry and his broad knowledge of the business of healthcare, including integrated health services, information technology, payors, hospitals and post-acute providers. In their capacity as Board members, the Committee also had the opportunity to work closely with Mr. Kusserow prior to his appointment as President and Chief Executive Officer. During the period between December 2013 and June 2014, Mr. Kusserow served as an independent contractor to the Boston Consulting Group (“BCG”) in connection with a consulting project BCG performed for the Company.

Mr. Kusserow’s four-year employment agreement dated December 11, 2014 was the result of arms-length negotiations. During the negotiation process, the Committee was supported by its independent compensation consultant, Pearl Meyer & Partners, and each of the Company and Mr. Kusserow were represented by separate legal counsel. As described above, the Committee approved engaging Sidley Austin LLP to provide legal advice relating to the negotiation and drafting of Mr. Kusserow’s employment agreement. The following is a description of certain of the terms and conditions of Mr. Kusserow’s employment agreement and the amounts payable to him thereunder.

The term of Mr. Kusserow’s employment agreement runs until March 1, 2019, unless earlier terminated, and is not automatically renewable. Unless mutually extended by the parties in writing, the employment shall terminate upon the expiration of the term, at which point Mr. Kusserow’s employment shall continue on an “at will” basis unless such “at will” employment is terminated by us or Mr. Kusserow by notice in writing.

Under the terms of his employment agreement, Mr. Kusserow, among other things, is entitled to:

•	An annual base salary of not less than $875,000, subject to annual review for increase (but not decrease) by the Committee;

•

Participate in our annual (cash bonus) incentive plan, with target and maximum award opportunities approved from year to year by the Committee (the amount of target annual incentive approved by the Committee for any given year shall not be less than 25% of Mr. Kusserow’s current base salary; however, entitlement to and payment of an annual incentive bonus is subject to the approval of the Committee);

•

Participate, consistent with his rank and position, in our other compensation, pension, welfare and benefit plans and programs as are made available to the Company’s senior level executives (other than annual equity-based incentive compensation plans) or to its employees in general, including health, medical, dental, long-term disability, travel, accident and life insurance plans, subject to eligibility; and

•

Reimbursement for relocation and travel expenses, as follows: (i) reasonable relocation expenses in an amount not to exceed $20,000, (ii) $10,000 per month for housing and travel expenses for the first eighteen months of the employment term and (iii) reimbursement of reasonable legal fees incurred by Mr. Kusserow in connection with negotiating the Agreement up to a maximum of $15,000.

Pay for Performance—Front-Loaded Equity Awards

The Committee believes that Mr. Kusserow’s compensation package was structured to limit guaranteed compensation and provide strong pay-for-performance incentives. A significant component of this approach was to provide “front-loaded” equity grants, as described below.

•

On December 16, 2014, the effective date of his employment, Mr. Kusserow was granted (i) 75,000 time-based restricted shares of the Company’s common stock and (ii) time-based non-qualified stock options to purchase 250,000 shares of the Company’s common stock (collectively, the “2014 Equity Awards”). Both the time-based restricted shares and the time-based non-qualified stock options vest in one-fourth increments on the first through fourth anniversaries of the grant date, provided that Mr. Kusserow remains employed by us on each such vesting date (subject to certain accelerated and pro-rated vesting provisions as provided in his employment agreement). The exercise price of the stock options was set based on the closing price of the Company’s common stock on the date of grant ($26.65), and the options have a ten-year term.

•

As contemplated by his employment agreement, during the first quarter of 2015 (effective March 31, 2015), Mr. Kusserow was granted 75,000 performance-based restricted shares of the Company’s common stock and (ii) performance-based non-qualified stock options to purchase 250,000 shares of the Company’s common stock (collectively, the “2015 Equity Awards”). Both the performance-based restricted shares and the performance-based stock options shall vest, if at all, based on the certification by the Committee of the achievement of identified performance targets for each of fiscal years 2015, 2016, 2017 and 2018 (subject to certain accelerated and pro-rated vesting provisions as provided in the employment agreement). The exercise price of the stock options was set based on the closing price of the Company’s common stock on the date of grant ($26.78), and the options have a ten-year term.

•

Unless Mr. Kusserow’s employment is terminated for “Cause” (as defined in his employment agreement), he shall have until the earlier of (A) the expiration date of any option granted pursuant to the Agreement or (B) 90 days following termination of his employment in which to exercise any of such options that were vested as of the termination date. If his employment is terminated for Cause, there shall be no post-termination exercise period, and all vested and unvested options shall terminate immediately upon termination of employment.

The Committee believes that the equity grants described above will motivate Mr. Kusserow to increase stockholder value over the four-year term of his employment agreement by:

•

Increasing Stockholder Return—Mr. Kusserow’s options were granted with fair market value exercise prices. Therefore, he will not realize any value from his stock options unless the market value of our common stock appreciates.

•

Achieving specified financial and operational goals—88% of the total awards granted to Mr. Kusserow relate to performance-based compensation in the form of stock options and performance-based restricted stock.

Accelerated Vesting—2014 Equity Awards and 2015 Equity Awards

It should be noted that in the course of our arms-length negotiations with Mr. Kusserow, there were reported rumors and public speculation related to a possible strategic transaction involving our company. The Committee, therefore, was tasked with designing a compensation package for Mr. Kusserow that would not only ensure his recruitment, but also would align his interests with those of our stockolders by enabling him to consider strategic transactions that may be in the best interests of our stockholders without undue concern over whether the transaction would jeopardize his own employment or significantly disrupt the environment of his employment.

Accordingly, Mr. Kusserow’s employment agreement provides that the 2014 Equity Awards and the 2015 Equity Awards shall vest immediately in full upon a change in control (“single trigger”). The Committee carefully weighed the cost of the “single-trigger” vesting acceleration provision and believes that the significant stock option component (approximately 77%) of Mr. Kusserow’s equity awards strikes an appropriate balance between providing meaningful severance protection and avoiding a significant windfall upon an employment termination. For additional information, see the discussion beginning on page 70 of this proxy statement (“Potential Payments upon Termination or Change in Control”).

Our company does not intend to issue equity awards with a “single-trigger” vesting features in the future. We recently adopted an amendment to our 2008 Omnibus Incentive Compensation Plan eliminating “single-trigger” vesting provisions for equity awards granted after April 23, 2015. For additional information on this topic, please refer to the discussion beginning on page 30 of this proxy statement.

March 2014 Employment Agreement with Dale E. Redman

On March 18, 2014, the Board approved the appointment, effective March 24, 2014, of Dale E. Redman as our Interim Chief Financial Officer. In this capacity, he functioned as our principal financial officer. Upon hire, it was anticipated that he would serve in this capacity until we filled the position of Chief Financial Officer on a permanent basis, which occurred on April 6, 2015.

Mr. Redman’s employment with the Company was on at “at will” basis, and as a temporary employee, he was not eligible to participate in certain Company sponsored programs, including health and wellness benefits, Company-sponsored incentive plans and the Company’s severance plan for senior, non-executive management.

As a condition of employment, Mr. Redman executed an employment agreement with the Company containing protective covenants and indemnification provisions in his favor similar to those provided to the Company’s executive officers and a provision requiring all disputes to be submitted to arbitration.

As approved by the Committee, Mr. Redman received a salary equivalent to $400,000 on an annualized basis, payable in accordance with the Company’s bi-weekly payroll practices applicable to its full-time, salaried employees. He was eligible to receive a bonus of $150,000 provided he (i) did not resign prior to the date that we filled the position of Chief Financial Officer on a permanent basis and (ii) was not terminated for cause, as defined in his employment agreement. As originally approved by the Committee, the bonus was payable on the latter of (i) his last day of employment or (ii) December 31, 2014. It was not originally anticipated that Mr. Redman would serve as our Interim Chief Financial Officer during any part of 2015. However, it became evident to Company executive management during the fourth quarter of 2014 that we would continue to need Mr. Redman to serve as our principal financial officer through at least the filing date of our 2014 Annual Report on Form 10-K and potentially through the end of the first quarter of 2015. As such, Mr. LaBorde approved the payment of the $150,000 bonus contemplated by Mr. Redman’s employment agreement effective December 30, 2014.

Severance and “Claw-Back” Provisions—Executive Employment Agreements

The employment agreements for our Named Executive Officers (other than Mr. Redman who, as a temporary employee, was not eligible for severance benefits) contain provisions entitling each of them to receive severance benefits for certain qualifying terminations, as described under “Potential Payments upon Termination or Change-in-Control,” below. These triggers for severance payments were selected in order to permit these key employees to focus on the interests of our Company and our stockholders without undue concern for their personal job security.

In return for severance benefits, our Named Executive Officers (other Mr. Redman) are bound by certain non-compete, non-solicitation, confidentiality and non-disclosure covenants, as defined in their agreements.1 If there is a breach of these covenants (each, a “Forfeiture Event”), we are no longer obligated to make any severance payments otherwise due to them, and all unexercised stock options, nonvested stock and other nonvested equity awards are forfeited effective as of the date of the Forfeiture Event. Additionally, in the event of a breach, each agreement contains a “claw-back” provision obligating them to repay the Company any “award gain” (as defined below) realized during the six-month period prior to the occurrence of the Forfeiture Event (or, if the breach occurs after the Named Executive Officer ceases to be employed by the Company, the date of termination of their employment) and for a period of time following such date (24 months for Messrs. Kusserow and Borne and 18 months for Messrs. LaBorde, Jeter and Bucey and Dr. Fleming). As defined in the employment agreements, “award gain” means:

•

in respect of a given stock option exercise, the product of (X) the fair market value per share of common stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the stock option was exercised at that date; and

•

in respect of any other settlement of any other cash bonus or equity award granted to the Named Executive Officer, the fair market value of the cash or stock paid or payable to the Named Executive Officer (regardless of any elective deferral) less any cash or the fair market value of any stock or property (other

[1]	As described above, as a condition of employment, Mr. Redman executed an employment agreement with the Company containing similar protective covenants.

than a cash award or equity award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Named Executive Officer to us as a condition of or in connection with such settlement.

The Committee believes that these forfeiture provisions provide assurance that our business interests will be appropriately protected upon the termination of employment of a Named Executive Officer.

Stock Ownership

Included in the Corporate Governance Guidelines adopted by our Board of Directors are stock ownership requirements applicable to our Chief Executive Officer. In an effort to more closely align our Chief Executive Officer’s interests with those of our stockholders, the Chief Executive Officer shall own Company shares with a fair market value equal to at least three times their base salary.

Our Chief Executive Officer shall have five years from the date that they are elected or appointed (as applicable) to the position (or five years from the initial April 2009 effective date of the Corporate Governance Guidelines, whichever date is later) to come into compliance with these ownership requirements.

Once the Chief Executive Officer accumulates shares with a value equal to the required multiple of base salary or annual retainer, they must retain the minimum number of shares originally accumulated to meet the threshold requirement on a going-forward basis. If the Company’s stock price subsequently declines after the stock ownership requirements are met, they will not be required to acquire additional shares. Mr. Borne was in compliance with the ownership requirements through the termination of his employment in February 2014. Mr. LaBorde was compliant with the ownership requirements during his tenure as President and Interim Chief Executive Officer, and Mr. Kusserow has five years from the date of his December 16, 2014 appointment as President and Chief Executive Officer to come into compliance with the ownership requirements.

Equity Grant Practices

Annual incentive compensation is generally awarded, both to our Named Executive Officers and to other eligible employees, on April 1 (or the next day that The NASDAQ Global Select Market is open for trading after April 1 if it is closed on April 1). All Committee decisions regarding annual incentive compensation are generally made concurrently with the filing of our Annual Report on Form 10-K for the previous fiscal year.

Deductibility of Compensation

Internal Revenue Code Section 162(m) limits the amount of compensation paid to our executive officers that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. “Performance-based” compensation that has been approved by our stockholders is not subject to the $1 million deduction limit. All of our equity-based incentive plans have been approved by our stockholders, and awards under those plans, other than certain time-based vesting shares and nonvested stock, constitute “performance-based” compensation that is not subject to the Code Section 162(m) deduction limit. While the Committee intends that all compensation be deductible, there may be instances where potentially non-deductible compensation is provided to reward our executive officers consistent with our compensation philosophy for each compensation element.

Our 2008 Omnibus Incentive Compensation Plan provides for qualifying performance-based compensation, including annual bonuses. The Plan allows us flexibility in structuring our executive compensation programs while maximizing the tax deductibility of awards to the benefit of the Company and our stockholders, whether they are denominated in cash or stock.

Severance Payment—William F. Borne

In connection with the termination of his employment effective February 20, 2014, Mr. Borne was eligible to receive severance payments and benefits in accordance with Section 8(c) of his employment agreement.

Specifically, Mr. Borne will receive a total of $3,000,000 in cash severance payments (equal to two (2) times the sum of (a) his 2014 base salary ($750,000) plus (b) $750,000 (i.e., the greater of (x) an amount equal to his prior year cash bonus or (y) $750,000) ratably over a period of 24 months, taking into account payment restrictions imposed by Section 409A of the Code. In return for these severance payments, Mr. Borne is bound by certain non-compete, non-solicitation, confidentiality and non-disclosure covenants, as defined in his employment agreement. If there is a breach of these covenants, we are no longer obligated to make any severance payments otherwise due to him. Mr. Borne’s employment agreement also contains the “claw-back” language described above. Also in accordance with Section 8(c) of his employment agreement, in connection with the termination of his employment, Mr. Borne received title to his Company automobile, and, during the term of Mr. Borne’s 24 month severance period, we are obligated to pay (or reimburse Mr. Borne for the payment of) the premium of a whole life insurance policy on the life of Mr. Borne, under which he is the owner and has the right to designate the beneficiaries, with premiums not exceeding $25,000 per year. Further, effective as of February 24, 2014, we and Mr. Borne entered into a letter agreement pursuant to which we agreed to provide Mr. Borne a total of $60,000, payable in 12 monthly installments of $5,000 to be used by him in his discretion to obtain office space and secretarial support should he desire to do so.

In recognition of Mr. Borne’s years of service to the Company, as approved by the Board upon the recommendation and approval of the Compensation Committee, Mr. Borne became fully-vested on April 1, 2014 in 59,405 shares of non-vested Company common stock, the right to which would have otherwise been forfeited by Mr. Borne upon the termination of his employment prior to the designated April 1, 2014 vesting date.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Amedisys, Inc. has reviewed and discussed the Compensation Discussion and Analysis with management, as required by Item 402(b) of Regulation S-K, and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2015 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014.

Members of the Compensation Committee:

Nathaniel M. Zilkha (Chairman)

Linda J. Hall

Jake L. Netterville

Bruce D. Perkins

Peter Ricchiuti (retiring as of June 4, 2015)

Donald A. Washburn

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of the directors listed as signatories to the above report. During 2014:

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on the Committee;

•	no member of the Committee was during the year or formerly an officer or employee of the Company or any of its subsidiaries;

•	no member of the Committee entered into any transaction with our Company in which the amount involved exceeded $120,000;

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on the Committee; and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

2014 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation for our Named Executive Officers for 2014, 2013 and 2012. For additional information on the compensation summarized below and other benefits, please refer to “Compensation Discussion and Analysis” (“CD&A”), above.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)	Total ($)
Paul B. Kusserow	2014	$—	—	$8,661,250	—	—	8,661,250
President and Chief Executive Officer (as of 12/16/14) (PEO)

Ronald A. LaBorde	2014	597,308	—	1,012,750	625,000	21,747	2,256,805
President and Chief Financial Officer (1/1/14 through 2/20/14) (PFO)						(5)
President and Interim Chief Executive Officer (2/20/14 through 12/16/14) (PEO)(9)	2013	475,000	39,187	849,215	—	18,764	1,382,166
Vice Chairman (as of 12/16/14)(10)	2012	475,000	—	534,375	—	18,032	1,027,407

Dale E. Redman	2014	292,308	150,000	—	—	—	442,308
Interim Chief Financial Officer (as of 3/24/14) (PFO)(11)

Michael O. Fleming	2014	285,000	—	71,250	142,500	17,734	516,484
Chief Medical Officer(12)						(6)
	2013	285,000	23,512	169,845	—	15,382	493,739
	2012	285,000	35,625	106,875	—	15,039	442,539

David R. Bucey	2014	260,000	—	65,000	130,000	15,232	470,232
General Counsel and Corporate Secretary(13)						(7)
	2013	260,000	17,300	154,945	—	11,662	443,907
	2012	259,615	32,500	97,500	—	11,395	401,010

Jeffrey D. Jeter	2014	250,000	—	62,500	125,000	4,339	441,839
Chief Compliance Officer						(8)
	2013	250,000	20,645	148,991	—	1,817	421,453
	2012	250,000	31,250	93,750	—	1,789	376,789

William F. Borne	2014	144,231	—	—	—	1,186,558	1,330,789
Former Chief Executive Officer (PEO)(14)						(4)
	2013	750,000	82,500	2,234,773	—	30,893	3,098,166
	2012	750,000	187,500	1,406,250	—	31,324	2,375,074

(1)

The amounts in this column for fiscal year 2013 reflect the discretionary bonus payments that were awarded on March 15, 2013 to Mr. Borne, Mr. LaBorde, Dr. Fleming, Mr. Bucey, and Mr. Jeter in recognition of fiscal year 2012 individual performance. Additional information regarding these payments appears under the heading “2012 Discretionary Bonuses Paid in 2013” in the CD&A section of our 2014 Proxy Statement. The amounts in this column for fiscal year 2012 reflect retention bonus payments that were awarded on April 2, 2012 to Mr. Borne, Dr. Fleming, Mr. Bucey, and Mr. Jeter. Additional information regarding these payments appears under the heading “2012 Retention Bonuses” in the CD&A section of our 2013 Proxy Statement.

(2)

The values for stock in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal years ended December 31, 2014, 2013 and 2012 pursuant to our 2008 Omnibus Incentive Compensation Plan. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award based on the probable outcome of the award conditions. Assumptions used in the calculation of this amount are included in Note 8 to our audited financial statements for the year ended December 31, 2014, which were included in our Annual Report on Form 10-K filed with the SEC on March 4, 2015. In accordance with SEC rules, we also are required to disclose the grant date fair value for awards with outstanding performance conditions assuming “maximum” performance. The grant date fair values for the performance-based restricted stock units (“PRSUs”) issued under our 2013 long-term incentive compensation plan with vesting conditions linked to our three-year total stockholder return in excess of a defined hurdle rate, assuming maximum performance, are as follows: Mr. Borne—$1,500,000; Mr. LaBorde—$570,000; Dr. Fleming—$114,000; Mr. Bucey—$104,000; and Mr. Jeter—$100,000. Additional information regarding these awards appears under the heading “2013 Equity-Based Incentive Compensation in the CD&A section of our 2014 Proxy Statement.

(3)

The amounts in this column reflect the amount earned under the annual performance-based non-equity incentive compensation plan for the applicable year. The amounts in this column for fiscal year 2014 were paid on March 13, 2015. Additional information regarding these payments appears under the heading “2014 Annual Incentive Compensation (Cash Bonus) Opportunities” in the CD&A.

(4)

This amount consists of $1,172,500 in severance costs paid to Mr. Borne, $11,354 in costs attributable to life insurance and long-term disability premiums paid by us on Mr. Borne’s behalf where we are not the beneficiary and $2,704 for employer-paid contributions to Mr. Borne pursuant to our 401(k) Benefit Plan. The amount attributable to life insurance premiums includes payments of policy premiums that were paid in 2014.

(5)

This amount consists of $5,625 for employer-paid contributions to Mr. LaBorde pursuant to our 401(k) Benefit Plan and $16,122 in costs attributable to life insurance and long-term disability premiums paid by us on Mr. LaBorde’s behalf where we are not the beneficiary.

(6)

This amount consists of $3,206 for employer-paid contributions to Dr. Fleming pursuant to our 401(k) Benefit Plan and $14,528 in costs attributable to life insurance and long-term disability premiums paid by us on Dr. Fleming’s behalf where we are not the beneficiary.

(7)

This amount consists of $4,950 for employer-paid contributions to Mr. Bucey pursuant to our 401(k) Benefit Plan and $10,282 in costs attributable to life insurance and long-term disability premiums paid by us on Mr. Bucey’s behalf where we are not the beneficiary.

(8)	This amount consists of $4,339 in costs attributable to life insurance and long-term disability premiums paid by us on Mr. Jeter’s behalf where we are not the beneficiary.
(9)	Mr. LaBorde also served as our Principal Financial Officer from February 20, 2014 until March 24, 2014.
(10)	Mr. LaBorde was appointed as our Vice Chairman and Chief Financial Officer as of April 6, 2015.
(11)	Mr. Redman retired as our Interim Chief Financial Officer as of April 6, 2015.
(12)	Dr. Fleming’s employment with our company ended on April 15, 2015.
(13)	Mr. Bucey’s employment with our company will end on May 11, 2015.
(14)	Mr. Borne’s employment with our company ended on February 20, 2014.

2014 GRANTS OF PLAN-BASED AWARDS

The table below summarizes all grants of plan-based awards during the year ended December 31, 2014 to our Named Executive Officers. For additional information regarding the plan-based award grants summarized below, please refer to “Compensation Discussion and Analysis” (“CD&A”) above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value ($) (6)
		Threshold ($)	Target ($)	Maximum ($)
Paul B. Kusserow
Time-Based Nonqualified Stock Options(2)	12/16/2014	—	—	—	250,000	6,662,500
Time-Vesting Only Restricted Stock(1)(3)	12/16/2014	—	—	—	75,000	1,998,750
2014 Short Term (Cash Bonus) Incentive Plan	—	—	—	—	—	—

Ronald A. LaBorde
Time-Vesting Only Restricted Stock(1)(4)	4/1/2014	—	—	—	30,242	468,750
Common Stock(1)(5)	10/28/2014	—	—	—	25,000	544,000
2014 Short Term (Cash Bonus) Incentive Plan	—	312,500	625,000	937,500	—	—

Dale E. Redman		—	—	—	—	—
Time-Vesting Only Restricted Stock(1)(4)		—	—	—	—	—
2014 Short Term (Cash Bonus) Incentive Plan	—	—	—	—	—	—

Michael O. Fleming
Time-Vesting Only Restricted Stock(1)(4)	4/1/2014	—	—	—	4,597	71,250
2014 Short Term (Cash Bonus) Incentive Plan	—	71,250	142,500	213,750	—	—

David R. Bucey
Time-Vesting Only Restricted Stock(1)(4)	4/1/2014	—	—	—	4,194	65,000
2014 Short Term (Cash Bonus) Incentive Plan	—	65,000	130,000	195,000	—	—

Jeffrey D. Jeter
Time-Vesting Only Restricted Stock(1)(4)	4/1/2014	—	—	—	4,033	62,500
2014 Short Term (Cash Bonus) Incentive Plan	—	62,500	125,000	187,500	—	—

William F. Borne
Time-Vesting Only Restricted Stock(1)(4)	—	—	—	—	—	—
2014 Short Term (Cash Bonus) Incentive Plan	—	—	—	—	—	—

(1)

Dividends paid with respect to restricted stock paid in (a) cash or (b) property other than the Company’s common stock or rights to acquire Company common stock shall be paid to the restricted stock award recipient in a similar manner as to other holders of our common stock. Dividends paid in (y) Company common stock or (z) rights to acquire Company Common Stock shall be added to and become a part of the original restricted stock award, subject to any additional performance-based or time-based vesting conditions stated therein.

(2)	The amounts shown in this row reflect the number of nonqualified stock options granted to Mr. Kusserow on December 16, 2014. The options vest ratably in one-fourth increments on each of December 16,

2015, December 16, 2016, December 16, 2017 and December 16, 2018, provided that the awardee is continuously employed by the Company through each such date.
(3)

The amounts shown in this row reflect the number of shares of time-vesting only restricted stock granted to Mr. Kusserow on December 16, 2014. The shares vest ratably in one-fourth increments on each of December 16, 2015, December 16, 2016, December 16, 2017 and December 16, 2018, provided that the awardee is continuously employed by the Company through each such date.

(4)

The amounts shown in this row reflect the number of shares of time-vesting only restricted stock granted to each of our Named Executive Officers pursuant to our 2014 Long-Term (Equity-Based) Incentive Plan on April 1, 2014. The shares vest ratably in one-third increments on April 1, 2015, April 1, 2016 and April 1, 2017, provided that the awardee is continuously employed by the Company through each such date.

(5)	The amounts in this row reflect the number of shares of fully-vested common stock granted to Mr. LaBorde on October 28, 2014.
(6)

The amounts shown in this column reflect the “grant date fair value” of the nonvested stock awards and performance-based restricted stock units granted to each of our Named Executive Officers during fiscal year 2014. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award based on the probable outcome of the award conditions. Assumptions used in the calculation of this amount are included in Note 8 to our audited financial statements for the year ended December 31, 2014, as included in our Annual Report on Form 10-K filed with the SEC on March 4, 2015. There can be no assurance that the grant date fair value of the nonvested stock awards or the restricted stock units will ever be realized.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR END

The table below summarizes all outstanding equity awards at December 31, 2014 for our Named Executive Officers.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($) (2) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (3)
Name	Exercisable	Unexercisable
Paul B. Kusserow	—	250,000	$26.65	12/16/2024	75,000	$2,201,250	—	$—
Ronald A. LaBorde	—	—	—	—	69,273	2,033,163	16,253	477,026
Dale E. Redman	—	—	—	—	—	—	—	—
Michael O. Fleming	—	—	—	—	10,594	310,934	3,251	95,417
David R. Bucey	—	—	—	—	19,665	577,168	2,966	87,052
Jeffrey D. Jeter	—	—	—	—	29,294	859,779	2,852	83,706
William F. Borne	—	—	—	—	—	—	—	—

(1)	The contractual term of each grant of stock option awards is a ten-year period.
(2)	Market value is based on the closing price on December 31, 2014 of $29.35.
(3)

The amounts in this column include the “Threshold” number of performance-based restricted stock units (PRSUs) that were granted in 2013 to each Named Executive Officer with vesting conditions linked to the Company’s total three-year stockholder return in excess of a defined hurdle rate. Please refer to the description of the PRSUs under the heading “2013 Equity-Based Incentive Compensation” in the CD&A section of our 2014 Proxy Statement for additional information regarding the vesting conditions. As of December 31, 2014, the minimum vesting conditions are undeterminable for the PRSUs issued under our 2013 long-term incentive compensation plan.

VESTING SCHEDULE—OUTSTANDING EQUITY AWARDS

This table below summarizes the vesting schedule for all outstanding unvested equity awards held by our Named Executive Officers as of December 31, 2014.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Vesting Schedule of Unexercised Options	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Schedule of Number of Shares or Units of Stock That Have Not Vested
Paul B. Kusserow	250,000	25% on each of 12/16/2015, 2016, 2017, and 2018	$26.65	75,000	25% on each of 12/16/2015, 2016, 2017, and 2018
Ronald A. LaBorde	—	—	—	9,045	100% on 11/1/2015
	—	—	—	8,316	100% on 4/1/2015
	—	—	—	21,670	50% on each of 4/1/2015 and 2016
				30,242	33% on each of 4/1/2015, 2016 and 2017
Dale E. Redman	—	—	—	—
Michael O. Fleming	—	—	—	1,663	100% on 4/1/2015
	—	—	—	4,334	50% on each of 4/1/2015 and 2016
	—	—	—	4,597	33% on each of 4/1/2015, 2016 and 2017
David R. Bucey	—	—	—	1,517	100% on 4/1/2015
	—	—	—	3,954	50% on each of 4/1/2015 and 2016
	—	—	—	4,194	33% on each of 4/1/2015, 2016 and 2017
	—	—	—	10,000	25% on each 5/2/2015 and 2016, and 50% on 5/2/2017
Jeffrey D. Jeter	—	—	—	1,459	100% on 4/1/2015
	—	—	—	3,802	50% on each of 4/1/2015 and 2016
	—	—	—	4,033	33% on each of 4/1/2015, 2016 and 2017
	—	—	—	20,000	25% on each 5/2/2015 and 2016, and 50% on 5/2/2017
William F. Borne	—	—	—	—	—

2014 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options by our Named Executive Officers during the year ended December 31, 2014 and the vesting during the year ended December 31, 2014 of nonvested stock held by our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Paul B. Kusserow	—	—	—	—
Ronald A. LaBorde	—	—	53,195	1,076,889
Dale E. Redman	—	—	—	—
Michael O. Fleming	—	—	4,515	69,983
David R. Bucey	—	—	4,095	63,473
Jeffrey D. Jeter	1,000	3,490	3,961	61,396
William F. Borne	—	—	—	—

(1)

Amount reflects the difference between the exercise price of the stock option and the price of our common stock at the time of exercise, multiplied by the number of shares underlying the option exercised.

(2)	Amount reflects the closing price of our common stock on the day of vesting multiplied by the number of shares acquired on vesting.

2014 NONQUALIFIED DEFERRED COMPENSATION

Set forth in the table below is information about the contributions and earnings, if any, credited to the accounts maintained by our Named Executive Officers under nonqualified deferred compensation arrangements, any withdrawals or distributions from the accounts during 2014, and the account balances on December 31, 2014.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawls/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Paul B. Kusserow	$—	$—	$—	$—
Ronald A. LaBorde	—	—	—	—
Dale E. Redman	—	—	—	—
Michael O. Fleming	—	—	—	—
David R. Bucey	—	6,184	—	157,284
				(3)
Jeffrey D. Jeter	—	—	—	—
William F. Borne	—	34,466	(264,606)	835,425
			(1)	(2)

(1)	The amount in this column represents a distribution that Mr. Borne received during the first quarter of 2014.
(2)	The amount in this column represents $2,442,256 of salary or bonus that has been contributed by Mr. Borne to the plan and was noted in the Summary Compensation Tables in prior year Proxy Statements.
(3)	The amount in this column represents $96,873 of salary or bonus that has been contributed by Mr. Bucey to the plan and is noted in the Summary Compensation Tables in prior year Proxy Statements.

The Amedisys, Inc. Executive Deferred Compensation Plan generally permits employees whose annual cash compensation exceeds certain dollar thresholds (including each of our Named Executive Officers) to defer receipt of all or a portion of their annual base salary, bonus and other types of specified cash compensation until a specified future date. A participant may choose to defer either a percentage (in a whole amount) or a specific dollar amount of his or her annual base salary or bonus (or other types of specified cash compensation) in an amount equal to up to 100% of such compensation. During the deferral period, the participant selects a deemed investment rate or rates to be applied to the deferred amount from the asset allocation options and core options that are offered as investment vehicles under the plan. Deemed investment rates are the performance rates the participant would earn if the deferred funds were actually invested in one of the third-party investment vehicles. Our common stock is not an investment option under the plan. Deferred amounts are credited with earnings or losses based on the performance of the applicable deemed investment rates. A participant may choose to receive either (i) an “in-service distribution” in the form of a lump sum or in annual installments from two to five years or (ii) a “termination distribution” in the form of a lump sum or in annual installments from two to fifteen years. An in-service distribution may be re-deferred to a later in-service distribution year or to a termination distribution, subject to plan limits on such re-deferrals and timing restrictions on electing them. At the time of initial enrollment into the plan, a participant may elect to receive a distribution of his or her deferred compensation as a single lump sum upon a change-in-control. Deferred compensation is also distributed upon the death or disability of the participant in accordance with plan limits.

On June 26, 2014, our Board approved freezing the Executive Deferred Compensation Plan effective December 31, 2014 due to low employee interest and participation.

NAMED EXECUTIVE OFFICER EMPLOYMENT AGREEMENT PROVISIONS: POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a description of the termination and change-in-control payment provisions included in the respective employment agreements for each of our Named Executive Officers who were employed by the Company as of December 31, 2014, with the exception of Mr. Redman.2 Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the applicable employment agreement. The terms below describe certain, but not all, triggering events that may result in termination or change-in-control payments to the Named Executive Officers.

Certain Definitions

The following definitions appear in (i) the Employment Agreement dated December 11, 2014 by and among the Company, Amedisys Holding, L.L.C. (“Holding”) and Paul B. Kusserow, (ii) the Employment Agreement dated November 1, 2011 by and among the Company, Holding and Ronald A. LaBorde, as amended by the First Amendment thereto dated December 29, 2011, the Second Amendment thereto dated December 19, 2012 and the Third Amendment thereto dated May 1, 2014, (iii) the Amended and Restated Employment Agreement dated July 23, 2010 by and among the Company, Holding and Michael O. Fleming, as amended by the First Amendment thereto dated January 3, 2011, the Second Amendment thereto dated December 19, 2012 and the Third Amendment thereto dated May 1, 2014, (iv) the Amended and Restated Employment Agreement dated January 3, 2011 by and among the Company, Holding and Jeffrey D. Jeter, as amended by the First Amendment thereto dated December 19, 2012 and the Second Amendment thereto dated May 1, 2014, and (v) the Amended and Restated Employment Agreement dated July 23, 2010 by and among the Company, Holding and David R. Bucey, as amended by the First Amendment thereto dated January 3, 2011, the Second Amendment thereto dated December 19, 2012 and the Third Amendment thereto dated May 1, 2014.

“Cause” is defined to include, among other things, willful gross neglect or misconduct, violation of our code of conduct, breach of the restrictive covenants of the employment agreement and misconduct in financial reporting.

“Good Reason” for voluntary resignation is defined as the occurrence of any of the following circumstances without the executive’s express written consent, unless the breach is corrected within thirty days from the date we are put on notice of the occurrence and such notice is delivered to us within ninety days of the occurrence: (i) a material reduction in the executive’s base salary (other than in connection with a proportionate reduction in the base salaries of all similarly-situated senior level executive employees), (ii) (for all employees listed above except Mr. Kusserow) a relocation of our corporate offices outside of a 50 mile radius from Baton Rouge, Louisiana, (iii) a material diminution of the executive’s authority, responsibilities or duties, or (iv) any material breach of the executive’s employment agreement caused by us. In addition, if there is Good Reason to resign, the resignation must occur within 150 days of the existence of the condition. Further, the definition of “Good Reason” appearing in Mr. Kusserow’s employment agreement also includes not being elected to or re-elected to our Board of Directors (our “Board”).

“Change in Control” is defined as (i) any person or group (as defined in the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of our securities or the securities of any significant subsidiary, representing 50% or more of the combined voting power of our or such subsidiary’s then outstanding securities; (ii) as a result of a contested election or the designation by a person who has entered into an agreement with us to effect a transaction with us specified in items (i), (iii) or (iv) of this definition, individuals who at the beginning of any 12-month period constitute our Board of Directors, cease to constitute at

[2]

Under the terms of Mr. Redman’s employment agreement dated March 24, 2014, he was eligible to receive a bonus of $150,000 provided he (i) did not resign prior to the date that we filled the position of Chief Financial Officer on a permanent basis and (ii) was not terminated for Cause. As originally approved by the Committee, the bonus was payable on the latter of (i) his last day of employment or (ii) December 31, 2014.

least a majority of our Board of Directors; (iii) the consummation of a merger or consolidation of us or any significant subsidiary with any other entity, other than a merger or consolidation which would result in our voting securities or the voting securities of a significant subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or (iv) the consummation of a sale or disposition of all or substantially all of our consolidated assets (other than a sale or disposition immediately after which such assets will be owned directly or indirectly by our stockholders in substantially the same proportions as their ownership of our common stock immediately prior to such sale or disposition).

“COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1984.

“Earliest Payment Date” means (i) if the amount paid is subject to Section 409A of the Code and does not qualify for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the fifty-second (52nd) day after termination of employment and (ii) if the amount paid is not subject to Section 409A of the Code or qualifies for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the earlier of the date in (i) above or the first date that the individual’s release of claims in accordance with the employment agreement becomes irrevocable.

“Retirement” is defined as (for all employees listed above other than Mr. Kusserow) the executive’s voluntary retirement from employment with us: (i) after the age of 55, provided that the executive has been employed by us continuously for at least ten years as of the date of retirement, (ii) after the age of 60, provided that the executive has been employed by us continuously for at least five years as of the date of retirement or (iii) as approved by our Board in its sole discretion.

Employment Agreement with Mr. Kusserow

Pursuant to his Employment Agreement dated December 11, 2014 (as referred to below, the “Agreement”), Mr. Kusserow has agreed to serve as our President and Chief Executive Officer effective December 16, 2014 (the “Effective Date”). The term of the Agreement runs until March 1, 2019, unless earlier terminated, and is not automatically renewable. Unless mutually extended by the parties in writing, the Agreement shall terminate upon the expiration of the term, at which point Mr. Kusserow’s employment shall continue on an “at will” basis unless such “at will” employment is terminated by us or Mr. Kusserow by notice in writing.

Under the terms of the Agreement, Mr. Kusserow, among other things, is entitled to:

(1)	An annual base salary of not less than $875,000, subject to annual review for increase (but not decrease) by the Committee;

(2)	Participate in our annual (cash bonus) incentive plan, with target and maximum award opportunities approved from year to year by the Committee (the amount of target annual incentive approved by the Committee for any given year shall not be less than 25% of Mr. Kusserow’s current base salary; however, entitlement to and payment of an annual incentive bonus is subject to the approval of the Committee);

(3)	Equity awards, as follows:

a.	Subject to the approval of the Committee, on the Effective Date, Mr. Kusserow will be granted (i) 75,000 time-based restricted shares of the Company’s common stock and (ii) time-based non-qualified stock options to purchase 250,000 shares of the Company’s common stock (collectively, the “2014 Equity Awards”). Both the time-based restricted shares and the time-based non-qualified stock options will vest in one-fourth increments on the first through fourth anniversaries of the grant date, provided that Mr. Kusserow remains employed by the Company on each such vesting date (subject to certain accelerated and pro-rated vesting provisions as provided in the Agreement). The exercise price of the stock options will be the closing price of the Company’s common stock on the date of grant, and the options will have a ten-year term.

b.	Subject to the approval of the Committee, during the first quarter of calendar year 2015, Mr. Kusserow will be granted (i) 75,000 performance-based restricted shares of the Company’s common stock and (ii) performance-based non-qualified stock options to purchase 250,000 shares of the Company’s common stock (collectively, the “2015 Equity Awards”). Both the performance-based restricted shares and the performance-based stock options shall vest, if at all, based on the certification by the Committee of the achievement of identified performance goals for fiscal years 2015 through 2018, respectively (subject to certain accelerated and pro-rated vesting provisions as provided in the Agreement). The exercise price of the stock options will be the closing price of the Company’s common stock on the date of grant, and the options will have a ten-year term.

c.	Unless Mr. Kusserow’s employment is terminated for Cause he shall have until the earlier of (A) the expiration date of any option granted pursuant to the Agreement or (B) 90 days following termination of his employment in which to exercise any of such options that were vested as of the termination date. If his employment is terminated for Cause, there shall be no post-termination exercise period, and all vested and unvested options shall terminate immediately upon termination of employment.

d.	Upon a Change in Control, the 2014 Equity Awards and the 2015 Equity Awards shall vest immediately in full.

It is the intention of the parties that the 2014 Equity Awards and the 2015 Equity Awards shall be the sole equity awards granted to Mr. Kusserow during the term of the Agreement. In other words, there is no expectation that Mr. Kusserow will receive or be entitled to additional equity awards during the term of the Agreement.

(4)	Participate, consistent with his rank and position, in the Company’s other compensation (other than equity), pension, welfare and benefit plans and programs as are made available to the Company’s senior level executives or to its employees in general, including deferral, health, medical, dental, long-term disability, travel, accident and life insurance plans, subject to eligibility (provided, that there is no entitlement to any equity awards outside of the 2014 Equity Awards and the 2015 Equity Awards without the prior approval of the Committee); and

(5)	Reimbursement for relocation and travel expenses, as follows: (i) reasonable relocation expenses in an amount not to exceed $20,000, (ii) $10,000 per month for housing and travel expenses for the first eighteen months of the employment term and (iii) reimbursement of reasonable legal fees incurred by Mr. Kusserow in connection with negotiating the Agreement up to a maximum of $15,000.

In the event Mr. Kusserow’s employment is terminated due to his death or disability, Mr. Kusserow or his surviving spouse or estate (as the case may be) will be entitled to any benefits due or earned in accordance with the applicable plans of the Company and the following amounts (paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement): (a) unpaid base salary through the date of termination; and (b) incentive awards earned in the prior year, but not yet paid. Additionally, all unvested equity awards held by Mr. Kusserow as of the date of death or disability shall vest immediately in full.

If Mr. Kusserow is terminated for Cause or if Mr. Kusserow voluntarily resigns without Good Reason he will be entitled to any benefits earned in accordance with the applicable plans of the Company and the following amounts (paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement): (a) unpaid base salary through the date of termination, and (b) incentive awards earned in the prior year, but not yet paid.

If Mr. Kusserow is terminated without Cause or resigns with Good Reason, in both cases prior to a Change in Control, Mr. Kusserow will be entitled to any benefits earned in accordance with the applicable plans of the Company and the following:

(1)	unpaid base salary through the date of termination, paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(2)	an amount equal to two (2) times the sum of (A) his base salary, at the annualized rate in effect on the date of termination (or in the event a reduction in base salary is a basis for termination with Good Reason, then the base salary in effect immediately prior to such reduction), and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $218,750, which amount will be paid in substantially equal monthly installments in accordance with the Company’s payroll practices for a period of 24 months beginning with the calendar month that immediately follows the earliest payment date (as described in the Agreement);

(3)	unpaid incentive awards earned in the prior year, paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(4)	should he elect continuance of group health insurance coverage under COBRA and/or similar state or federal law or regulation, the Company will pay the full cost of such continued health insurance coverage for Mr. Kusserow and his eligible dependents until the first to occur of (x) his attainment of alternative employment if such employment includes health insurance benefits or (y) the expiration of a 24-month period beginning with the calendar month that immediately follows the earliest payment date (as described in the Agreement) (such period, the “Coverage Period”). Should Mr. Kusserow’s entitlement to health insurance continuation coverage under COBRA expire prior to the end of the Coverage Period, the Company will arrange to provide, at the Company’s expense, Mr. Kusserow and his eligible dependents with continued health insurance benefits substantially similar to those which he and his eligible dependents received under COBRA until the end of the Coverage Period;

(5)	pro-rated vesting of a number of the non-qualified stock options and restricted shares that comprise the 2014 Equity Awards and the 2015 Equity Awards according to a formula as stated in the Agreement, provided that with respect to any shares of performance-based restricted stock for which there are performance periods that have not been completed, such pro-rated vesting shall occur only to the extent the Company achieves the performance measures for the not-yet completed performance periods.

In the event that Mr. Kusserow’s employment is terminated without Cause or he resigns with Good Reason within one year following a Change in Control (or he is terminated without Cause within 90 days prior to a Change in Control), Mr. Kusserow shall be entitled to any benefits earned in accordance with the applicable plans of the Company and the following:

(1)	unpaid base salary through the date of termination paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(2)	an amount equal to three times the sum of (A) his base salary, at the annualized rate in effect on the date of termination (or in the event a reduction in base salary is a basis for termination with Good Reason, then the base salary in effect immediately prior to such reduction), and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $218,750, which amount will be paid in a lump sum on the earliest payment date (as described in the Agreement);

(3)	unpaid incentive awards earned in the prior year, paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement; and

(4)	should he elect continuance of group health insurance coverage under COBRA and/or similar state or federal law or regulation, the Company will pay the full cost of such continued health insurance coverage for Mr. Kusserow and his eligible dependents until the end of the Coverage Period. Should Mr. Kusserow’s entitlement to health insurance continuation coverage under COBRA expire prior to the end of the Coverage Period, the Company will arrange to provide, at the Company’s expense, Mr. Kusserow and his eligible dependents with continued health insurance benefits substantially similar to those which he and his eligible dependents received under COBRA until the end of the Coverage Period.

As noted above, upon a Change in Control, the 2014 Equity Awards and 2015 Equity Awards shall vest immediately in full.

Mr. Kusserow is subject to certain restrictive covenants, including (i) prohibitions against competition for 24 months following his termination prior to the expiration of the employment term and (ii) prohibitions against soliciting company employees and customers for 24 months following his termination. He is also subject to a standstill provision, which prevents him from acquiring any Company securities or seeking to effect a Change in Control the Company (or assisting or working with others to effect a Change in Control of the Company) for a period of 24 months following his termination.

Both Mr. Kusserow and the Company are subject to arbitration for resolution of disputes arising out of the Agreement, which is governed by Louisiana law.

Employment Agreement with Mr. LaBorde

Pursuant to his Employment Agreement with us, as amended by the First Amendment, Second Amendment and Third Amendment, thereto (as referred to below, the “Agreement”), Mr. LaBorde has agreed to serve as our President (effective November 1, 2011) and our President and Chief Financial Officer (effective January 1, 2012), with such duties and responsibilities as are customary for the presidents and chief financial officers of corporations of a similar size and businesses as ours and other specified duties.

Mr. LaBorde currently serves as our Vice Chairman and Chief Financial Officer (effective as of April 6, 2015). He no longer holds the title of President.

The term of Mr. LaBorde’s Agreement expired on December 31, 2014. The agreement provides that upon expiration of the term of the Agreement, Mr. LaBorde’s employment will continue on an “at will” basis; provided that if he is terminated without Cause or resigns for Good Reason thereafter, he will be compensated as if he were terminated without Cause or resigned for Good Reason prior to a Change in Control during the term of the Agreement (regardless of whether such termination or resignation during the “at will” employment period occurred before or after a Change in Control).

Under the terms of the Agreement, Mr. LaBorde, among other things, is entitled to:

(1)	an annual base salary of not less than $475,000, subject to annual review for increase (but not decrease) by the Committee;

(2)	participate in our annual (cash bonus) incentive plan, with target and maximum award opportunities approved from year to year by the Board and/or the Committee;

(3)	be eligible for annual equity (long-term incentive) awards in the form of shares of restricted and/or non-vested Company common stock and/or securities exercisable for or convertible into shares of Company common stock (provided that no greater than 60% of the target value of any such long-term incentive award shall be subject to performance based, as opposed to tenure-based, vesting conditions, as established by the Board and/or the Committee);

(4)	participate, consistent with his rank and position, in our other compensation, pension, welfare and benefit plans and programs as are made available to our senior level executives or to our employees in general, including deferral, health, medical, dental, long-term disability, travel, accident and life insurance plans, subject to eligibility; and

(5)	reimbursement of reasonable business expenses;

In the event Mr. LaBorde’s employment is terminated due to his death, Disability (as defined in the Agreement) or Retirement (as defined in the Agreement), Mr. LaBorde or his surviving spouse or estate (as the case may be) will be entitled to any benefits due or earned in accordance with the applicable plans of the Company and the following amounts (paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement): (a) unpaid base salary through the date of termination; and (b) incentive awards earned in the prior year, but not yet paid. Additionally, all unvested equity awards held by Mr. LaBorde as of the date of death, Disability or Retirement will immediately vest at the “target” level (provided, however, that in the case of Mr. Borne’s Retirement, awards which are intended to constitute performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and for which performance standards have not been met will not be subject to accelerated vesting).

If Mr. LaBorde is terminated for Cause or if Mr. LaBorde voluntarily resigns without Good Reason, he will be entitled to any benefits earned in accordance with the applicable plans of the Company and the following amounts (paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement): (a) unpaid base salary through the date of termination, and (b) incentive awards earned in the prior year, but not yet paid.

Upon a termination without Cause or a resignation with Good Reason, Mr. LaBorde is entitled to any benefits earned in accordance with the applicable plans of the Company and the following:

(1)	unpaid base salary through the date of termination, to be paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(2)	unpaid incentive awards earned in the prior year, to be paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(3)	continued participation in our group health plans for him and his covered dependents in accordance with the applicable provisions of COBRA;

(4)	a lump sum payment equal to $2,500, which amount was intended to assist him with the purchase of health care coverage following his termination, but which amount could be used in any manner by him at his sole discretion; and

(5)	an amount equal to one and one-half times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $356,250, which amount will be paid in substantially equal monthly installments in accordance with our payroll practices for a period of 18 months beginning with the calendar month that immediately follows the Earliest Payment Date.

Prior to the December 31, 2014 expiration of the term of the Agreement, in the event that (x) Mr. LaBorde’s employment was terminated without Cause or he resigned with Good Reason within one year of a Change in Control (or he was terminated without Cause within 90 days prior to a Change in Control), he was entitled to any benefits earned in accordance with the applicable plans of the Company and the following:

(1)	unpaid base salary through the date of termination paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(2)	unpaid incentive awards earned in the prior year, paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(3)	continued participation in our group health plans for him and his covered dependents in accordance with the applicable provisions of COBRA;

(4)	an amount equal to two times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $356,250, which amount was payable in a lump sum following termination; and

(5)	immediate vesting (at the “target” level) of all unvested equity awards held by him as of the date of the Change in Control.

The Agreement provides that Mr. LaBorde is subject to certain restrictive covenants, including prohibitions against competition and solicitation, for 18 months following his termination. He is also subject to a standstill provision, which prevents him from acquiring any Company securities or seeking to effect a Change in Control of the Company (or assisting or working with others to effect a Change in Control of the Company) for a period of 18 months following his termination.

Both Mr. LaBorde and the Company are subject to arbitration for resolution of disputes arising out of the Agreement. Mr. LaBorde also has certain indemnity rights as described in the Agreement.

Employment Agreement with Dr. Fleming

Pursuant to his Employment Agreement with us, as amended by the First Amendment, the Second Amendment and the Third amendment, thereto, (as referred to below, the “Agreement”), Dr. Fleming agreed to serve as our Chief Medical Officer, with such duties and responsibilities as are customary for the chief medical officers of corporations of a similar size and businesses as ours and other specified duties. As drafted, the term of the agreement expired on December 31, 2014.

The agreement provides that upon expiration of the term of the Agreement, Dr. Fleming’s employment will continue on an “at will” basis; provided that if he is terminated without Cause or resigns for Good Reason thereafter, he will be compensated as if he were terminated without Cause or resigned for Good Reason prior to a Change in Control during the term of the Agreement (regardless of whether such termination or resignation during the “at will” employment period occurred before or after a Change in Control). Dr. Fleming departed our Company as an employee on April 15, 2015.

The other terms and provisions of Dr. Fleming’s Agreement were substantially the same as Mr. LaBorde’s Agreement (as described above), except that:

(1)	Dr. Fleming was entitled to an annual base salary of no less than $285,000, subject to annual review for increase (but not decrease) by the Committee;

(2)	Upon termination without Cause or resignation with Good Reason, Dr. Fleming was be entitled to receive an amount equal to one and one-half times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $142,500, to be paid in substantially equal monthly installments in accordance with our payroll practices for a period of 18 months beginning with the calendar month that immediately follows the Earliest Payment Date; and

(3)	Prior to the December 31, 2014 expiration of the term of the agreement, if Dr. Fleming was terminated without Cause or resigned with Good Reason, in both cases within one year of a Change in Control (or he was terminated without Cause within 90 days prior to a Change in Control), he was entitled to receive an amount equal to two times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $142,500 which amount was payable in a lump sum following termination; he was also entitled to immediate vesting (at the “target” level) of all unvested equity awards held by him as of the date of the Change in Control.

Employment Agreement with Mr. Jeter

Pursuant to his Employment Agreement with us, as amended by the First Amendment and the Second Amendment, thereto, (as referred to below, the “Agreement”), Mr. Jeter has agreed to serve as our Chief Compliance Officer, with such duties and responsibilities as are customary for the chief compliance officers of corporations of a similar size and businesses as ours and other specified duties. The term of Mr. Jeter’s Agreement expired on December 31, 2014.

The agreement provides that upon expiration of the term of the Agreement, Mr. Jeter’s employment will continue on an “at will” basis; provided that if he is terminated without Cause or resigns for Good Reason thereafter, he will be compensated as if he were terminated without Cause or resigned for Good Reason prior to a Change in Control during the term of the Agreement (regardless of whether such termination or resignation during the “at will” employment period occurred before or after a Change in Control). Under the terms of the Agreement, Mr. Jeter is entitled to an annual base salary of no less than $250,000, subject to annual review for increase (but not decrease) by the Committee.

The other terms and provisions of Mr. Jeter’s Agreement are substantially the same as Mr. LaBorde’s Agreement (as described above), except that:

(1)

If Mr. Jeter is terminated without Cause or resigns with Good Reason, he will be entitled to receive an amount equal to one and one-half times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $125,000 which amount will be paid in substantially equal monthly installments in accordance with our payroll practices for a period of 18 months beginning with the calendar month that immediately follows the Earliest Payment Date; and

(2)	Prior to the December 31, 2014 expiration of the term of the agreement, if Mr. Jeter was terminated without Cause or resigned with Good Reason, in both cases within one year of a Change in Control (or he was terminated without Cause within 90 days prior to a Change in Control), he will be entitled to receive an amount equal to two times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $125,000 which amount was payable in a lump sum following termination; he was also entitled to immediate vesting (at the “target” level) of all unvested equity awards held by him as of the date of the Change in Control.

Employment Agreement with Mr. Bucey

Pursuant to his Employment Agreement with us, as amended by the First Amendment, the Second Amendment and the Third Amendment, thereto, (as referred to below, the “Agreement”), Mr. Bucey has agreed to serve as our General Counsel and Secretary, with such duties and responsibilities as are customary for the general counsels and corporate secretaries of corporations of a similar size and businesses as ours and other specified duties.

The term of Mr. Bucey’s Agreement expired on December 31, 2014. The agreement provides that upon expiration of the term of the Agreement, Mr. Bucey’s employment will continue on an “at will” basis; provided that if he is terminated without Cause or resigns for Good Reason thereafter, he will be compensated as if he were terminated without Cause or resigned for Good Reason prior to a Change in Control during the term of the Agreement (regardless of whether such termination or resignation during the “at will” employment period occurred before or after a Change in Control). Under the terms of the Agreement, Mr. Bucey is entitled to an annual base salary of no less than $250,000, subject to annual review for increase (but not decrease) by the Committee. Mr. Bucey will be departing our Company as an employee on May 11, 2015.

The other terms and provisions of Mr. Bucey’s Agreement are substantially the same as Mr. Jeter’s Agreement (as described above), except that he is entitled to the reimbursement of all reasonable travel expenses associated with travel between his principal residence in the Atlanta, Georgia metropolitan area and the Company’s corporate office in Baton Rouge, Louisiana.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential payments to our Named Executive Officers employed as of December 31, 2014, upon: (i) a Change in Control (except for Mr. Redman, as such term is defined in their respective employment agreements) of the Company without termination, (ii) a termination without Cause (as such term is defined in their respective employment agreements) or a resignation with Good Reason (except for Mr. Redman, as such term is defined in their respective employment agreements) prior to a Change in Control, (iii) a termination without Cause or a resignation with Good Reason following a Change in Control, (iv) Retirement (as such term is defined in their respective employment agreements), (v) death or (vi) Disability (as such term is defined in their respective employment agreements). In preparing the table, we assumed the Change in Control event, employment termination event or resignation occurred on December 31, 2014 and that the ability to receive post-termination or Change in Control payments was governed by the respective employment agreements for our Named Executive Officers in effect as of that date. See “Named Executive Officer Employment Agreement Provisions: Potential Payments upon Termination or Change in Control,” above, for additional information. The closing price per share of our common stock on December 31, 2014 was $29.35.

Executive	Benefits ($) (1)	Change in Control without Termination of Employment on 12/31/2014 ($)	Termination without Cause or Resignation with Good Reason as of 12/31/2014 (no Change in Control) ($)	Termination without Cause or Resignation with Good Reason on 12/31/2014 following a Change in Control ($) (2)	Permitted Retirement on 12/31/2014 ($)	Disability on 12/31/2014 ($)	Death on 12/31/2014 ($)
Paul B. Kusserow
	Base Severance Payment	$—	$2,190,000	$3,283,750	$—	$—	$—
	Accelerated Vesting of Nonvested Stock or Options to purchase shares of Company common stock	9,538,750	—	9,538,750	—	9,538,750	9,538,750
	Other	—	—	—	—	—	—
	Total	9,538,750	2,190,000	12,822,500	—	9,538,750	9,538,750
Ronald A. LaBorde
	Base Severance Payment	—	1,474,375	1,965,000	—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—	2,033,163	—	2,033,163	2,033,163
	Other	—	—	—	—	—	—
	Total	—	1,474,375	3,998,163	—	2,033,163	2,033,163
Dale E. Redman
	Base Severance Payment	—	—	—	—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—		—	—	—	—
	Other	—	—	—	—	—	—
	Total	—	—	—	—	—	—
Michael O. Fleming
	Base Severance Payment	—	643,750	857,500	—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—	310,934	—	310,934	310,934
	Other	—	—	—	—	—	—
	Total	—	643,750	1,168,434	—	310,934	310,934
David R. Bucey
	Base Severance Payment	—	580,000	772,500	—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—	577,168	—	577,168	577,168
	Other	—	—	—	—	—	—
	Total	—	580,000	1,349,668	—	577,168	577,168
Jeffrey D. Jeter
	Base Severance Payment	—	565,000	752,500	—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—	859,779	—	859,779	859,779
	Other	—	—	—	—	—	—
	Total	—	565,000	1,612,279	—	859,779	859,779

(1)

Upon termination of employment for any reason, in addition to any earned base severance payments listed in this table, each Named Executive Officer is entitled to unpaid base salary earned through the date of termination paid in a single lump sum within 15 days of termination. Each Named Executive Officer is also entitled to any incentive awards earned as of December 31 of the prior year (but not yet paid) paid in a single lump sum within 15 days of termination. As of December 31, 2014, each of our Named Executive Officers had earned the amounts listed under the “Non-Equity Incentive Plan Compensation” column in the 2014 Summary Compensation Table, above. These amounts were paid in March 2015.

(2)	If employment is terminated without Cause within 90 days before a Change in Control, severance will be paid as if the termination were made following a Change in Control.

DIRECTOR COMPENSATION

During 2014, all non-employee directors received a monthly retainer of $5,500 and per diem attendance fees of $2,000 per each Board of Directors meeting and each committee meeting attended in person and $1,000 per diem attendance fees for each Board of Directors meeting and each committee meeting attended via teleconference. In other words, if the full Board of Directors and the Compensation Committee each held an in-person meeting on the same day, an attendee of both meetings would receive one $2,000 fee covering both meetings.

Donald A. Washburn served as our independent Lead Director from January 1, 2014 until February 20, 2014. During this period, he received the pro rata portion, based on days of service, of the $50,000 annual retainer payable to our Lead Director. Effective February 20, 2014, he and David R. Pitts were appointed as Non-Executive Co-Chairmen of the Board. From February 20, 2014 until August 31, 2014, each of Messrs. Washburn and Pitts received 50%, respectively, of the pro rata portion, based on days of service, of the $50,000 annual retainer previously payable to our independent Lead Director. Mr. Pitts retired from our Board on August 31, 2014, and Mr. Washburn was appointed as Non-Executive Chairman of the Board on that date. From August 31, 2014 until December 31, 2014, Mr. Washburn received the pro rata portion, based on days of service, of the $50,000 annual retainer previously payable to our independent Lead Director (and currently payable to our Non-Executive Chairman)

During 2014, in addition to the other fees mentioned, (i) the Chairman of the Audit Committee received an annual retainer of $20,000, paid monthly, (ii) the Chairman of the Compensation Committee received an annual retainer of $15,000, paid monthly, (iii) the Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $10,000, paid monthly, (iv) the Chairman of the Quality of Care Committee received an annual retainer of $10,000, paid monthly, and (v) the Chair of the Compliance and Ethics Committee received an annual retainer of $10,000, paid monthly. In addition, on July 1, 2014, each non-employee director received an equity grant of nonvested common stock valued at $125,000. The number of shares granted (7,779) was determined by dividing the total grant value by the closing price of the Company’s common stock on the date of grant ($16.07) and rounding up to the next whole share. All directors are entitled to reimbursement for reasonable travel and lodging expenses incurred in attending meetings. Director compensation is approved on an annual basis by independent (non-employee) members of our Board of Directors.

Further, upon their appointment as Non-Executive Co-Chairmen of the Board on February 20, 2014, each of Messrs. Washburn and Pitts received a grant of 4,545 shares of nonvested common stock.

The following table shows the value of all cash and equity-based compensation paid to the members of our Board of Directors during the year ended December 31, 2014.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Linda J. Hall	$129,890	$125,009	—	254,899
Jake L. Netterville	$137,000	$125,009	—	262,009
David R. Pitts	$189,427	$—	$77,927	267,354
Peter F. Ricchiuti	$112,000	$125,009	—	237,009
Donald A. Washburn	$163,417	$200,728	—	364,145
Nathaniel M. Zikha	$86,250	$125,009	—	211,259

(1)

Paul B. Kusserow, our President and Chief Executive Officer, Ronald A. LaBorde, our Vice Chairman and Chief Financial Officer, and William F. Borne, our former Chief Executive Officer and the former Chairman of our Board of Directors, are not included in the table above as they were employees of the Company during 2014 and, therefore, did not receive any additional compensation for the services that they provided as directors. The compensation that Messrs. Kusserow, LaBorde and Borne received is included in the Summary Compensation Table. Bruce D. Perkins is not included in this table as he was appointed to our Board of Directors on April 22, 2015.

(2)

The amounts shown in this column reflect the grant date fair value of nonvested stock awards granted to each of our directors. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award. Assumptions used in the calculation of this amount are included in Note 8 to our audited financial statements for the year ended December 31, 2014, included in our Annual Report on Form 10-K filed with the SEC on March 4, 2015. As of December 31, 2014, each director listed above had 7,779 outstanding shares of nonvested stock, 100% of which will vest on July 1, 2015 (with the exception of Mr. Ricchiuti, whose shares will vest 100% on June 4, 2015, the date of his retirement from the Board). Additionally, Mr. Washburn had 4,545 outstanding shares of nonvested stock, 100% of which vested on February 20, 2015. As of December 31, 2014, there were no fully vested outstanding stock options held by our non-employee directors.

(3)

The amount in this column represents the cash value, on a pro rata basis, based upon actual dates of Board service in 2014, of shares of nonvested common stock previously granted to Mr. Pitts in 2014 had they vested 100% on the date of his retirement (using the closing price of the Company’s common stock on such date: $20.92).

Stock Ownership

Included in the Corporate Governance Guidelines adopted by our Board of Directors are stock ownership requirements applicable to our independent directors. In an effort to more closely align their interests with those of our stockholders, each non-employee (independent) director shall own Company shares with a fair market value equal to at least three times their base annual cash retainer.

Each non-employee director shall have five years from the date that they are elected or appointed (as applicable) to the position (or five years from the initial April 2009 effective date of the Corporate Governance Guidelines, whichever date is later) to come into compliance with these ownership requirements.

Once a person subject to the stock ownership requirements accumulates shares with a value equal to the annual retainer, he or she must retain the minimum number of shares originally accumulated to meet the threshold requirement on a going-forward basis. If the Company’s stock price subsequently declines after the stock ownership requirements are met, he or she will not be required to acquire additional shares. Each of our non-employee directors who were Board members on the date of adoption of our Corporate Governance Guidelines is currently in compliance with the ownership requirements.

CERTAIN TRANSACTIONS

Under our Code of Ethical Business Conduct, no director, officer or employee may have any business, financial, civic or professional interest outside the Company that in any way conflicts with that director’s, officer’s or employee’s ability to perform his or her duties at Amedisys with undivided loyalty, unless there is a review by our legal department and the express consent of our Chief Executive Officer, or, in the case of directors, review by and consent of a majority of the disinterested directors. In addition, in accordance with NASDAQ Marketplace Rule 5630, which functions as our related party transaction policy, our Board of Directors reviews all “related party transactions” for potential conflict of interest situations on an ongoing basis based upon whether such transactions are in the best interests of our Company and our stockholders. For purposes of this review, a “related party transaction” is any transaction required to be disclosed pursuant to Item 404 of SEC Regulation S-K. All related party transactions must be approved by a majority of our independent directors (any independent director who is a party to a proposed related party transaction must recuse himself from the vote). Our independent directors’ approval of any related party transaction is reflected in the minutes of the meeting of our Board of Directors during which such approval was granted.

On July 28, 2014, we entered into a Second Lien Credit Agreement providing for a term loan in an aggregate principal amount of $70.0 million. The Agreement is among Amedisys Holding, L.L.C., as Co-Borrower, Amedisys, Inc., as Lead Borrower, the several banks and other financial institutions or entities from time to time parties thereto as lenders (the “Second Lien Lenders”) and Cortland Capital Markets LLC, as Administrative Agent for the Second Lien Lenders.

The arranger of the Second Lien Credit Agreement was KKR Capital Markets LLC (the “Arranger”). Nathaniel M. Zilkha, a member of our Board, is a member of KKR Management LLC, which is an affiliate of each of the Arranger and KKR Asset Management LLC (“KAM”), a substantial stockholder of our Company Prior to engaging the Arranger, we conducted a competitive bidding process under which a number of qualified financial institutions submitted proposals to us concerning the terms under which they would agree to serve as arranger of the Second Lien Agreement. Our Board determined that the Arranger submitted the most attractive proposal and that it was in our best interest to retain the Arranger. Mr. Zilkha recused himself from this Board vote and did not participate in any Board deliberations concerning this engagement. The Arranger received a fee of $700,000 in connection with the closing of the Second Lien Agreement. KAM has confirmed to us that Mr. Zilkha will not receive any direct compensation or direct financial benefit from the transactions relating to the Second Lien Agreement.

During the period between December 2013 and June 2014, and prior to his employment with the Company, Paul B. Kusserow, our President and Chief Executive Officer, served as an independent contractor to the Boston Consulting Group (“BCG”) in connection with a consulting project BCG performed for our Company. Mr. Kusserow was paid approximately $400,000 by BCG in connection with his work on this project.

Other than the transactions disclosed above, no transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K have occurred since January 1, 2014.

OTHER MATTERS

Stockholder Nominations of Directors

Stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee of our Board of Directors by complying with the eligibility, advance notice and other provisions of our Bylaws, a composite version of which was filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014, and are also available on our website at http://www.amedisys.com.

Under our Bylaws, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the nomination to our Corporate Secretary. The stockholder also must provide timely notice of the nomination in writing to our Corporate Secretary. In connection with the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”), to be timely under our Bylaws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2016 Annual Meeting between close of business on February 5, 2016 and close of business on March 6, 2016, provided however, if and only if the 2016 Annual Meeting is not scheduled to be held between May 5, 2016 and August 3, 2016, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the nomination must contain certain information specified in our Bylaws, including information concerning the nominee and the stockholder proponent. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.

Stockholder Proposals for Inclusion in Proxy Materials

Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2016 Annual Meeting must submit their proposals so that they are received by our Corporate Secretary at the address listed below no later than the close of business on January 2, 2016. The proposal also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored material.

Stockholder Proposals of Other Business

Under our Bylaws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors or proposals properly brought pursuant to Rule 14a-8 of the Exchange Act, the procedures for which are described above) at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the proposal to our Corporate Secretary. In addition, the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2016 Annual Meeting between close of business on February 5, 2016 and close of business on March 6, 2016, provided however, if and only if the 2016 Annual Meeting is not scheduled to be held between May 5, 2016 and August 3, 2016, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the proposal must contain certain information specified in our Bylaws, including information concerning the proposal and the stockholder proponent. Our composite Bylaws were filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014, and are also available on our website at http://www.amedisys.com. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.

Contact Information

Stockholder proposals should be sent to:

Corporate Secretary

Amedisys, Inc.

5959 S. Sherwood Forest Boulevard

Baton Rouge, Louisiana 70816

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials and notice. If the household received a printed set of proxy materials by mail, each stockholder will receive his or her own proxy card by mail. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt out of householding and continue to receive multiple copies of the proxy materials and notice at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials and notice, which typically are mailed in April of each year, by notifying us in writing or by telephone at: Investor Relations, 5959 S. Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816, (225) 292-2031 or (800) 467-2662. You also may request additional copies of the proxy materials or notice by notifying us in writing or by telephone at the same address or telephone numbers.

Interest of Certain Persons in Matters to be Acted Upon

Other than for any interest arising from (i) the ownership of our common stock or (ii) any nominee’s election to office, we are not aware of any substantial interest of any director, executive officer, nominee for election as a director or associate of any of the foregoing in any matter to be acted upon at the Meeting

Other Matters to be Presented for Action at the Meeting

Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented at the Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matter.

BY ORDER OF THE BOARD OF DIRECTORS

Donald A. Washburn
Non-Executive Chairman of the Board of Directors

April 30, 2015

APPENDIX A

COMPOSITE AMEDISYS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

(Inclusive of Plan amendments dated June 7, 2012, October 25, 2012, April 23, 2015, the full text of the Plan and the proposed Plan amendment to increase the number of shares authorized for issuance under the Plan)

1.	PURPOSE.

The purpose of the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan (the “Plan”) is to promote the interests of Amedisys, Inc., a Delaware corporation (the “Company”) and its stockholders by (i) attracting and retaining key officers, employees, and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its stockholders. Toward this objective, the Committee may grant stock options, SAR, Stock Awards, cash bonuses and other incentive awards to Employees of the Company and its Subsidiaries and Affiliates on the terms and subject to the conditions set forth in the Plan. In addition, this Plan is intended to enable the Company to effectively attract, retain and reward Outside Directors by providing for grants of Outside Director Awards to Outside Directors. No Award under this Plan (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

2.	DEFINITIONS.

2.1 “Affiliate” means any entity (other than the Company and any Subsidiary) that is designated by the Board as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of that entity or at least 20% of the ownership interests in that entity.

2.2 “Alternative Award” has the meaning assigned to such term in Section 22, herein.

2.3 “Award” means any form of Option, SAR, Stock Award, Restricted Share Unit, cash bonus or other incentive award granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Award Notice or otherwise.

2.4 “Award Notice” means a written notice from the Company to a Participant that establishes the terms, conditions, restrictions, and limitations applicable to an Award in addition to those established by the Plan and by the Committee’s exercise of its administrative powers. In the event of a conflict between the terms of the Plan and any Award Notice, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means, when used in connection with the termination of a Participant’s Employment, (i) if the Participant has an effective employment agreement with the Company or any Subsidiary or Affiliate as of the date an Award is granted, the definition used in such employment agreement as of such date, or (ii) if the Participant does not have an effective employment agreement with the Company or any Subsidiary or Affiliate as of the date an Award is granted, unless otherwise provided in the Participant’s Award Notice, matters which, in the judgment of the Committee, constitute any one or more of the following: (i) default or breach of any of the provisions of any agreement that the Participant may have with the Company or any Affiliate or Subsidiary; (ii) actions constituting fraud, abuse, dishonesty, embezzlement, destruction or theft of Company property, or breach of the duty of loyalty owned by the Participant to the Company; (iii) violation of any applicable laws, rules or regulations (including, without limitation, all Medicare and other health care laws, rules and regulations pertaining to the provision of home health care, hospice or any other services provided by the Company); (iv) furnishing materially false, inaccurate, misleading or incomplete information to the Company; (v) actions constituting a material breach of the Company’s Code of Ethical Business Conduct, the Company’s employee handbook or any other Company policy; (vi) willful failure to follow reasonable and lawful directives of the Participant’s supervisor, or any of the Company’s senior executive officers, which are consistent with the Participant’s job responsibilities and performance; or (vii) failure to satisfy the requirements of the Participant’s job, regardless whether or not such failure is willful, including the failure to satisfy the objectives of any action plan or performance improvement plan that the Participant may be under. Any determination of Cause for purposes of the Plan or any Award shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.

2.7 “Change In Control” means the happening of any of the following:

a.	any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned Subsidiary, or any employee benefit plan of the Company or any Subsidiary, becomes the beneficial owner of the Company’s securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

b.	as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, after the transaction less than a majority of the combined voting power of the then outstanding securities of the Company, or any successor corporation or cooperative or entity, entitled to vote generally in the election of the directors of the Company, or other successor corporation or other entity, are held in the aggregate by the holders of the Company’s securities who immediately prior to the transaction had been entitled to vote generally in the election of directors of the Company; or

c.	during any period of 2 consecutive years, individuals who at the beginning of the period constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during the relevant 2-year period was approved by a vote of at least 2/3 of the directors of the Company then still in office who were directors of the Company at the beginning of that period.

2.8 “Change In Control Price” means the closing price (or, if the shares are not traded on an exchange, the last sale price or closing “asked” price) per share paid for the purchase of Common Stock in a national securities market on the date the Change In Control occurs.

2.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.10 “Committee” means the Compensation Committee of the Board, or any other committee designated by the Board, authorized to administer the Plan under Section 3 of this Plan. The Committee shall consist of not less than 2 members who shall be appointed by, and shall serve at the pleasure of, the Board. The directors appointed to serve on the Committee shall be: (i) “independent” within the meaning of the listing standards of any securities exchange or automated quotation system upon which the Common Stock is listed or quoted; (ii) “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act); and (iii) “outside directors” (within the meaning of Code Section 162(m) and its related regulations). However, the mere fact that a Committee member fails to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee if the Award is otherwise validly made under the Plan.

2.11 “Common Stock” means the $0.001 par value common stock of the Company.

2.12 “Company” means Amedisys, Inc. or any successor.

2.13 “Consultant” shall mean any consultant to the Company or its Subsidiaries or Affiliates.

2.14 “Covered Employee” means an individual who is, with respect to the Company, an individual defined in Code Section 162(m)(3).

2.15 “Director” means an individual who is a member of the Board.

2.16 “Disability” has the same meaning as provided in the long-term disability plan or policy maintained by the Company or if applicable, most recently maintained, by the Company or if applicable, a Subsidiary or Affiliate, for the Participant, whether or not that Participant actually receives disability benefits under the plan or policy. If no long-term disability plan or policy was ever maintained on behalf of Participant or if the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In a dispute, the determination whether a Participant has suffered a Disability will be made by the Committee and may be supported by the advice of a physician competent in the area to which that Disability relates.

2.17 “Effective Date” is defined in Section 6.

2.18 “Employee” means an employee or prospective employee of the Company, a Subsidiary or an Affiliate.

2.19 “Employment” means, except as otherwise required by Section 409A of the Code, employment with the Company or any Affiliate or Subsidiary, and shall include the provision of services as an Outside Director or Consultant for the Company or any Affiliate or Subsidiary. A Participant’s Employment shall terminate on the date the Participant is no longer employed by an entity that is at least one of (i) the Company, (ii) an Affiliate or (iii) a Subsidiary as of such date. “Employed” shall have a correlative meaning.

2.20 “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time.

2.21 “Exercise Price” means the purchase price payable to purchase one Share upon the exercise of an Option or the price by which the value of a SAR shall be determined upon exercise, pursuant to Section 2.34.

2.22 “Fair Market Value” with respect to the Common Stock, as of any given date, unless otherwise determined by the Committee in good faith, means the reported closing sale price of a share of Common Stock on the automated quotation system or other market or exchange that is the principal trading market for the Common Stock, or if no sale of a share of Common Stock is so reported on that date, the fair market value of a share of Common Stock as determined by the Committee in good faith.

2.23 “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

2.24 “Incentive Stock Option” means an option to purchase Common Stock from the Company that is granted under Section 8 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto. To the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Common Stock with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in subsection (d) of Section 422 of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.

2.25 “Non-Qualified Stock Option” shall mean an option to purchase Common Stock from the Company that is granted under Section 8 or 23 of the Plan and is not intended to be an Incentive Stock Option.

2.26 “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

2.27 “Outside Director” means a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate of the Company.

2.28 “Outside Director Award” means either a Director Option or a Director Stock Award or combination thereof awarded to an Outside Director under Section 23.

2.29 “Participant” means any individual to whom an Award has been granted by the Committee under this Plan.

2.30 “Qualified Performance-Based Award” means (i) any Option or SAR granted under the Plan, or (ii) any other Award that is intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Performance Measures as set forth in Section 12.

2.31 “Qualified Performance Measures” means one or more of the performance measures listed in Section 12.2 upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

2.32 “Qualifying Termination” means, with respect to a Participant, a termination of such Participant’s Employment by the Company (and all then-Affiliates or Subsidiaries) without Cause following a Change in Control of the Company. It is understood that a Participant shall not have a Qualifying Termination by virtue of ceasing to be Employed by an entity or its subsidiaries undergoing a Change in Control where, following such Change in Control, the Participant remains employed by an entity that is at least one of (i) the Company or (ii) any entity that was an Affiliate or Subsidiary undergoing a Change in Control immediately prior to such Change in Control. Notwithstanding the foregoing, payments on account of a Participant’s Qualifying Termination that constitute “deferred compensation” within the meaning of Section 409A of the Code shall not commence unless and until the Participant has also incurred a “separation from service” within the meaning of Code Section 409A.

2.33 “Restricted Share Unit” means a bookkeeping entry used by the Company to record and account for the grant of an Award of restricted Common Stocks under Section 10 of the Plan until the Award is paid, canceled, forfeited or terminated, as the case may be.

2.34 “SAR” is an Award that shall entitle the recipient to receive, with respect to each share of Common Stock encompassed by the exercise of the SAR, a payment equal to the excess of the Fair Market Value on the date of exercise over the Fair Market Value on the date of grant.

2.35 “Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder and any successor provision thereto as in effect from time to time.

2.36 “Section 162(m) Cash Maximum” means $5 million.

2.37 “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

2.38 “Section 16” means Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

2.39 “Section 16 Insider” means a Participant who is subject to the reporting requirements of Section 16 as a result of the Participant’s position with the Company.

2.40 “Stock Award” means an Award granted pursuant to Section 10 in the form of shares of Common Stock or restricted shares of Common Stock.

2.41 “Subsidiary” means a corporation or other business entity in which the Company directly or indirectly has an ownership interest of 50% or more.

3.	ADMINISTRATION.

The Plan shall be administered by the Committee. The Committee shall have the discretionary authority to: (a) interpret the Plan; (b) establish any rules and regulations it deems necessary for the proper operation and administration of the Plan; (c) select persons to become Participants and receive Awards under the Plan; (d) determine the form of an Award, whether an Option, SAR, Stock Award, cash bonus, or other incentive award established by the Committee, the number of shares subject to the Award, all the terms, conditions, restrictions and limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Notice; (e) determine whether Awards should be granted singly, in combination or in tandem; (f) grant waivers of Plan terms, conditions, restrictions and limitations; (g) accelerate the vesting, exercise or payment of an Award or the performance period of an Award in the event of a Participant’s termination of employment or when that action or actions would be in the best interests of the Company; (h) establish such other types of Awards, besides those specifically enumerated in Section 2.3, which the Committee determines are consistent with the Plan’s purpose; and (i) take all other action it deems necessary or advisable for the proper operation or administration of the Plan. Subject to Section 20, the Committee also shall have the authority to grant Awards in replacement of Awards previously granted under the Plan or any other executive compensation plan of the Company or a Subsidiary. All determinations of the Committee shall be made by a majority of its members, and its determinations shall be final, binding and conclusive on all persons, including the Company and Participants. The Committee, in its discretion, may delegate its authority and duties under the Plan to the Chief Executive Officer or to other senior officers of the Company under conditions and limitations the Committee may establish; however, only the Committee may select, grant, and establish the terms of Awards to Section 16 Insiders or Covered Employees, and only the Board shall have the authority to grant and establish the terms of awards under Section 23.

4.	ELIGIBILITY.

Any Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Non-Employee Directors shall only be eligible to receive Awards granted consistent with Section 23.

5.	NUMBER OF SHARES AVAILABLE.

Subject to adjustment as provided in Section 16 of the Plan, the maximum number of shares of Common Stock that shall be available for grant of Awards under the Plan (including incentive stock options) during its term shall not exceed 5,462,459 shares. Any shares of Common Stock related to Awards that are settled in cash in lieu of Common Stock shall be available again for grant under the Plan. Similarly, any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the related shares or are exchanged with the Committee’s permission for Awards not involving Common Stock, shall be available again for grant under the Plan. Any shares of Common Stock related to Awards that are cancelled on settlement of options or SARs in payment of the exercise price thereof and shares of Common Stock withheld to pay taxes shall not be available again for grant under the Plan. Finally, and notwithstanding the foregoing and subject to adjustment as provided in Section 16 of the Plan, the maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan shall be increased by the number of shares of Common Stock with respect to which options or other awards were granted under either the Company’s 1998 Stock Option Plan (the “1998 Plan”) or the Directors Stock Option Plan (the “Directors Plan”) as of the record date for the meeting of stockholders to approve this Plan, but which thereafter terminate, expire unexercised or are settled for cash, forfeited or cancelled without the delivery of Common Stock under the terms of the 1998 Plan or the Directors Plan (but excluding shares of Common Stock cancelled on settlement of options or SARs in payment of the exercise price thereof or shares of Common Stock withheld to pay taxes); and any such shares shall again be available for grant as Awards under this Plan. Notwithstanding any provision in the Plan to the contrary, and subject to adjustment as provided in Section 16 hereof, no Participant may receive Options, SARs, Stock Awards or Restricted Share Units under the Plan during any one calendar year under the Plan that, taken together, relate to more than 500,000 shares of Common Stock. For purposes of this limitation, forfeited, canceled or repriced shares granted to a Participant in any given calendar year shall continue to be counted against the maximum number of shares that may be granted to that Participant in that calendar year. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares. With the exception of Qualified Performance-Based Awards, which are subject to a minimum one-year vesting period, effective for Awards issued on or after the Effective Date, no more than 5% of the total number of shares authorized for delivery under the Plan may be granted as SARs, Stock Awards or Restricted Share Units which vest within one year after the date of grant. With respect to such Awards in excess of 5% of the Shares authorized for delivery under the Plan, the vesting period must exceed one year, with no more than one-third of the shares becoming vested at the end of each of the twelve-month periods following the date of grant.

6.	EFFECTIVE DATE; TERM.

The Plan originally became effective January 2008, and was most recently amended by the Committee and the Board effective April 23, 2015 (the “Effective Date”). This Plan shall remain in effect until terminated by action of the Board.

7.	PARTICIPATION.

The Committee shall select, from time to time, Participants from those Employees and Consultants who, in the opinion of the Committee, can further the Plan’s purposes. Once a Participant is selected, the Committee shall determine the type or types of Awards to be made to the Participant and shall establish in the related Award Notices the terms, conditions, restrictions and limitations, if any, applicable to the Awards in addition to those set forth in the Plan and the administrative rules and regulations issued by the Committee.

8.	STOCK OPTIONS.

8.1 Grants. Awards may be granted in the form of Options. Options may be Incentive Stock Options, other tax-qualified stock options, or Non-Qualified Stock Options, or a combination of any of those.

8.2 Terms and Conditions of Options. An Option shall be exercisable in whole or in such installments and at the times determined by the Committee. The Committee also shall determine the performance or other conditions, if any, which must be satisfied before all or part of an Option may be exercised. The price at which Common Stock may be purchased upon exercise of a stock option shall be established by the Committee, but such price shall not be less than 110% of the Fair Market Value of the Common Stock on the date the Option is granted in the case of Incentive Stock Options when the Employee to whom the option is to be granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Subsidiaries (a “Ten Percent Owner”), and in the case of all Options other than Incentive Stock Options, not less than 100% of the Fair Market Value of the Common Stock on the date the Option is granted. Each Option shall expire not later than 10 years (or, in the case of an Incentive Stock Option granted to a Ten Percent Owner, not later than 5 years) from its date of grant.

8.3 Restrictions Relating to Incentive Stock Options. Incentive Stock Options shall, in addition to being subject to all applicable terms, conditions, restrictions and limitations established by the Committee, comply with Section 422 of the Code. Accordingly, Incentive Stock Options may only be granted to Employees who are employees of the Company or a Subsidiary, and the aggregate market value (determined at the time the option was granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan or any other plan of the Company or any of its Subsidiaries) shall not exceed $100,000 (or other limit required by the Code). Except with respect to Ten Percent Owners, each Incentive Stock Option shall expire not later than 10 years from its date of grant.

8.4 Additional Terms and Conditions. The Committee may, by way of the Award Notice or otherwise, establish other terms, conditions, restrictions and limitations, if any, on any Option, provided they are not inconsistent with the Plan.

8.5 Exercise. The Committee shall determine the methods by which the Exercise Price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Common Stock, or other property (including “cashless exercise” arrangements, so long as they do not in any way conflict with the requirements of applicable law), and the methods by which shares of Common Stock shall be delivered or deemed to be delivered by Participants. If, however, shares of Common Stock are used to pay the Exercise Price of an Option, those shares must have been held by the Participant for at least 6 months (or any shorter or longer period necessary to avoid a charge to the Company’s earnings for financial reporting purposes).

9.	STOCK APPRECIATION RIGHTS.

9.1 Grants. Awards may be granted in the form of SARs. The SAR may be granted in tandem with all or a portion of a related Option under the Plan (“Tandem SARs”), or may be granted separately (“Freestanding SARs”). A Tandem SAR may be granted either at the time of the grant of the related Option or at any time thereafter during the term of the Option. In the case of SARs granted in tandem with Options granted prior to the grant of the SARs, the appreciation in value is the difference between the option price of the related stock option and the Fair Market Value of the Common Stock on the date of exercise.

9.2 Terms and Conditions of Tandem SARs. A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related Option is exercisable, and the “exercise price” of that SAR (the base from which the value of the SAR is measured at its exercise) shall be the Exercise Price under the related Option. If a related Option is exercised as to some or all of the shares of Common Stock covered by the Award, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares of Common Stock covered by the Option exercise. Upon exercise of a Tandem SAR as to some or all of the shares of Common Stock covered by the Award, the related Option shall be canceled automatically to the extent of the number of shares of Common Stock covered by the exercise.

9.3 Terms and Conditions of Freestanding SARs. Freestanding SARs shall be exercisable in whole or in the installments and at the times determined by the Committee. Freestanding SARs shall have a term specified by the Committee, in no event to exceed 10 years. The Exercise Price of a Freestanding SAR shall also be determined by the Committee; however, that price shall not be less than 100% of the Fair Market Value on the date of grant of the Freestanding SAR of the number of shares of Common Stock to which the Freestanding SAR relates. The Committee also shall determine the Qualified Performance Measures or other conditions, if any, that must be satisfied before all or part of a Freestanding SAR may be exercised.

9.4 Deemed Exercise. The Committee may provide that an SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of the affected SAR if at that time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of the SAR.

9.5 Additional Terms and Conditions. The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and limitations, if any, of any SAR Award, provided they are not inconsistent with the Plan.

10.	STOCK AWARDS AND RESTRICTED SHARE UNITS.

10.1 Grants. Awards may be granted in the form of Stock Awards and Restricted Share Units. Stock Awards and Restricted Share Units shall be awarded in such numbers and at such times during the term of the Plan as the Committee shall determine. Stock Awards shall be made in actual shares of Common Stock.

10.2 Award Restrictions. Stock Awards and Restricted Share Units shall be subject to terms, conditions, restrictions, and limitations, if any, the Committee deems appropriate including, without limitation, restrictions on transferability and continued Employment of the Participant. The Committee also shall determine the Qualified Performance Measures or other conditions, if any, that must be satisfied before all or part of the applicable restrictions lapse. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Stock Awards and Restricted Share Unit Awards.

10.3 Rights as Stockholder. During the period in which any restricted shares of Common Stock are subject to restrictions imposed pursuant to Section 10.2, the Participant to whom restricted shares have been awarded shall generally have the rights and privileges of a stockholder as to such Common Stock, including the right to receive dividends and the right to vote such shares, subject to the following restrictions: (i) the Participant shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Notice with respect to such Common Stock; (ii) none of the Common Stock represented by the Award may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the shares of Common Stock subject to the Award shall be forfeited and all rights of the Participant to such Common Stock shall terminate, without further obligation on the part of the Company, unless the Participant remains in the continuous Employment of the Company for the entire restricted period in relation to which such shares of Common Stock were granted and unless any other restrictive conditions relating to the restricted Share Award are met. Unless otherwise provided in the applicable Award Notice, any shares of Common Stock, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Common Stock subject to restricted Share Awards shall be subject to the same restrictions, terms and conditions as such restricted Share Award including the right vote such Common Stock. Cash dividends with respect to the Common Stock subject to a restricted Share Award shall be currently paid to the Participant.

10.4 Evidence of Award. Subject to Section 10.5, any Stock Award granted under the Plan shall be evidenced by issuance of a stock certificate or certificates or, in the discretion of the Committee, through issuance of instructions to the Company’s transfer agent to issue the shares of Common Stock subject to the Award in book-entry (uncertificated) form on the books and records of the transfer agent through the Direct Registration System (“DRS”) or any successor system. Any Restricted Share Unit shall be evidenced by an Award Notice that sets forth any other terms, conditions, restrictions and limitations, if any, established by the Committee with respect to any Restricted Share Unit Award that are consistent with the terms of the Plan.

10.5 Delivery of Shares and Transfer Restrictions. Upon issuance of a certificate evidencing a restricted Share Award, such certificate shall be held by the Company or any custodian appointed by the Company for the account of the Participant subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. Unless otherwise provided in the applicable Award Notice, the grantee shall have all rights of a stockholder with respect to the Restricted Shares Upon the issuance of a restricted Share Award in book entry form, the Company’s transfer agent shall be apprised of and shall duly note any restrictions such as those set forth above that are applicable to the restricted Share Award.

10.6 Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Notice relating to the restricted Share Award or in the Plan shall lapse as to the restricted shares of Common Stock subject thereto, and either: (i) a stock certificate for the appropriate number of shares of Common Stock, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be; or (ii) in the event the Share Award was evidenced in book entry form, the Company’s transfer agent shall be notified of the lapse and or termination of the restrictions and to remove all references thereto in its books and records.

10.7 Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a share of Common Stock. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Notice. Unless otherwise provided in the applicable Award Notice, a Participant shall receive dividend rights in respect of any vested Restricted Share Units at the time of any payment of dividends to stockholders on the Common Stock. The amount of any such dividend right shall equal the amount that would be payable to the Participant as a stockholder in respect of a number of shares of Common Stock equal to the number of vested Restricted Share Units then credited to the Participant. Other than pursuant to Section 15 (but no transfers for consideration shall be permitted), Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the Participant remains in continuous Employment of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

11.	PLAN CASH BONUSES.

While cash bonuses may be granted at any time outside this Plan, cash awards may also be granted in addition to other Awards granted under the Plan and in addition to cash awards made outside of the Plan. Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom cash bonuses under the Plan shall be granted and the amount, terms and conditions of those cash bonuses. Notwithstanding anything to the contrary in this Plan, no Covered Employee shall be eligible to receive a cash bonus granted under the Plan in excess of the Section 162(m) Cash Maximum in any fiscal year; no cash bonus shall be granted pursuant to this Plan to any Covered Employee unless the cash bonus constitutes a Qualified Performance-Based Award, and no cash bonus awarded pursuant to the Plan shall be paid later than 2 1/2 months after the end of the calendar year in which such bonus was earned.

12.	PERFORMANCE GOALS FOR CERTAIN SECTION 162(m) AWARDS.

12.1 162(m) Exemption. This Plan shall be operated to ensure that all stock options and SARs granted hereunder to any Covered Employee qualify for the Section 162(m) Exemption.

12.2 Qualified Performance-Based Awards. When granting any Award other than stock options or SARs, the Committee may designate the Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to that Award, and the Committee wishes the Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for the Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Performance Measures, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of a Subsidiary or a division, region, department or function within the Company or a Subsidiary:

(1)	return on capital, equity, or assets (including economic value created),

(2)	productivity or operating efficiencies,

(3)	cost improvements,

(4)	cash flow,

(5)	sales revenue growth,

(6)	net income, earnings per share, or earnings from operations,

(7)	quality,

(8)	customer satisfaction,

(9)	comparable store sales,

(10)	stock price or total stockholder return,

(11)	EBITDA or EBITDAR,

(12)	after tax operating income,

(13)	book value per Share,

(14)	debt reduction,

(15)	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures, or

(16)	any combination of the foregoing.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or Common Stock outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 12.2 to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) with respect to fiscal years beginning prior to December 16, 2015, “extraordinary items” described in Accounting Principles Board Opinion No. 30, and/or with respect to fiscal years beginning after December 15, 2015, events of an “unusual nature” and/or of a type that indicate “infrequency of occurrence,” as defined in FASB Accounting Standards Update 2015 – 01, and appearing in the Company’s financial statements or notes thereto appearing in the Company’s Annual Report on Form 10-K, and/or in management’s discussion and analysis of financial performance appearing in such Annual Report. Measurement of the Company’s performance against the goals established by the Committee shall be objectively determinable, and to the extent goals are expressed in standard accounting terms, performance shall be measured according to generally accepted accounting principles as in existence on the date on which the performance goals are established and without regard to any changes in those principles after that date.

12.3 Performance Goal Conditions. Each Qualified Performance-Based Award (other than an Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Performance Measures, together with the satisfaction of any other conditions, such as continued Employment, the Committee may determine to be appropriate; however, (i) the Committee may provide, either in connection with the grant of an Award or by later amendment, that achievement of the performance goals will be waived upon the death or Disability of the Participant, and (ii) the provisions of Section 22 shall apply notwithstanding this sentence.

12.4 Certification of Goal Achievement. Any payment of a Qualified Performance-Based Award granted with performance goals shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 12.3, no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award, in any manner to waive the achievement of the applicable performance goal based on Qualified Performance Measures or to increase the amount payable under, or the value of, the Award, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

13.	PAYMENT OF AWARDS.

At the discretion of the Committee, payment of Awards may be made in cash, Common Stock, a combination of cash and Common Stock, or any other form of property the Committee shall determine. In addition, payment of Awards may include terms, conditions, restrictions and limitations, if any, the Committee deems appropriate, including, in the case of Awards paid in the form of Common Stock, restrictions on transfer and forfeiture provisions.

14.	TERMINATION OF EMPLOYMENT.

Except as provided in Section 22, if a Participant’s Employment with the Company or a Subsidiary or Affiliate terminates for Cause or for a reason other than death, Disability, retirement, or any other approved reason, then, to the maximum extent allowed by applicable law, all unexercised, unvested, unearned, and unpaid Awards, including without limitation, Awards earned but not yet paid, shall be canceled or forfeited, as the case may be, unless the Participant’s Award Notice provides otherwise. The Committee shall have the authority to promulgate rules and regulations to (i) determine what events constitute Disability, retirement or termination for an approved reason for purposes of the Plan, and (ii) determine the treatment of a Participant under the Plan in the event of a Participant’s death, Disability, retirement or termination for an approved reason.

15.	NO ASSIGNMENT.

No Awards (other than unrestricted Stock Awards) or any other payment under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, pledge, or encumbrance; however, the Committee may (but need not) permit other transfers where the Committee concludes that transferability (i) does not result in accelerated taxation, (ii) does not cause any option intended to be an incentive stock option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable Awards. During the lifetime of the Participant no Award shall be payable to or exercisable by anyone other than the Participant to whom it was granted, other than (a) the duly appointed conservator or other lawfully designated representative of the Participant in the case of a permanent Disability involving a mental incapacity or (b) the transferee in the case of an Award transferred in accordance with the preceding sentence.

16.	CAPITAL ADJUSTMENTS.

The number and price of shares of Common Stock covered by each Award and Outside Director Award and the total number of shares of Common Stock that may be awarded under the Plan shall be proportionately adjusted to reflect any stock dividend, stock split or share combination of the Common Stock or any recapitalization of the Company. In the event of any merger, consolidation, reorganization, liquidation or dissolution of the Company, or any exchange of shares involving the Common Stock, any Award or Outside Director Award granted under the Plan shall automatically be deemed to pertain to the securities and other property to which a holder of the number of shares of Common Stock covered by the Award or Outside Director Award would have been entitled to receive in connection with any such event. The Committee shall have the sole discretion to make all interpretations and determinations required under this section to the extent it deems equitable and appropriate. It is the intent of any such adjustment that the value of the Awards or Outside Director Awards held by the Participants or Outside Directors, as the case may be, immediately following the change is the same as that value immediately prior to the change.

17.	WITHHOLDING TAXES.

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan. With respect to withholding required upon any taxable event, the Company may elect in its discretion, and Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by withholding or having the Company withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to (and shall not exceed) the minimum statutory total tax which could be imposed on the transaction. All elections by Participants shall be irrevocable, made in writing, and signed by the Participant.

18.	REGULATORY APPROVALS AND LISTINGS.

Notwithstanding anything contained in the Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Stock Awards or any other Award resulting in the payment of shares of Common Stock prior to (a) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (b) the admission of the shares to quotation or listing on the automated quotation system or stock exchange on which the Common Stock may be listed, and (c) the completion of any registration or other qualification of the shares under any State or Federal law or ruling of any governmental body that the Company shall, in its sole discretion, determine to be necessary or advisable.

19.	PLAN AMENDMENT.

Except as provided in Section 22, the Board or the Committee may, at any time and from time to time, suspend, amend, modify, or terminate the Plan without stockholder approval; however, if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) result in repricing stock options or otherwise increase the benefits accruing to Participants or Outside Directors, (ii) increase the number of shares of Common Stock issuable under the Plan, or (iii) modify the requirements for eligibility, then that amendment shall be subject to stockholder approval; and, the Board or Committee may condition any amendment or modification on the approval of stockholders of the Company if that approval is necessary or deemed advisable to (i) permit Awards to be exempt from liability under Section 16(b), (ii) to comply with the listing or other requirements of an automated quotation system or stock exchange, or (iii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

20.	AWARD AMENDMENTS.

Except as provided in Section 22, the Committee may amend, modify or terminate any outstanding Award or Outside Director Award without approval of the Participant or Outside Director, as applicable; however:

a.	subject to the terms of the applicable Award Notice, an amendment, modification or termination shall not, without the Participant’s or Outside Director’s consent, as applicable, reduce or diminish the value of the Award or Outside Director Award determined as if the Award or Outside Director Award had been exercised, vested, cashed in (at the spread value in the case of stock options or SARs) or otherwise settled on the date of that amendment or termination;

b.	the original term of any stock option or SAR may not be extended without the prior approval of the stockholders of the Company;

c.	except as otherwise provided in Section 16 of the Plan, the exercise price of any outstanding stock option or SAR may not be reduced, directly or indirectly, and outstanding stock options or SARs may not be cancelled in exchange for cash or replaced by other awards or stock options or SARs with an exercise price that is less than the exercise price of the cancelled stock options or SARs, without the prior approval of the stockholders of the Company; and

d.	no termination, amendment, or modification of the Plan shall adversely affect any Award or Outside Director Awards previously granted under the Plan, without the written consent of the affected Participant or Outside Director.

21.	GOVERNING LAW.

This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable Federal law.

22.	CHANGE IN CONTROL.

Subject to the limitations set forth in this Section 22, (i) with respect to Awards granted on or after the Effective Date, in the event (A) a Participant has a Qualifying Termination within one year following a Change in Control of the Company, or (B) a Change in Control occurs in which outstanding Awards are not assumed or honored by the successor entity or corporation or replaced with an Alternative Award (as defined below), and (ii) with respect to Awards granted prior to the Effective Date, in connection with a Change in Control, if and to the extent determined by the Committee or the Board at or after the affected award or grant and subject to any right of approval expressly reserved by the Committee or the Board at the time of the determination, the following provisions shall apply to any Award which has not previously terminated or expired:

a.	any SAR and any stock option or Outside Director Award awarded under this Plan that is not previously vested and exercisable shall become fully vested and exercisable;

b.	the restrictions applicable to any Award which are not already vested under the Plan shall lapse, and those existing shares and awards shall be deemed fully vested;

c.	unless otherwise determined by the Board or by the Committee in its sole discretion prior to any Change in Control, the value of all vested outstanding stock options, SARs, Outside Director Awards and other Awards, shall be cashed out on the basis of the Change in Control Price as of the date the Change in Control is determined to have occurred (or other date determined by the Board or Committee prior to the Change in Control); and

d.	the Board or the Committee may impose additional conditions on the acceleration or valuation of any Award in any applicable Award Notice.

To qualify as an “Alternative Award,” the Committee must determine that the existing Awards are to be assumed, honored or new rights substituted by the successor corporation or entity and further must:

a.	be based on shares of common stock that are traded on an established U.S. securities market or another public market;

b.	provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

c.	have substantially equivalent economic value to such Award;

d.	contain terms and conditions which provide that in the event that the Participant’s employment is terminated for death or Disability or is terminated without Cause within 90 days following a Change of Control, any conditions on the Participant’s rights under, or any restrictions on transfer, vesting or exercisability applicable to, each such Award shall lapse; and

e.	be on terms and conditions that do not result in adverse tax consequences to the Participant under Section 409A of the Code.

23.	AWARDS TO OUTSIDE DIRECTORS.

23.1 The independent members of the Board may provide that all or a portion of an Outside Director’s annual retainer, meeting fees and/or other awards or compensation as determined by such independent members of the Board, be payable (either automatically or at the election of an Outside Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

23.2 The Board may also grant Awards to Outside Directors pursuant to the terms of the Plan, including any Award described in Sections 8, 9 and 10 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the independent members of the Board.

24.	NO RIGHT TO EMPLOYMENT OR PARTICIPATION.

The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Notice or other document evidencing such Award. Participation in the Plan shall not give any Participant any right to remain in the employ, or to serve as a director, of the Company or any Subsidiary or Affiliate of the Company or, in the case of employment with a Subsidiary or Affiliate, the Subsidiary or Affiliate reserves the right to terminate the employment of any Participant at any time. Further, the adoption of this Plan shall not be deemed to give any Employee or any other individual any right to be selected as a Participant or to be granted an Award.

25.	NO RIGHT, TITLE OR INTEREST IN COMPANY ASSETS.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. No Participant shall have any rights as a stockholder as a result of participation in the Plan until the date of issuance of a stock certificate in the Participant’s name, and, in the case of restricted shares of Common Stock, such rights are granted to the Participant under Section 10.3 hereof. To the extent any person acquires a right to receive payments from the Company under the Plan, those rights shall be no greater than the rights of an unsecured creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or to make payments in lieu of, or with respect to, Plan awards. However, unless the Committee determines otherwise with the express consent of the affected Participant, the existence of any such trusts or other arrangements is consistent with this “unfunded” status of the Plan.

26.	SECURITIES LAWS.

With respect to Section 16 Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails so to comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

27.	REQUIRED WRITTEN REPRESENTATIONS.

The Committee may require each person purchasing shares pursuant to a stock option or other award under the Plan to represent to and agree with the Company in writing that the optionee or Participant is acquiring any shares of Common Stock without a view to their distribution. The certificates for shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to stop transfer orders and other restrictions the Committee deems advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any certificates to make appropriate reference to the applicable restrictions. Each Participant is responsible for fully complying with all applicable state and federal securities laws and rules and the Company assumes no responsibility for compliance with any such laws or rules pertaining to a Participant’s resale of any shares of Common Stock acquired pursuant to this Plan.

28.	NON-EXCLUSIVE ARRANGEMENT.

Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if required; and those arrangements may be either generally applicable or applicable only in specific cases.

29.	LIMITS ON LIABILITY AND INDEMNIFICATION.

The members of the Committee and the Board shall not be liable to any employee or other person with respect to any determination made under the Plan in a manner that is not inconsistent with their legal obligations as members of the Board. In addition to all other rights of indemnification they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party because of any action taken or failure to act under or in connection with the Plan or any Award granted under it, and against all amounts paid by them in settlement (provided the settlement is approved by independent legal counsel selected by the Company) or paid to them in satisfaction of a judgment in that action, suit or proceeding, except in relation to matters as to which it shall be adjudged in the action, suit or proceeding that the Committee member is liable for negligence or misconduct in the performance of his or her duties. Within 60 days after institution of any action, suit or proceeding covered by this Section 29, the Committee member must inform the Company in writing of the claim and offer the Company the opportunity, at its own expense, to handle and defend the matter.

APPENDIX B

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL STATEMENTS

(Amounts in thousands)

(Unaudited)

Earnings From Continuing Operations Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA

	For the Three-Month Periods Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
Net income (loss) attributable to Amedisys, Inc.	$9,135	$(9,628)	$12,776	$(96,178)
Less:
Discontinued operations, net of tax	—	(1,459)	(216)	(3,073)

Net income (loss) from continuing operations attributable to Amedisys, Inc.	9,135	(8,169)	12,992	(93,105)
Add:
Income tax expense (benefit)	5,188	(5,038)	7,671	(58,773)
Interest expense, net	2,566	1,920	8,123	4,358
Depreciation and amortization	6,198	8,565	28,307	36,871

EBITDA(1)	23,087	(2,722)	57,093	(110,649)
Add:
Certain items(2)	(214)	9,626	17,673	158,177
Deferred financing fees(2)	—	(118)	(488)	(118)
Tax adjustments(2)	—	—	—	1,534

Adjusted EBITDA(3)	$22,873	$6,786	$74,278	$48,944

Adjusted Net Income (Loss) From Continuing Operations Attributable to Amedisys, Inc. Reconciliation:

	For the Three-Month Periods Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
Net income (loss) attributable to Amedisys, Inc.	$9,135	$(9,628)	$12,776	$(96,178)
Less:
Discontinued Operations, net of tax	—	(1,459)	(216)	(3,073)

Net income (loss) from continuing operations attributable to Amedisys, Inc.	9,135	(8,169)	12,992	(93,105)
Add:
Certain items(2)	(138)	5,930	10,880	98,326

Adjusted net income (loss) from continuing operations attributable to Amedisys, Inc.(4)	$8,997	$(2,239)	$23,872	$5,221

Adjusted Net Income (Loss) From Continuing Operations Attributable to Amedisys, Inc. per Diluted Share:

	For the Three-Month Periods Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
Net income (loss) attributable to Amedisys, Inc. common stockholders per diluted share	$0.28	$(0.30)	$0.39	$(3.08)
Less:
Discontinued operations, net of tax	—	(0.04)	(0.01)	(0.10)

Net income (loss) from continuing operations attributable to Amedisys, Inc. common stockholders per diluted share	0.28	(0.26)	0.40	(2.98)
Add:
Certain items(2)	(0.01)	0.19	0.33	3.14

Adjusted net income (loss) from continuing operations attributable to Amedisys, Inc. common stockholders per diluted share(5)	$0.27	$(0.07)	$0.73	$0.16

(1)

EBITDA is defined as net income (loss) from continuing operations attributable to Amedisys, Inc. before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

(2)	The following details the certain other items for the three-months and years ended December 31, 2014 and 2013:

	For the Three-Month Period Ended December 31, 2014			For the Year Ended December 31, 2014
	(Income) Expense	Net	Diluted EPS	(Income) Expense	Net	Diluted EPS
Other intangibles impairment charge	$899	$578	$0.01	$3,107	$1,938	$0.05
Exit and restructuring activity costs	—	—	—	9,954	6,132	0.19
Relator fees	—	—	—	3,938	2,426	0.07
OIG self-disclosure	—	—	—	1,450	893	0.03
Software write-off	—	—	—	1,465	902	0.03
Gain on sale of care centers	—	—	—	(2,131)	(1,313)	(0.04)
Partial claim recovery	(1,113)	(716)	(0.02)	(1,113)	(716)	(0.02)
Deferred financing fees	—	—	—	488	301	0.01
Loss on disposal of in-patient facility	—	—	—	515	317	0.01

Total	$(214)	$(138)	$(0.01)	$17,673	$10,880	$0.33

	For the Three-Month Period Ended December 31, 2013			For the Year Ended December 31, 2013
	(Income) Expense	Net	Diluted EPS	(Income) Expense	Net	Diluted EPS
U.S. Department of Justice settlement	$—	$—	$—	$150,000	$93,878	$3.00
Goodwill and other intangibles impairment charge	5,664	3,489	0.11	9,492	5,847	0.18
Exit and restructuring activity costs	2,313	1,425	0.05	3,882	2,391	0.08
D&O proceeds	—	—	—	(5,530)	(3,406)	(0.11)
Debt Costs	966	595	0.02	966	595	0.02
Tax adjustment	—	—	—	(1,534)	(1,534)	(0.05)
OIG self-disclosure	—	—	—	997	614	0.02
Gain on sale of care centers	—	—	—	(779)	(480)	(0.01)
Sale of airplane	683	421	0.01	683	421	0.01

Total	$9,626	$5,930	$0.19	$158,177	$98,326	$3.14

(3)

Adjusted EBITDA is defined as net income (loss) from continuing operations attributable to Amedisys, Inc. before provision for income taxes, net interest expense, depreciation and amortization excluding certain other items as described in footnote 2. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of adjusted EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

(4)

Adjusted net income (loss) from continuing operations attributable to Amedisys, Inc. is defined as net income (loss) from continuing operations attributable to Amedisys, Inc. excluding certain other items as described in footnote 2. Adjusted net income (loss) from continuing operations attributable to Amedisys, Inc. should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of adjusted net income (loss) from continuing operations attributable to Amedisys, Inc. may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP measure in the same manner.

(5)

Adjusted net income (loss) from continuing operations attributable to Amedisys, Inc. common stockholders per diluted share is defined as diluted income (loss) from continuing operations per share excluding the earnings per share effect of certain other items as described in footnote 2. Adjusted net income (loss) from continuing operations attributable to Amedisys, Inc. common stockholders per diluted share should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators or operating performance. This calculation of adjusted net income (loss) from continuing operations attributable to Amedisys, Inc. common stockholders per diluted share may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

AMEDISYS, INC. 5959 S. SHERWOOD FOREST BLVD. BATON ROUGE, LA 70816

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01 06	Linda J. Hall 02 Paul B. Kusserow 03 Ronald A. LaBorde 04 Jake L. Netterville 05 Bruce D. Perkins Donald A. Washburn 07 Nathaniel M. Zilkha
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015.					☐	☐	☐
3

To approve an amendment to the Company’s 2008 Omnibus Incentive Compensation Plan that would increase the number of shares authorized for issuance under the plan from 3,962,459 shares to 5,462,459 shares.

						☐	☐	☐
4	To approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s 2015 Proxy Statement (“Say on Pay” Vote).					☐	☐	☐
NOTE: THIS PROXY WILL BE VOTED FOR THE CHOICES SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NAMED ABOVE, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, FOR THE PROPOSAL TO AMEND THE COMPANY’S 2008 OMNIBUS INCENTIVE COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN AND FOR THE PROPOSAL REGARDING AN ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY”) AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ALL OTHER MATTERS.
For address change/comments, mark here. (see reverse for instructions)				☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

AMEDISYS, INC.

Annual Meeting of Stockholders

June 4, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMEDISYS, INC.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES

SPECIFIED ON THE REVERSE SIDE.

The undersigned stockholder of Amedisys, Inc. (the “Company”) hereby appoints Paul B. Kusserow and Ronald A. LaBorde the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Amedisys Corporate Office, 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana, on June 4, 2015 at 12:00 p.m. Central Time, and any and all adjournments or postponements thereof, with all of the powers which the undersigned would possess if personally present, for the purposes listed on the reverse side.

          Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side